Exhibit 10.4

Execution Version

THIRD AMENDMENT AND WAIVER TO CREDIT AGREEMENT

This Third Amendment and Waiver to Credit Agreement (this “Amendment”) dated as of December 19, 2016 (the “Effective Date”) is by and among Quintana Energy Services LP, a Delaware limited partnership (the “Borrower”), certain subsidiaries of the Borrower (the “Guarantors”), the Lenders (as defined below) party hereto, and ZB, N.A. DBA Amegy Bank (f/k/a Amegy Bank National Association), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as issuing bank (in such capacity, the “Issuing Bank”) and as swing line lender (in such capacity, the “Swing Line Lender”).

WHEREAS, the Borrower, the Guarantors, the lenders party thereto from time to time (the “Lenders”), and the Administrative Agent are parties to the Credit Agreement dated as of September 9, 2014, as amended by the Assignment, Release, Consent and First Amendment to Credit Agreement dated as of January 9, 2015 and the Second Amendment to Credit Agreement dated as of December 31, 2015 (as amended and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the Borrower (A) failed to comply with the affirmative covenant under Section 5.01(a) of the Credit Agreement for the fiscal year ended December 31, 2015 regarding its requirement to deliver audited financial statements without any “going concern” or other similar qualification, (B) was unable to cause the Consolidated EBITDA for the fiscal quarter ended March 31, 2016 to be greater than -$10,000,000 as required under Section 6.15 of the Credit Agreement, (C) was be unable to cause the Consolidated EBITDA for the fiscal quarter ended June 30, 2016 to be greater than -$2,500,000 as required under Section 6.15 of the Credit Agreement, (D) will be unable to cause the Consolidated EBITDA for the fiscal quarter ended September 30, 2016 to be greater than $5,000,000 as required under Section 6.15 of the Credit Agreement, (E) was unable to cause the Asset Coverage Ratio to be greater than 1.50 to 1.00 for the fiscal month ended April 30, 2016 as required under Section 6.16 of the Credit Agreement, (F) was unable to cause the Asset Coverage Ratio to be greater than 1.50 to 1.00 for the fiscal month ended May 31, 2016 as required under Section 6.16 of the Credit Agreement, (G) was unable to cause the Asset Coverage Ratio to be greater than 1.50 to 1.00 for the fiscal month ended June 30, 2016 as required under Section 6.16 of the Credit Agreement, (H) was unable to cause the Asset Coverage Ratio to be greater than 1.50 to 1.00 for the fiscal month ended July 31, 2016 as required under Section 6.16 of the Credit Agreement, (I) was unable to cause the Asset Coverage Ratio to be greater than 1.50 to 1.00 for the fiscal month ended August 31, 2016 as required under Section 6.16 of the Credit Agreement and (J) was unable to cause the Asset Coverage Ratio to be greater than 1.50 to 1.00 for the fiscal month ended September 30, 2016 as required under Section 6.16 of the Credit Agreement (collectively, the “Existing Defaults”).

WHEREAS, the Borrower has requested, and the undersigned Lenders have agreed, to amend the Credit Agreement and waive the Existing Defaults as described below, subject to the terms of this Amendment.

WHEREAS, in consideration of the amendments to the Credit Agreement and the waiver of the Existing Defaults set forth in this Amendment, the Borrower intends to sell certain fixed assets (the “QES Assets”) and is actively marketing such QES Assets on the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1. Defined Terms. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given such term in the Credit Agreement.

Section 2. Waiver. Subject to the terms and conditions of this Amendment and in reliance on the specific representations and warranties made by the Borrower herein, the Lenders hereby waive the Existing Defaults, if any. The waiver by the Lenders described in this Section 2 is strictly limited to the Existing Defaults and shall not be construed to be a consent to, or a permanent waiver of, noncompliance with Section 6.15 or Section 6.16 of the Credit Agreement, or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Loan Documents. The Lenders expressly reserve the right to exercise any rights and remedies available to them in connection with any present or future defaults with respect to the Credit Agreement or any other provision of any Loan Document other than the Existing Defaults. The description herein of the Existing Defaults is based upon the information provided to the Lenders on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default. The failure of the Lenders to give notice to any Loan Party of any such other Defaults or Events of Default is not intended to be nor shall be a waiver thereof. Each Loan Party hereby agrees and acknowledges that the Lenders require and will require strict performance by the Loan Parties of all of their respective obligations, agreements and covenants contained in the Credit Agreement and the other Loan Documents, and no inaction or action by the Administrative Agent, Issuing Bank or any Lender regarding any Default or Event of Default (including but not limited to the Existing Defaults) is intended to be or shall be a waiver thereof other than the waiver of the Existing Defaults expressly provided for in this Section 2. Other than the waiver of the Existing Defaults expressly provided for in this Section 2, each Loan Party hereby also agrees and acknowledges that no course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in the Credit Agreement or in any other Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy (collectively, the “Lender Rights”). For the avoidance of doubt, each Loan Party also agrees and acknowledges that neither the waiver provided in this Amendment nor any other waiver provided by the Lenders prior to the date hereof shall operate as a waiver of or otherwise prejudice any of the Lender Rights other than the waiver of the Existing Defaults expressly provided for in this Section 2.

Section 3. Amendments to the Credit Agreement.

(a) The Credit Agreement is hereby amended to read in its entirety as set forth in Annex A attached hereto;

(b) Exhibit C (Form of Compliance Certificate) to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex B attached hereto;

(c) Exhibit E-I (Form of Revolving Note) to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex C attached hereto;

(d) Exhibit E-2 (Form of Swing Line Note) to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex D attached hereto;

(e) Exhibit F (Form of Notice of Borrowing) to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex E attached hereto;

(f) Exhibit G (Form of Notice of Conversion or Continuation) to the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex F attached hereto;

(g) Exhibits H-1 through H-4 (Form of U.S. Tax Compliance Certificate) to the Credit Agreement are hereby amended and restated in their entirety as set forth on Annex G attached hereto;

(h) Exhibit I (Form of Asset Coverage Ratio Certificate) to the Credit Agreement is hereby deleted in its entirety;

(i) The Credit Agreement is hereby amended by adding new Exhibit G (Form of Borrowing Base Certificate) as set forth on Annex H attached hereto;

(j) The Credit Agreement is hereby amended by replacing Schedule 2.01 (Commitments and Pro Rata Shares of the Lenders) in its entirety with Annex I attached hereto; and

(k) The Credit Agreement is hereby amended adding new Schedule 1.01(c) (Third Party Appraiser) as set forth on Annex J attached hereto.

(l) The Credit Agreement is hereby amended by replacing Schedule 5.11 (Bank Accounts) in its entirety with Annex K attached hereto; and

Section 4. Decrease of the Revolving Commitments. As of the Effective Date, the aggregate Revolving Commitments shall be decreased to $110,000,000. As of the Effective Date, after giving effect to the contemplated reduction herein, (a) the Revolving Commitments shall be as set forth on the revised Schedule 2.01 attached hereto as Annex I, and (b) each Lender’s Revolving Commitment shall be automatically decreased to the amount set forth adjacent to such Lender’s name on such replacement Schedule 2.01.

Section 5. Conditions to Effectiveness. This Amendment shall become effective as of the Effective Date upon the satisfaction of the following conditions precedent:

(a) Documentation. The Administrative Agent shall have received the following, each dated on or before the Effective Date, duly executed by all the parties thereto, each in form and substance reasonably satisfactory to the Administrative Agent:

(1) this Amendment duly executed by the Borrower, each Guarantor, the Administrative Agent, and the Lenders party hereto;

(2) a Revolving Note payable to each Lender in the amount of such Lender’s Revolving Commitment;

(3) the Second Lien Intercreditor Agreement (as defined in the Credit Agreement attached hereto as Annex A) duly executed by the parties thereto;

(4) a certificate dated as of the Effective Date from a Responsible Officer of the Borrower certifying that: (A) before and after giving effect to this Amendment, the representations and warranties contained in Article IV of the Credit Agreement and the other Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the Effective Date as though made on, and as of such date, unless such representations or warranties are made as of a prior date in which case they are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, as of such prior date, (B) before and after giving effect to this Amendment, no Default or Event of Default exists, and (C) all conditions precedent set forth in this Section 5 have been met;

(5) a copy of the Second Lien Loan Agreement (as defined in the Credit Agreement attached hereto as Annex A) certified as of the Effective Date by a Responsible Officer (A) as being a true and correct copy of such document as of the Effective Date, and (B) as being in full force and effect;

(6) copies of the certificate or articles of incorporation, formation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization;

(7) a certificate of the Secretary, Assistant Secretary, or Responsible Officer of each Loan Party and the General Partner certifying (A) that attached thereto is a true and complete copy of the by-laws, operating agreement or other equivalent organizational documents of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other equivalent body of such Loan Party authorizing the execution, delivery and performance of this Amendment and the other the Loan Documents to which such Loan Party is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate furnished pursuant to paragraph (7) above, and (D) as to the incumbency and specimen signature of each officer of such Loan Party executing this amendment or any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(8) a certificate of another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or Responsible Officer executing the certificate pursuant to (7) above;

(9) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each Loan Party in the state of organization of each Loan Party;

(10) a duly completed Compliance Certificate signed by a Responsible Officer demonstrating pro forma compliance as of the Effective Date with the covenant set forth in Sections 6.13 of the Credit Agreement attached hereto as Annex A; and

(11) such other documents, governmental certificates and agreements as the Administrative Agent may reasonably request.

(b) Consummation of the Second Lien Debt. The Majority Lenders shall be reasonably satisfied with the terms of the Second Lien Loan Agreement and the Second Lien Intercreditor Agreement, the Administrative Agent shall be reasonably satisfied with the terms of the other Second Lien Debt Documents (as defined in the Credit Agreement attached hereto as Annex A), and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent confirming that the Closing Date (as defined in the Second Lien Loan Agreement) under the Second Lien Loan Agreement shall have occurred (or will occur simultaneously with the occurrence of the Effective Date) and at least $35,000,000 has been funded thereunder.

(c) Prepayment of Revolving Advances. On the Effective Date, the Borrower shall have made the prepayment of the Revolving Advances, if any, required pursuant to Section 2.07(c)(i) of the Credit Agreement as a result of the reduction of the Commitments pursuant to this Amendment.

(d) Due Diligence. The Administrative Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(e) Payment of Fees. On the Effective Date, the Borrower shall have paid all accrued and unpaid Incremental Funding Fees and all costs and expenses which have been invoiced on or prior to the Effective Date and are payable pursuant to Section 10.04 of the Credit Agreement.

Section 6. Post-Closing Obligations. Within ninety (90) days following the Effective Date, the Administrative Agent shall have received a field audit of the accounts receivable and inventory of the Borrower and its Subsidiaries, including an inspection and review of the books and records of the Borrower and its Subsidiaries.

Section 7. Representations and Warranties. The Loan Parties hereby represent and warrant that after giving effect hereto:

(a) the representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the Effective Date, other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, as of such earlier date; and

(b) no Default or Event of Default has occurred and is continuing.

Section 8. Reaffirmation of Guaranty and Security Documents.

(a) Each Guarantor hereby ratifies, confirms, and acknowledges that its obligations under the Credit Agreement are in full force and effect and that each Guarantor continues to unconditionally and irrevocably, jointly and severally, guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations (subject to the terms of Article VIII of the Credit Agreement), as such Obligations may have been amended by this Amendment. Each Guarantor hereby acknowledges that its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by the Guarantors in connection with the execution and delivery of amendments to the Credit Agreement or any of the other Loan Documents.

(b) Each Loan Party (a) is party to certain Security Documents securing and supporting the Obligations under the Loan Documents, (b) represents and warrants that it has no defenses to the enforcement of the Security Documents and that according to their terms the Security Documents will continue in full force and effect to secure the Obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified, and (c) acknowledges, represents, and warrants that the liens and security interests created by the Security Documents are valid and subsisting and create an Acceptable Security Interest in the Collateral to secure the Obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified.

Section 9. Effect of Amendment.

(a) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Issuing Bank, the Swing Line Lender or the Administrative Agent under any of the Loan Documents, nor, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Loan Documents. The Administrative Agent and the Lenders reserve the right to exercise any rights and remedies available to them in connection with any future defaults under the Credit Agreement or any other provision of any Loan Document.

(b) Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

(c) This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

(d) Except as specifically modified herein, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

Section 10. Second Lien Intercreditor Agreement. The Administrative Agent is hereby authorized on behalf of the Lenders for the Lenders and their Affiliates that are Secured Parties to enter into the Second Lien Intercreditor Agreement in substantially the form attached hereto as Annex L. Each Lender and each other Secured Party (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of such agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 11. Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party hereby, for itself and its successors and assigns, fully and without reserve, releases, acquits, and forever discharges each Secured Party, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted, whether absolute or contingent, whether due or to become due, whether disputed or undisputed, whether known or unknown (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY) (collectively, the “Released Claims”), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Amendment, the Credit Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”). Each Loan Party, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 11 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled. Each Loan Party hereby further agrees that it will not sue any Released Party on the basis of any Released Claim released, remised and discharged by the Loan Parties pursuant to this Section 11. In entering into this Amendment, each Loan Party consulted with, and has been represented by, legal counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth herein do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section 11 shall survive the termination of this Amendment, the Credit Agreement and the other Loan Documents and payment in full of the Obligations.

Section 12. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

Section 13. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission by facsimile or other electronic transmission of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

Section 14. ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the Effective Date.

BORROWER:

QUINTANA ENERGY SERVICES LP

By: Quintana Energy Services GP LLC, its General Partner

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

GUARANTORS:

QES DIRECTIONAL DRILLING, LLC

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

QES DIRECTIONAL DRILLING, LLC

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

ARCHER PRESSURE PUMPING LLC

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

Signature Page to Third Amendment to Credit Agreement

Quintana Energy Services LP

QES PRESSURE CONTROL LLC (F/K/A GREAT WHITE PRESSURE CONTROL LLC)

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

ARCHER LEASING AND PROCUREMENT LLC

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

QES WIRELINE LLC (F/K/A ARCHER WIRELINE LLC)

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

Q DIRECTIONAL MGMT, INC.

By:	/s/ Gary Hammons
Name:	Gary Hammons
Title:	Senior Vice President and Secretary

CENTERLINE TRUCKING, LLC

By:	/s/ Gary Hammons
Name:	Gary Hammons
Title:	Chief Financial Officer and Secretary

Signature Page to Third Amendment to Credit Agreement

Quintana Energy Services LP

TWISTER DRILLING TOOLS, LLC

By:	/s/ Gary Hammons
Name:	Gary Hammons
Title:	Chief Financial Officer and Secretary

ARCHER LEASING AND PROCUREMENT LLC

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

QES WIRELINE LLC (F/K/A ARCHER WIRELINE LLC)

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President

Q DIRECTIONAL MGMT, INC.

By:	/s/ Gary Hammons
Name:	Gary Hammons
Title:	Senior Vice President and Secretary

CENTERLINE TRUCKING, LLC

By:	/s/ Gary Hammons
Name:	Gary Hammons
Title:	Chief Financial Officer and Secretary

Signature Page to Third Amendment to Credit Agreement

Quintana Energy Services LP

TWISTER DRILLING TOOLS, LLC

By:	/s/ Gary Hammons
Name:	Gary Hammons
Title:	Chief Financial Officer and Secretary

CONSOLIDATED OIL WELL SERVICES, LLC

By:	/s/ Jon D. Klugh
Name:	Jon Klugh
Title:	Vice President

CIS-OKLAHOMA, LLC

By:	/s/ Jon D. Klugh
Name:	Jon Klugh
Title:	Vice President

Q CONSOLIDATED OIL WELL SERVICES, LLC

By:	/s/ Jon D. Klugh
Name:	Jon Klugh
Title:	Vice President

CONSOLIDATED OWS MANAGEMENT, INC.

By:	/s/ Jon D. Klugh
Name:	Jon Klugh
Title:	Vice President

Signature Page to Third Amendment to Credit Agreement

Quintana Energy Services LP

OKLAHOMA OILWELL CEMENTING COMPANY

By:	/s/ Jon D. Klugh
Name:	Jon Klugh
Title:	Vice President

Signature Page to Third Amendment to Credit Agreement

Quintana Energy Services LP

ADMINISTRATIVE AGENT:

ZB, N.A. DBA AMEGY BANK (f/k/a Amegy Bank National Association), as Administrative Agent, Swing Line Lender and Issuing Bank

By:	/s/ Tim Neuhaus
Name:	Tim Neuhaus
Title:	Vice President

LENDERS:

ZB, N.A. DBA AMEGY BANK (f/k/a Amegy Bank National Association)

By:	/s/ Tim Neuhaus
Name:	Tim Neuhaus
Title:	Vice President

Signature Page to Credit Agreement

QES Holdco LLC

BANK OF AMERICA, N.A.

By:	/s/ Tyler Ellis
Name:	Tyler Ellis
Title:	Director

Signature Page to Third Amendment and Waiver to Credit Agreement

Quintana Energy Services LP

CITIBANK, N.A.

By:	/s/ Vincent Lascala
Name:	Vincent Lascala
Title:	Vice President

Signature Page to Third Amendment and Waiver to Credit Agreement

Quintana Energy Services LP

ORIGIN BANK (f/k/a Community Trust Bank)

By:	/s/ Preston Moore
Name:	Preston Moore
Title:	President — Houston Region

ANNEX A

[Attached.]

Annex A to Third Amendment to Credit Agreement

CREDIT AGREEMENT

Dated as of September 9, 2014

among

QUINTANA ENERGY SERVICES LP,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

ZB, N.A. DBA AMEGY BANK (f/k/a Amegy Bank National Association),

as Administrative Agent, Issuing Bank and Swing Line Lender

ZB, N.A. DBA AMEGY BANK (f/k/a Amegy Bank National Association),

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and

CITIBANK, N.A.

as Joint Lead Arrangers and Joint Bookrunners

(continued)

(continued)

(continued)

		Page

ARTICLE X MISCELLANEOUS		99

Section 10.01	Amendments, Etc.	99
Section 10.02	Notices, Etc.	100
Section 10.03	No Waiver; Cumulative Remedies	101
Section 10.04	Costs and Expenses	101
Section 10.05	Indemnification	101
Section 10.06	Successors and Assigns	103
Section 10.07	Confidentiality	105
Section 10.08	Execution in Counterparts	122
Section 10.09	Survival of Representations, Etc.	106
Section 10.10	Severability	106
Section 10.11	Governing Law	106
Section 10.12	Submission to Jurisdiction	106
Section 10.13	Dispute Resolution	107
Section 10.14	Entire Agreement	108
Section 10.15	Collateral Matters; Swap Contracts	108
Section 10.16	USA Patriot Act	109
Section 10.17	Keepwell	109
Section 10.18	No Fiduciary Duty	109
Section 10.19	Second Lien Intercreditor Agreement	109
Section 10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	110

(continued)

Page

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Revolving Note
Exhibit D	-	Form of Swing Line Note
Exhibit E	-	Form of Notice of Borrowing
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Borrowing Base Certificate
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of Security Agreement
Exhibit J-1	-	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2	-	U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	-	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	-	U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

SCHEDULES:

Schedule 1.01(a)	-	Existing Letters of Credit
Schedule 1.01(b)	-	Guarantors
Schedule 1.01(c)	-	Third Party Appraiser
Schedule 2.01	-	Commitments and Pro Rata Shares of the Lenders
Schedule 4.10	-	Subsidiaries
Schedule 5.11	-	Bank Accounts
Schedule 6.01	-	Existing Permitted Liens
Schedule 6.02	-	Existing Permitted Debt
Schedule 6.05	-	Existing Permitted Investments
Schedule 10.02	-	Addresses for Notice

v

CREDIT AGREEMENT

This Credit Agreement dated as of September 9, 2014 is among Quintana Energy Services LP, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders, and ZB, N.A. DBA Amegy Bank (f/k/a Amegy Bank National Association), as Administrative Agent for the Lenders, as Issuing Bank and as Swing Line Lender.

The Borrower, the Guarantors, the Lenders, the Administrative Agent, the Issuing Bank and the Swing Line Lender agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. Any capitalized terms used in this Agreement that are defined in Article 9 of the UCC shall have the meanings assigned to those terms by the UCC as of the date of this Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties; (b) is superior to all other Liens except Permitted Liens; (c) secures the Obligations; and (d) is perfected and enforceable against the Loan Party that created such security interest.

“Account Control Agreement” shall mean, if any deposit account or securities account of any Loan Party is held with a bank or securities intermediary that is not the Administrative Agent, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent with such other bank or securities intermediary governing any such deposit accounts or securities accounts of such Loan Party.

“Account Debtor” shall mean an account debtor as defined in the UCC.

“Act” has the meaning set forth in Section 10.16.

“Adjusted Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Prime Rate in effect for such day, (b) the sum of the Federal Funds Effective Rate in effect for such day plus 0.50% per annum and (c) the sum of the Eurodollar Rate with respect to Interest Periods of one month determined as of approximately 11:00 a.m. (London time) on such day plus 1.00% per annum. Any change in the Adjusted Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate.

“Adjusted Consolidated EBITDA” means, for any period, (a) Consolidated EBITDA for such period plus (b) if the IPO Closing Date has not occurred, the amount of any cash equity contributions made by the Sponsor pursuant to Section 7.07 to the extent allocable to such period and Not Otherwise Applied. In computing Adjusted Consolidated EBITDA under this Agreement any cash equity contribution made pursuant to Section 7.07 shall be allocated to the fiscal quarter to which such contribution is applied in accordance with Section 7.07.

“Administrative Agent” means Amegy in its capacity as administrative agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.06.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Administrator” has the meaning set forth in Section 10.13.

“Advance” means any Revolving Advance or Swing Line Advance.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” means this Credit Agreement dated as of September 9, 2014 among the Borrower, the Guarantors, the Lenders, the Administrative Agent, the Issuing Bank and the Swing Line Lender.

“Amegy” means ZB, N.A. DBA Amegy Bank (f/k/a Amegy Bank National Association).

“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrower and the Administrative Agent from time to time and (b) with respect to the Administrative Agent, the address specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

“Applicable Margin” means the corresponding percentages per annum as set forth below:

Commitment Fee	Eurodollar Rate Advances and Letters of Credit	Base Rate Advances
0.500%	4.75%	3.75%

“Arbitration Order” has the meaning set forth in Section 10.13(a).

“Archer” means Archer Well Company Inc., a Texas corporation.

“Asset Disposition” means the disposition, whether by sale, lease, license, transfer or otherwise, of any or all of the Property of the Borrower or any of its Subsidiaries; provided that any such disposition permitted under Sections 6.04(a) through (g) shall not constitute an “Asset Disposition” for purposes of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheets of each of COWS and DDC and their respective consolidated Subsidiaries as at the end of the fiscal year ending December 31, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such periods.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swing Line Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate Advance” means an Advance that bears interest at a rate determined by reference to the Adjusted Base Rate.

“Borrower” has the meaning set forth in the preamble.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing.

“Borrowing Base” means, without duplication, an amount equal to (a) 80% of an amount equal to the Eligible Receivables determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement plus (b) 50% of an amount equal to the Eligible Inventory determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement; provided that, the amount determined under clause (b) shall not exceed 50% of the Borrowing Base.

“Borrowing Base Certificate” means a certificate executed by a Responsible Officer of the Borrower in the form of the attached Exhibit G and including the following: (a) accounts receivable and accounts payable aging reports for each Loan Party with grand totals and (b) all other information as reasonably requested by the Administrative Agent.

“Borrowing Base Deficiency” means the excess, if any, of (a) the sum of the outstanding principal amount of all Tranche A Revolving Advances plus the Letter of Credit Exposure plus the outstanding principal amount of all Swing Line Advances over (b) the lesser of (i) aggregate amount of Revolving Commitments and (ii) the Borrowing Base then in effect.

“Borrowing Date” means the date on which any Advance is made or any Letter of Credit is issued, increased, or extended hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Houston, Texas or New York, New York and, if such day relates to any Eurodollar Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance expenditures) which shall have been, or should have been, in accordance with GAAP, recorded as capital expenditures.

“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 by S&P or P-2 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria of paragraph (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in paragraphs (a) through (d) above; and

(f) investments in any Lender.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Lender or any Affiliate of a Lender that is a counterparty to a Cash Management Agreement with the Borrower or any Subsidiary thereof.

“Cash Management Bank Obligations” means all obligations of the Borrower or any Subsidiary thereof arising from time to time under any Cash Management Agreement with a Cash Management Bank; provided that if such Cash Management Bank ceases to be a Lender or an Affiliate of a Lender hereunder, the Cash Management Bank Obligations owed to such Cash Management Bank shall no longer be secured or guaranteed under any Loan Document.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) the Sponsor shall fail to, directly or indirectly, own a Controlling Percentage of the Equity Interests (including the Voting Securities) of the General Partner;

(b) a majority of the members of the board of directors or other equivalent governing body of the General Partner ceases to be composed of individuals that were elected by the Sponsor;

(c) the General Partner shall cease for any reason to be the sole general partner of the Borrower;

(d) the liquidation or dissolution of the Borrower; or

(e) the Borrower shall cease to own, directly or indirectly, 100% of the Equity Interests of any of its Subsidiaries, other than in connection with a transaction permitted by Section 6.03 or Section 6.04.

“Class” has the meaning set forth in Section 1.04.

“Closing Date” means September 9, 2014.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Security Document.

“Collateral Access Agreement” means a landlord lien waiver or subordination agreement, bailee letter or any other agreement, in any case, in form and substance reasonably acceptable to the Administrative Agent.

“Combination” means the combination of COWS and DDC pursuant to the Transaction Documents, such that COWS and DDC and their respective Subsidiaries each become wholly owned Subsidiaries of Holdco.

“Commitment Fee” has the meaning set forth in Section 2.03(a).

“Commitments” means, as to any Lender, its Revolving Commitment and, as to the Swing Line Lender, the Swing Line Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competing Guarantee” has the meaning set forth in Section 8.16(a)(iii).

“Compliance Certificate” means a Compliance Certificate signed by a Responsible Officer in substantially the form of the attached Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, without duplication, the sum of the following for Borrower and its Subsidiaries on a consolidated basis, each calculated for such period: (a) Consolidated Net Income for such period of determination plus (b) to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) provision for federal, state, and local taxes payable, (iii) depreciation, depletion and amortization expense, (iv) expenses and fees incurred in connection with the consummation of the IPO; (v) extraordinary losses; (vi) severance expense; and (vii) other non-recurring expenses as agreed to by the Majority Lenders and non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future) minus (c) to the extent included in determining Consolidated Net Income, the sum of interest income, federal, state, and local tax credits and extraordinary or non-recurring gains for such period, all as determined on a consolidated basis in accordance with GAAP; provided that such Consolidated EBITDA shall be subject to pro forma adjustments for acquisitions and asset sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a commercially reasonable manner, and subject to supporting documentation, in each case, reasonably acceptable to the Administrative Agent.

“Consolidated Interest Expense” means, for any period, the cash interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Continue”, “Continuation”, and “Continued” each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

“Contributing Guarantor” has the meaning set forth in Section 8.17(a).

“Controlling Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body), or directors holding a majority of the votes of the board of directors (or other applicable governing body) of such Person.

“Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

“COWS” means Q Consolidated Oil Well Services, LLC, a Delaware limited liability company.

“Credit Exposure” means, as of any date of determination and as to any Lender, the sum of (a) such Lender’s unused Revolving Commitment in effect on such date, plus (b) Tranche A Revolving Advances and Tranche B Advances owed to such Lender on such date, plus (c) such Lender’s Pro Rata Share of all Swing Line Advances and Letter of Credit Exposure outstanding on such date.

“Cure Period” has the meaning assigned in Section 7.07(a).

“Custodial Agreement” has the meaning assigned to such term in the Security Agreement.

“Custodian” has the meaning assigned to such term in the Security Agreement.

“DDC” means Q Directional Drilling Company, LLC, a Delaware limited liability company.

“Debt” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business which are (A) outstanding for not more than 90 days past due or (B) being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor and (ii) contingent payment obligations);

(c) Capital Leases;

(d) all obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

(e) net obligations of such Person under any Swap Contract;

(f) all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of such Person;

(g) indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) Disqualified Capital Stock; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank, or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swing Line Lender, and each Lender.

“Dispute” has the meaning set forth in Section 10.13(b).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption of the issuer thereof) or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable (unless at the sole option of the issuer thereof) for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) in each case at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Maturity Date.

“Dollars” and “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) an Affiliate of a Lender (other than a Defaulting Lender), and (c) any other Person (other than a natural person) approved by the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the Borrower and the Sponsor, in any case, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, (i) “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any holder of Second Lien Debt unless such holder or holders of Second Lien Debt acquires all, but not less than all, of the Obligations in accordance with the purchase rights set forth in the Second Lien Intercreditor Agreement, and (ii) “Eligible Assignee” shall not include Bain Capital Credit LP or any Affiliate thereof unless an Eligible Event of Default has occurred and is continuing.

“Eligible Event of Default” means any Event of Default arising under (A) Section 7.01(a), (B) Section 7.01(c) as a result of a failure to perform or observe any covenant contained in Section 5.03(a) (solely as to the Borrower), Section 6.01, Section 6.02, Section 6.06, Section 6.12, Section 6.13, Section 6.14 or Section 6.15, (C) Section 7.01(d)(iii), (D) Section 7.01(e), (E) Section 7.01(j), (F) Section 7.01(l), or (G) Section 7.01(m); provided that, if a Notice of Intent to Cure has been delivered to the Administrative Agent under Section 5.01(c)(i) as to a breach of Section 6.13 or Section 6.14, such breach shall not constitute an “Eligible Event of Default” unless the applicable Cure Period has expired and the Sponsor has not effected the cure of such breach pursuant to the terms of Section 7.07.

“Eligible Inventory” means at any time Inventory then owned by, and in the possession or under the control of, any Loan Party, and in which the Administrative Agent has an Acceptable Security Interests but specifically excluding Inventory which meets any of the following conditions or descriptions:

(a) Inventory with respect to which a claim exists disputing the applicable Loan Party’s title to or right to possession;

(b) obsolete or slow moving Inventory;

(c) returned, rejected, spoiled or damaged Inventory;

(d) Inventory that the Administrative Agent has reasonably determined to be unmarketable;

(e) Inventory that has been shipped or delivered to a customer on consignment, on a sale or return basis, or on the basis of any similar understanding;

(f) Inventory which is in transit;

(g) Inventory held for lease;

(h) Inventory which is located on premises owned or operated by the customer that is to purchase such Inventory or which is located at a Third Party Location that is not subject to a Collateral Access Agreement;

(i) Inventory that is not in good condition or does not comply with any Legal Requirement or the standards imposed by any Governmental Authority with respect to its manufacture, use, or sale;

(j) Inventory that is bill and hold goods or deferred shipment;

(k) Inventory evidenced by any negotiable or non-negotiable document of title unless, in the case of a negotiable document of title, such document of title has been delivered to the Administrative Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent;

(l) Inventory produced in violation of the Fair Labor Standards Act or that is subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(m) Inventory that is subject to any agreement which would, in any material respect, restrict Administrative Agent’s ability to sell or otherwise dispose of such Inventory (other than any such agreements which are subject to a Collateral Access Agreement);

(n) Inventory that is located in a jurisdiction outside the United States or in any territory or possession of the United States that has not adopted Article 9 of the Uniform Commercial Code;

(o) Inventory that is subject to any third party’s Lien (including Permitted Liens) which would be superior to the Lien of the Administrative Agent created under the Loan Documents (other than any such Liens which are subject to a Collateral Access Agreement); and

(p) such Inventory is not otherwise deemed ineligible by the Administrative Agent in its commercially reasonable credit judgment exercised in good faith in accordance with customary business practice.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory until such time as the foregoing requirements are met with respect to such Inventory. Notwithstanding anything herein to the contrary, on or before February 29, 2016 (or such later date as the Administrative Agent may agree in its sole discretion), no Inventory shall fail to constitute “Eligible Inventory” hereunder solely as a result of the failure of such Inventory to be subject to a Collateral Access Agreement.

“Eligible Receivables” means, as to the Borrower and the other Loan Parties, on a consolidated basis and without duplication, all Receivables of such Person, in each case reflected on its books in accordance with GAAP which conform to the representations and warranties in Article IV hereof and in the Security Documents to the extent such provisions are applicable to the Receivables, and each of which meets all of the following criteria on the date of any determination:

(a) such Loan Party has good and marketable title to such Receivable;

(b) such Receivable has been billed substantially in accordance with billing practices of such Loan Party in effect on the Second Amendment Effective Date and such Receivable is not unpaid for more than 90 days from the date of the invoice;

(c) such Receivable was created in the ordinary course of business of any Loan Party from the performance by such Loan Party of services which have been fully and satisfactorily performed (and not a progress billing or contingent upon any further performance), or from the absolute sale on open account (and not on consignment, on approval or on a “sale or return” basis) by such Loan Party of goods (i) in which such Loan Party had sole and complete ownership and (ii) which have been shipped or delivered to the Account Debtor, evidencing which such Loan Party has possession of shipping or delivery receipts;

(d) such Receivable represents a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms and arises from an enforceable contract;

(e) such Receivable is owed by an Account Debtor that the Loan Parties deem to be creditworthy and is not owed by an Account Debtor which has (unless such event no longer affects the creditworthiness of such Account Debtor) (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, federal or foreign bankruptcy laws, (iv) admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(f) the Account Debtor on such Receivable is not a Loan Party, an Affiliate of a Loan Party, nor a director, officer or employee of a Loan Party or of an Affiliate of Loan Party;

(g) such Receivable is evidenced by an invoice and not by any chattel paper, promissory note or other instrument unless such chattel paper, promissory note or other instrument has been delivered to the Administrative Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

(h) such Receivable is not due from an Account Debtor that has at any time more than 30% of its aggregate Receivables owed to any Loan Party more than 90 days past the invoice date;

(i) such Receivable, together with all other Receivables due from the same Account Debtor, does not comprise more than 20% of the aggregate Eligible Receivables (provided, however, that the amount of any such Receivable excluded pursuant to this clause (i) shall only be the amount in excess of 20%);

(j) such Receivable is not subject to any set-off, counterclaim, defense, allowance or adjustment and there has been no dispute, objection or complaint by the Account Debtor concerning its liability for such Receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof (provided, however, that the amount of any such Receivable excluded pursuant to this clause (j) shall only be only the amount of such set-off, counterclaim, allowance or adjustment or claimed set-off, counterclaim, allowance or adjustment);

(k) such Receivable is owed in Dollars and is due from an Account Debtor that is organized under the laws of the U.S. or any state of the U.S.;

(l) such Receivable is not due from the United States government, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable have been complied with to the Administrative Agent’s satisfaction;

(m) such Receivable is not owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report or requires any Loan Party to qualify to do business in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Receivable, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(n) such Receivable is not the result of (i) a credit balance relating to a Receivable more than 90 days past the invoice date, (ii) work-in-progress, (iii) finance or service charges, or (iv) payments of interest;

(o) such Receivable has not been written off the books of any Loan Party or otherwise designated as uncollectible by any Loan Party;

(p) such Receivable is not subject to any reduction thereof, other than discounts and adjustments given in the ordinary course of business and deducted from such Receivable;

(q) such Receivable is not a newly created Receivable resulting from the unpaid portion of a partially paid Receivable;

(r) such Receivable is not subject to any third party’s Lien (including Permitted Liens) which would be superior to the Lien of Administrative Agent created under the Loan Documents; and

(s) such Receivable is not otherwise deemed ineligible by the Administrative Agent in its commercially reasonable credit judgment exercised in good faith in accordance with customary business practice.

In the event that a Receivable which was previously an Eligible Receivable ceases to be an Eligible Receivable hereunder, the Borrower shall notify the Administrative Agent thereof at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Receivable, the face amount of such Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances, payables or obligations to the Account Debtor (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) all taxes, duties or other governmental charges included in such Receivable, and (iii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by any Loan Party to reduce the amount of such Receivable.

“Environmental Law” means any and all Legal Requirements relating to protection of the environment, natural resources, human health and safety.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code); provided, however, that for purposes of this Agreement (other than for purposes of Section 7.01(g) hereof and defining the capitalized terms used in such Section solely for purposes of such Section), the term “ERISA Affiliate” shall not include any Person other than the Borrower or any Subsidiary of the Borrower.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or in endangered or critical status within the meanings of Sections 304 and 305 of ERISA or Sections 431 and 432 of the Code; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Advance” means an Advance that bears interest based on the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as reasonably designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, provided that if LIBOR is not available to the Administrative Agent for any reason, then the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Amegy or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Amegy’s relevant Eurodollar Advance and having a maturity equal to such Interest Period. Notwithstanding the foregoing, if the Eurodollar Rate shall be less than zero for any determination, such rate shall be deemed to be zero for purposes of such determination.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period. The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Events of Default” has the meaning set forth in Section 7.01.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b) Liens imposed by law, or arising by operation of law, including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves shall have been set aside on the books of the applicable Person;

(c) Liens consisting of pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or retirement benefits, or similar legislation, other than any Lien imposed by ERISA;

(d) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) Liens not securing Debt arising solely by virtue of any statutory of common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Federal Reserve Board and no such deposit account is intended by any Loan Party to provide collateral to the depository institution;

(g) Liens arising out of judgments or awards in respect of which the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings that do not constitute an Event of Default; and

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender (including a Swing Line Lender or Issuing Bank), any U.S. withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by Borrower under Section 2.15), or (ii) designates a new Lending Office, except to the extent that, pursuant to Section 2.11(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the interest in the Advance or Commitment or to such Lender immediately before such Lender changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” means (a) that certain Credit Agreement dated as of December 7, 2006 among COWS, certain Subsidiaries thereof, as guarantors, the lenders party thereto, and Amegy Bank National Association, as administrative agent, as amended, and (b) that certain Amended and Restated Credit Agreement dated as of October 16, 2009 among DDC, certain Subsidiaries thereof, as guarantors, the lenders party thereto, and Amegy Bank National Association, as administrative agent, as amended.

“Existing Letters of Credit” means the letters of credit issued by Amegy and set forth on the attached Schedule 1.01(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law implementing such intergovernmental agreements).

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Houston, Texas time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero for any determination, such rate shall be deemed to be zero for purposes of such determination.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means the fee letters, each dated as of July 15, 2014 between the Borrower and Amegy.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is treated as a CFC (or any Foreign Subsidiary that is treated as a pass-through entity for U.S. federal income tax purposes and owns the Equity Interests of one or more CFCs) the Equity Interests of which are owned directly by the Borrower or a Domestic Subsidiary of the Borrower.

“FLV” means with respect to any fixed assets (including real property, fixtures and improvements thereon) of any Loan Party permanently located in the United States of America and any machinery, parts, equipment and other fixed assets acquired by a Loan Party, the forced liquidation value thereof (taking into account any loss, destruction, damage, condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, confiscation, or the requisition, of such Property and after taking into account all soft costs associated with the liquidation thereof, including but not limited to, delivery fees, interest charges, finance fees, taxes, installation fees and professional fees) as established by a written appraisal conducted pursuant to Section 5.13 or otherwise by an industry recognized third party appraiser acceptable to the Administrative Agent.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” has the meaning set forth in Section 8.16.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Exposure other than any portion of the Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances, other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” means any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) substantially all of whose assets (held directly or through Subsidiaries) consist of Equity Interests of one or more CFCs and, if applicable, Indebtedness of such CFCs.

“Funding Guarantor” has the meaning set forth in Section 8.17(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Partner” means Quintana Energy Services GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Claims” has the meaning set forth in Section 8.09(a).

“Guarantors” means (a) each of the Subsidiaries of the Borrower listed on Schedule 1.01(b) and (b) any other Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations.

“Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” or “toxic substance,” or otherwise classified as hazardous or toxic in or pursuant to any Environmental Law.

“Holdco” means QES Holdco, LLC, a Delaware limited liability company.

“Increase Effective Date” has the meaning set forth in Section 2.16(d).

“Incremental Funding Fee” has the meaning set forth in Section 2.03(d).

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.05.

“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Interest Period” means, for each Eurodollar Advance comprising part of a Borrowing, the period commencing on the date of such Eurodollar Advance or the date of the Conversion of any existing Base Rate Advance into such Eurodollar Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select; provided, however, that:

(a) the Borrower may not select any Interest Period for any Advance which ends after any principal repayment date unless, after giving effect to such selection, the aggregate unpaid principal amount of Advances that are Base Rate Advances and Advances having Interest Periods which end on or before such principal repayment date shall be at least equal to the amount of Advances due and payable on or before such date;

(b) Interest Periods commencing on the same date for Advances by each Lender comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(e) the Borrower may not select any Interest Period for any Advance which ends after the Revolving Maturity Date.

“Inventory” means any of the Loan Parties’ inventory whether now owned or hereafter acquired.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest of another Person, (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person, or (c) any loan, advance, extension of credit or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but net of any amounts received by such Person or returned to such Person with respect to such Investment.

“IPO” means the initial public offering of the Borrower’s common units representing limited partner interests in accordance with the Prospectus.

“IPO Closing Date” means the date of the consummation of the IPO.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Amegy and any successor Issuing Bank pursuant to Section 9.06.

“LC Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Administrative Agent for the ratable benefit of the Secured Parties containing cash deposited pursuant to Section 2.14(e), 2.17, 2.18, 7.02 or 7.03 to be maintained at the Administrative Agent’s office in accordance with Section 2.14(g) and bear interest or be invested in the Administrative Agent’s reasonable discretion.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person, including, without limitation, any Environmental Law.

“Lenders” means the lenders listed on the signature pages of this Agreement and any other person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all reimbursement obligations owing with respect to such Letters of Credit at such time.

“Letter of Credit Obligations” means any payment obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Letter of Credit Sublimit” means $10,000,000.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, as of a date of determination, the sum of (a) Revolving Availability plus (b) Unrestricted Cash.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Security Documents, the Fee Letter, any AutoBorrow Agreement and each other agreement, instrument or document executed by any Loan Party or any of their respective officers in favor of the Administrative Agent, the Issuing Bank, the Swing Line Lender or the Lenders at any time in connection with this Agreement (other than any Swap Contract or Master Agreement), all as amended, restated, supplemented or modified from time to time.

“Loan Party” means the Borrower and each Guarantor.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction or the replacement, improvement or expansion of existing capital assets) by a Loan Party made to maintain, over the long term, the operating capacity or operating income of the Loan Parties. For purposes of this definition, “long term” generally refers to a period of not less than twelve months. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for non-Maintenance Capital Expenditures, the Borrower shall determine the allocation of the amounts paid for each in a commercially reasonable manner.

“Majority Lenders” means, as of any date of determination, (a) before the Revolving Commitments terminate, Lenders holding more than 50% of the then aggregate Revolving Commitments and (b) thereafter, Lenders holding more than 50% of the aggregate unpaid principal amount of the Advances and participation interests in the Letter of Credit Exposure and Swing Line Advances at such time; provided that, the Advances and Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, property, operations, condition (financial or otherwise), or liabilities (actual or contingent) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries taken as a whole to perform their obligations under any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party, (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Document or (d) the legality, validity, binding effect or enforceability against any Loan Party of this Agreement or any of the other Loan Documents.

“Material Contract” means each contract of the Borrower and its Subsidiaries to which at least 20% of the Borrower’s Consolidated EBITDA for the four-fiscal quarter period most recently ended is attributable, as each such contract is amended, restated, supplemented or otherwise modified from time to time.

“Maximum Rate” means the maximum non-usurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Minimum Collateral Amount” means, at any time, an amount equal to 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor that is a national credit rating organization.

“Mortgage” means each mortgage or deed of trust in form reasonably acceptable to the Administrative Agent executed by any Loan Party to secure all or a portion of the Obligations.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“Net Cash Proceeds” means in connection with any Asset Disposition or Insurance and Condemnation Event, the proceeds thereof received or paid to the account of any Loan Party in the form of cash and Cash Equivalents received in connection with such transaction, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of any such Asset Disposition or Insurance and Condemnation Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by any Loan Party in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means, with reference to any cash equity investment by the Sponsor, that such amount (a) was not applied to prepay the Advances pursuant to Section 2.07(b), (b) was not required to be applied to prepay the Advances pursuant to Section 2.07(c) and (c) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Revolving Note or the Swing Line Note, as the context may require.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Intent to Cure” has the meaning set forth in Section 5.01(c)(i).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and its Subsidiaries arising under any Loan Document or otherwise with respect to any Advance, Letter of Credit, any Swap Contract with a Swap Counterparty, and Cash Management Obligations whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Subsidiary thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, with respect to any Loan Party which is not a Qualified ECP Guarantor, the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” has the meaning set forth in Section 4.22.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (but, for the avoidance of doubt, excluding any Operating Leases).

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease or an Off-Balance Sheet Liability) by such Person as lessee.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by Borrower under Section 2.15).

“Participant” has the meaning set forth in Section 10.06(d).

“Participant Register” has the meaning set forth in Section 10.06(e).

“Partnership Agreement” means the amended and restated partnership agreement of the Borrower, substantially in the form attached to the Prospectus, to be entered into on or prior to the IPO Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset-based lender) in accordance with customary business practices of the Administrative Agent.

“Permitted Liens” has the meaning set forth in Section 6.01.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute or otherwise has any liability, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Platform” has the meaning set forth in Section 5.01.

“Pledge Agreement” means the Pledge Agreement in substantially the form of Exhibit H among one or more of the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Prime Rate” means a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of The Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if The Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion.

“Pro Forma Financial Statements” means the unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2014, prepared giving effect to the Transactions as if they had occurred on such date.

“Pro Rata Share” means, with respect to each Lender, (a) at any time before the Revolving Commitments terminate, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time and (b) at any time thereafter, the ratio (expressed as a percentage) of such Lender’s outstanding Revolving Advances and participation interest in respect of outstanding Swing Line Advances and Letter of Credit Exposure at such time to the aggregate outstanding Revolving Advances and participation interest in respect of outstanding Swing Line Advances and Letter of Credit Exposure at such time. The Pro Rata Share of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Prospectus” means the prospectus included in the Registration Statement, together with any amendment thereto or new prospectus.

“Public Lender” has the meaning set forth in Section 5.01.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Senior Notes” has the meaning set forth in Section 6.02(o).

“Receivables” of any Person means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing of a customer of such Person in respect of goods sold or services rendered by such Person.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Swing Line Lender and (d) the Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 10.06(c).

“Registration Statement” means a Registration Statement on Form S-1 filed by the Borrower with the SEC in connection with the IPO, together with any amendment thereto.

“Regulations T, U, X and D” means Regulations T, U, X, and D of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA other than an event for which the 30 day notice period is waived.

“Responsible Officer” means, the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Vice President, Treasurer or any other member of senior management of the Borrower.

“Restricted Payment” means: (a) the making by the Borrower or any of its Subsidiaries of any dividend or distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary; (c) any payment or prepayment (scheduled or otherwise) of principal of, premium, if any, or interest on, any subordinated Debt (which, for the avoidance of doubt, shall not include Debt permitted under Sections 6.02(o) unless such Debt has been expressly subordinated to all or any portion of the Obligations); and (d) any payment by the Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

“Revolving Advance” means any Tranche A Revolving Advance or Tranche B Advance.

“Revolving Availability” means the excess, if any, of (a) the lesser of (i) aggregate amount of Revolving Commitments and (ii) the Borrowing Base then in effect over (b) the sum of the Tranche A Revolving Advances, the Swing Line Advances, and the Letter of Credit Exposure.

“Revolving Borrowing” means any Tranche A Revolving Borrowing or Tranche B Borrowing.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Tranche A Revolving Advances to the Borrower pursuant to Section 2.01(a), (b) purchase participation in Swing Line Advances pursuant to Section 2.19(e), and (c) purchase participation in Letter of Credit Exposure pursuant to Section 2.14(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitments on the Third Amendment Effective Date equal $110,000,000.

“Revolving Commitment Termination Date” means the earliest of (a) the date of termination by the Borrower pursuant to Section 2.04, (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 7.02, and (c) the Revolving Maturity Date.

“Revolving Maturity Date” means September 9, 2018.

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Advances made by such Lender, substantially in the form of Exhibit C.

“S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.

“Sanctions” has the meaning set forth in Section 4.22.

“SEC” means the Securities and Exchange Commission, and any successor entity.

“Second Amendment Effective Date” means December 31, 2015.

“Second Lien Administrative Agent” means Cortland Capital Market Services LLC or any permitted successor or assignee thereof, in any event, that is the administrative agent under the Second Lien Loan Agreement.

“Second Lien Loan Agreement” means that certain Second Lien Debt Credit Agreement dated as of the Third Amendment Effective Date among Second Lien Administrative Agent, as administrative agent, the guarantors party thereto from time to time, the lenders party thereto from time to time, and the Borrower, as extended from time to time and as otherwise amended or supplemented in accordance with the terms hereof.

“Second Lien Debt” means the Debt owed by the Borrower to Second Lien Lenders under the Second Lien Loan Agreement in an aggregate principal amount of up to the Second Lien Debt Cap incurred on or after the Third Amendment Effective Date.

“Second Lien Debt Cap” has the meaning assigned in the Second Lien Intercreditor Agreement.

“Second Lien Debt Documents” means the Second Lien Loan Agreement, the Second Lien Intercreditor Agreement, and all other documents related to any of the foregoing, certified copies of such other documents which have been provided to the Administrative Agent.

“Second Lien Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement among the Administrative Agent, the Second Lien Administrative Agent and the Borrower.

“Second Lien Lenders” means the lenders under the Second Lien Loan Agreement.

“Secured Parties” means the Administrative Agent, the Lenders, the Issuing Bank, the Swing Line Lender, the Cash Management Banks, and the Swap Counterparties.

“Security Agreement” means the Security Agreement in substantially the form of Exhibit I among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Account Control Agreements, the Mortgages and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

“Sponsor” means (a) Quintana Energy Partners, L.P., a Delaware limited partnership and any of its Affiliates or other investment funds that are managed or advised by the same investment advisor or manager as Quintana Energy Partners, L.P. or by an Affiliate of such investment advisor or manager, and/or (b) Archer and any of its Affiliates.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement covering the types of transactions set forth in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Counterparty” means any Person in its capacity as a party to a Swap Contract with a Loan Party that, (a) at the time it enters into a Swap Contract with a Loan Party not prohibited under this Agreement, is a Lender or an Affiliate of a Lender, or (b) at the time such Person (or its Affiliate) becomes a Lender, is a party to a Swap Contract with a Loan Party not prohibited under this Agreement, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Swap Contract with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Swap Counterparty only through the stated termination date (without extension or renewal) of such Swap Contract.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means the Borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.19.

“Swing Line Lender” means Amegy and any successor Swing Line Lender pursuant to Section 9.06.

“Swing Line Commitment” means, for the Swing Line Lender, the obligation of the Swing Line Lender to make Swing Line Advances to the Borrower pursuant to Section 2.19(a), in an aggregate principal amount at any one time outstanding not to exceed the lesser of (a) $5,000,000 and (b) the aggregate Revolving Commitments, as such amount may be adjusted from time to time in accordance with this Agreement.

“Swing Line Note” means the promissory note made by the Borrower payable to the Swing Line Lender evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances in substantially the same form as Exhibit D.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Amendment Effective Date” means December 19, 2016.

“Third Party Appraiser” means any third party appraiser set forth on the attached Schedule 1.01(c).

“Third Party Locations” means any location (other than a location owned by any Loan Party) which holds, stores or otherwise maintains Inventory, including such locations that are leased locations, trailer storage or self-storage facilities, distribution centers or warehouses, and such locations that are the subject of any bailee arrangement.

“Tranche A Revolving Advance” means an Advance by a Lender to the Borrower as part of a Tranche A Revolving Borrowing and refers to a Base Rate Advance or a Eurodollar Advance.

“Tranche A Revolving Borrowing” means a borrowing consisting of simultaneous Tranche A Revolving Advances of the same Type made by each Lender pursuant to Section 2.01(a) or Converted by each Lender to Tranche A Revolving Advances of a different Type pursuant to Section 2.02(b).

“Tranche B Advance” means the Revolving Advances which are designated as Tranche B Advances on the Third Amendment Effective Date as provided under Section 2.1(b).

“Tranche B Borrowing” means the designation of Revolving Advances as Tranche B Advances pursuant to Section 2.01(a) or Converted by each Lender to Tranche B Advances of a different Type pursuant to Section 2.02(b).

“Tranche B Loan to Value Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the outstanding principal amount of the Tranche B Advances to (b) the FLV for machinery, parts, equipment and other fixed assets subject to an Acceptable Security Interest of the Loan Parties.

“Transactions” means, collectively (a) the Combination, (b) the entering into by the Loan Parties of the Loan Documents, (c) the payment in full of all Existing Debt and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Documents” means (a) the Contribution and Exchange Agreement dated as of September 9, 2014 among the Borrower, Quintana Energy Partners, L.P., a Cayman Islands exempted limited partnership, Consolidated TE Blocker, Inc., a Delaware corporation, Consolidated FI Blocker, Inc., a Delaware corporation, Directional TE Blocker, Inc., a Delaware corporation, Directional FI Blocker, Inc., a Delaware corporation, and the other individuals and entities identified as “Other Equity Holders” on the signature pages thereto, (b) the Amended and Restated Limited Liability Company Agreement of the Borrower dated as of September 9, 2014 and (c) all other agreements, instruments or documents executed in connection therewith or otherwise related to the Combination.

“Type” has the meaning set forth in Section 1.04.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas; provided that if perfection or the effect of perfection or non-perfection is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Cash” means readily and immediately available cash and Cash Equivalents, in each case, in Dollars held in deposit accounts located in the United States owned by any Loan Party (other than the LC Cash Collateral Account) and held by a Lender or an Affiliate of a Lender and which would not appear as “restricted” on a consolidated balance sheet of the Borrower; provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than (i) a Lien in favor of the Administrative Agent securing the Obligations, including, for the avoidance of doubt, a Lien arising by virtue of any deposit account being subject to an Account Control Agreement, and (ii) a Lien in favor of the depositary institution holding such deposit accounts arising solely by virtue of such depositary institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only such deposit accounts. It is understood and agreed that any cash held in a deposit account that is subject to an Account Control Agreement as required by Section 5.11 shall not be deemed “restricted” for purposes of this definition solely by virtue of the fact that it is held in a deposit account that is subject to an Account Control Agreement.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (g) of Section 2.11.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of such partnership, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

(b) Changes in GAAP. If any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Tranche A Revolving Advance, Tranche B Advance or Swing Line Advance, each of which constitutes a Class. The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Advance or a Base Rate Advance, each of which constitutes a Type.

Section 1.05 Miscellaneous. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE ADVANCES

Section 2.01 The Advances.

(a) Tranche A Revolving Advances. Each Lender having a Revolving Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make Tranche A Revolving Advances to the Borrower from time-to-time on any Business Day during the period from the Third Amendment Effective Date until the Revolving Commitment Termination Date in an aggregate amount up to but not to exceed at any time outstanding the lesser of (i) the Borrowing Base in effect at such time and (ii) (A) its Revolving Commitment minus (B) the sum of (1) such Lender’s Pro Rata Share of all Swing Line Advances, (2) such Lender’s Pro Rata Share of the Letter of Credit Exposure and (3) such Lender’s Pro Rata Share of all outstanding Tranche B Advances; provided, however that the aggregate outstanding principal amount of the sum of (x) all Revolving Advances plus (y) all Swing Line Advances plus (z) the Letter of Credit Exposure shall not at any time exceed the aggregate amount of the Revolving Commitments. Each Tranche A Revolving Borrowing shall be in an aggregate amount not less than $100,000 and in integral multiples of $50,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time-to-time borrow, prepay pursuant to Section 2.07(b) and reborrow under this Section 2.01(a).

(b) Tranche B Advances. As of the Third Amendment Effective Date, $90,000,000 of the outstanding Revolving Advances (as defined in this Agreement prior to the Third Amendment Effective Date) are hereby designated as and deemed to constitute Tranche B Advances and each Lender’s pro rata share of such Tranche B Advances is as set forth on Schedule 2.01 hereof. The Borrower may not reborrow any Tranche B Advances that have been repaid or prepaid.

Section 2.02 Method of Borrowing.

(a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) if the Borrowing is comprised of Eurodollar Advances, 10:00 a.m. (Houston, Texas time) on the third Business Day before the requested Borrowing Date and (ii) if the Borrowing is comprised of Base Rate Advances, 10:00 a.m. (Houston, Texas time) on the requested Borrowing Date, in each case to the Administrative Agent’s Applicable Lending Office. The Administrative Agent shall give to each Lender prompt notice on the day of receipt of a timely Notice of Borrowing. The Notice of Borrowing shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the requested Type and Class of Advances comprising such Borrowing, (C) the aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period. In the case of a requested Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(b). Each Lender shall make available its Pro Rata Share of such Borrowing before 12:00 p.m. (Houston, Texas time) on the Borrowing Date in immediately available funds to the Administrative Agent at its Applicable Lending Office or such other location as the Administrative Agent may specify by notice to the Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower not later than 2:00 p.m. (Houston, Texas time) at such account as the Borrower shall specify in writing to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or Continue an Advance under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at its Applicable Lending Office no later than (i) 10:00 a.m. (Houston, Texas time) on such requested Conversion date in the case of a Conversion of a Eurodollar Advance to a Base Rate Advance or (ii) 10:00 a.m. (Houston, Texas time) at least three Business Days in advance of such requested Conversion date in the case of a Conversion into or Continuation of a Eurodollar Advance to another Eurodollar Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the amount, Type and Class of the Advance to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Revolving Advance, and (D) in the case of a Conversion to, or a Continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or

Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the interest rate under Sections 2.06(b). Notwithstanding anything in this Agreement to the contrary, Conversions of Eurodollar Advances may only be made at the end of the applicable Interest Period for such Advances; provided, however, that Conversions of Base Rate Advances may be made at any time. The portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than six (6) Interest Periods applicable to outstanding Eurodollar Advances;

(ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that any Change in Law makes it unlawful for such Lender or any of its Applicable Lending Offices to perform its obligations under this Agreement to make Eurodollar Advances, or to fund or maintain Eurodollar Advances, the right of the Borrower to select Eurodollar Advances from such Lender for such Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and such Lender’s Advance for such Borrowing shall be a Base Rate Advance;

(iii) if the Administrative Agent is unable to determine the Eurodollar Rate for any requested Borrowing and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to select Eurodollar Advances or for any subsequent Borrowing and the obligation of the Lenders to make such Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(iv) if the Majority Lenders shall, by 11:00 a.m. (Houston, Texas time) at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances and the Administrative Agent gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Conversion or Continuation, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances; and

(vi) no Advance may be Converted or Continued as a Eurodollar Advance at any time when an Event of Default has occurred and is continuing.

(d) Notices Irrevocable. Each Notice of Borrowing and each Notice of Conversion or Continuation delivered by the Borrower shall be irrevocable and binding on the Borrower. In the case of the initial Borrowing or any Borrowing which the related Notice of Conversion or Continuation specifies is to be comprised of Eurodollar Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the Borrowing Date or the date specified in such Notice of Conversion or Continuation for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Base Rate Advances and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. If such Lender’s Advance as part of such Borrowing is not made available by such Lender within three Business Days of the Borrowing Date, the Borrower shall repay such Lender’s share of such Borrowing (together with interest thereon at the interest rate applicable during such period to Base Rate Advances) to the Administrative Agent not later than three Business Days after receipt of written notice from the Administrative Agent specifying such Lender’s share of such Borrowing that was not made available to the Administrative Agent.

(f) Lender Obligations Several. The failure of any Lender to make an Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the applicable Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on any applicable Borrowing Date.

(g) Evidence of Indebtedness.

(i) The indebtedness of the Borrower to each Lender resulting from the Revolving Advances owing to such Lender shall be evidenced by a Revolving Note of the Borrower payable to such Lender or its registered assigns. The indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Advances shall be evidenced by the Swing Line Note.

(ii) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(iii) The Administrative Agent shall also maintain accounts in which it will record (A) the amount of each Advance made hereunder, the Class and Type thereof and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iv) The entries maintained in the accounts maintained pursuant to paragraphs (ii) and (iii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

Section 2.03 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (“Commitment Fee”) on the average daily amount by which such Lender’s Revolving Commitment exceeds the sum of (i) the aggregate principal amount of such Lender’s outstanding Revolving Advances and (ii) such Lender’s Pro Rata Share of the Letter of Credit Exposure, from the Closing Date until the Revolving Commitment Termination Date at the Applicable Margin. The Commitment Fees are due quarterly in arrears on the last Business Day of each March, June, September and December commencing September 30, 2014 and on the Revolving Commitment Termination Date.

(b) Fee Letter. The Borrower agrees to pay to Amegy the fees as separately agreed upon by the Borrower and Amegy in the Fee Letter.

(c) Letter of Credit Fees.

(i) The Borrower agrees to pay to the Administrative Agent for the pro rata benefit of each Lender a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Advances in effect from time to time. Such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of such Letter of Credit’s expiration date or the Revolving Maturity Date.

(ii) During any period when two or more Lenders have Revolving Commitments, the Borrower agrees to pay to the Issuing Bank, a fronting fee for each Letter of Credit issued for its account equal to the greater of (A) 0.125% per annum of the initial stated amount of such Letter of Credit (or, with respect to any subsequent increase to the stated amount of any such Letter of Credit, such increase in the stated amount), or (B) $500. Such fronting fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December commencing with the first such date to occur after the issuance of such Letter of Credit until the earlier of such Letter of Credit’s expiration date or the Revolving Maturity Date.

(iii) In addition, the Borrower agrees to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance, effecting payment under, amending or otherwise administering any Letter of Credit for the Borrower’s account, such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees.

(d) Incremental Funding Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Incremental Funding Fee”) on the average daily Excess Outstanding Amount from the Second Amendment Effective Date until the Third Amendment Effective Date calculated at the applicable rate per annum set forth below. The Incremental Funding Fee shall be due and payable on the Third Amendment Effective Date.

Period	Rate
From the Second Amendment Effective Date through the date the Borrower delivers or is required to deliver to the Administrative Agent a Compliance Certificate for the fiscal quarter ending December 31, 2015	4.00%
the date after the date the Borrower delivers or is required to deliver to the Administrative Agent a Compliance Certificate for the fiscal quarter ending December 31, 2015 through the date the Borrower delivers or is required to deliver to the Administrative Agent of a Compliance Certificate for the fiscal quarter ending March 31, 2016	5.00%
the date after the date the Borrower delivers or is required to deliver to the Administrative Agent a Compliance Certificate for the fiscal quarter ending March 31, 2016 through the date the Borrower delivers or is required to deliver to the Administrative Agent of a Compliance Certificate for the fiscal quarter ending June 30, 2016	6.00%
the date after the date the Borrower delivers or is required to deliver to the Administrative Agent a Compliance Certificate for the fiscal quarter ending June 30, 2016 through the date the Borrower delivers or is required to deliver to the Administrative Agent of a Compliance Certificate for the fiscal quarter ending September 30, 2016	7.00%
thereafter until the Third Amendment Effective Date	8.00%

(e) Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the fees payable pursuant to Section 2.03(c)(ii) and (iii) shall be paid directly to the Issuing Bank. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

Section 2.04 Reduction of the Commitments.

(a) Optional.

(i) The Borrower shall have the right, upon at least five days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction of Revolving Commitments shall be in the minimum aggregate amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amount as may then be outstanding); and provided, further, that the aggregate amount of the Revolving Commitments may not be reduced below the sum of the aggregate principal amount of the outstanding Revolving Advances plus the outstanding Swing Line Advances plus the Letter of Credit Exposure. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments as so reduced. The Administrative Agent shall give each Lender prompt notice of any commitment reduction or termination.

(ii) The Borrower may terminate the unused amount of the Revolving Commitment of any Lender that is a Defaulting Lender upon not less than five days’ irrevocable notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.17(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, or any Lender may have against such Defaulting Lender.

(b) Mandatory.

(i) The Revolving Commitments shall automatically and permanently be reduced to zero as of the Revolving Commitment Termination Date. Furthermore, the Revolving Commitments shall automatically and permanently be reduced by the amount of each Tranche B Advance that is repaid or prepaid.

(ii) The Swing Line Commitment shall automatically and permanently be reduced to zero as of the Revolving Commitment Termination Date.

Section 2.05 Repayment.

(a) Revolving Advances. The Borrower shall repay the outstanding principal amount of the Revolving Advances on the Revolving Maturity Date. The Borrower shall also repay the aggregate outstanding principal amount of the Tranche B Advances in quarterly installments each equal to $2,250,000 and due and payable on each March 31st, June 30th, September 30th and December 31st, commencing with December 31, 2017.

(b) Swing Line Advances. Each outstanding Swing Line Advance made by the Swing Line Lender shall be paid in full on the earlier to occur of (i) the last day of each calendar month (it being agreed that, subject to the terms and conditions of this Agreement, the Borrower may request a Tranche A Revolving Borrowing consisting of Base Rate Advances to repay Swing Line Advances when due on each such date); and (ii) the Revolving Maturity Date.

Section 2.06 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears on the last Business Day of each calendar quarter and on the date such Base Rate Advance shall be paid in full.

(b) Eurodollar Advances. If such Advance is a Eurodollar Advance, a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin in respect of Eurodollar Advances in effect on each day of such Interest Period, payable on the last day of such Interest Period and on the date such Eurodollar Advance shall be paid in full, and, in the case of Interest Periods of greater than three months, on the Business Day which occurs during such Interest Period three months from the first day of such Interest Period.

(c) Additional Interest on Eurodollar Advances. The Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance of such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrower through the Administrative Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Borrower may reasonably request).

(d) Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time (calculated after giving effect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.

In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(e) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall, upon the request of the Majority Lenders, from time to time pay interest, to the extent permitted by law, on any outstanding amounts to but excluding the date of actual payment (after as well as before judgment) (a) with respect to any amount of principal of any Advance, at the rate otherwise applicable to such Advance pursuant to this Section 2.06 plus 2% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to a Base Rate Advance plus 2%.

Section 2.07 Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

(b) Optional. The Borrower may elect to prepay, in whole or in part, any of the Advances owing by it to the Lenders, after giving prior written notice of such election by (i) 10:00 a.m. (Houston, Texas time) at least three Business Days before such prepayment date in the case of Borrowings which are comprised of Eurodollar Advances, and (ii) 10:00 a.m. (Houston, Texas time) on or before the Business Day of such prepayment, in case of Borrowings which are comprised of Base Rate Advances, in each case to the Administrative Agent stating the proposed date of such prepayment, aggregate principal amount of such prepayment, and the Class of such Advances to be prepaid. If any such notice is given, the Administrative Agent shall give prompt notice thereof to each Lender and the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $250,000 and in integral multiples of $100,000 in excess thereof (or such lesser amount as may then be outstanding).

(c) Mandatory Prepayment of Advances.

(i) Reduction of Commitments. On the date of each reduction of the Revolving Commitments pursuant to Sections 2.04(b)(i) and 2.04(b)(ii), the Borrower agrees to make a prepayment in respect of the outstanding amount of the Swing Line Advances, and, if the Swing Line Advances have been paid in full, the Tranche A Revolving Advances, and if the Tranche A Revolving Advances and Swing Line Advances have been repaid in full, as a deposit into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, to the extent, if any, that the aggregate unpaid principal amount of all Tranche A Revolving Advances plus the aggregate unpaid principal amount of all Swing Line Advances plus the Letter of Credit Exposure exceeds the Revolving Commitments.

(ii) General Asset Dispositions; Insurance and Condemnation Events. Immediately upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds, the Borrower shall prepay the Advances in an amount equal to 100% of such Net Cash Proceeds; provided, however, that, if (A) the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent setting forth the Borrower’s intent to reinvest such proceeds in the business of the Borrower and its Subsidiaries or to repair the equipment, fixed assets or real property in respect of which such cash proceeds were received, each within 180 days of receipt of such proceeds and (B) no Event of Default shall have occurred and be continuing, then 50% of such proceeds shall not constitute Net Cash Proceeds for purposes of this clause (ii) except to the extent not so used by the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds for purposes of this clause (ii) and the Borrower shall prepay the Advances at the end of such 180-day period to the extent such Net Cash Proceeds have not been so utilized.

(iii) Borrowing Base Deficiency. On any date that a Borrowing Base Deficiency exists as stated in the Borrowing Base Certificate delivered pursuant to Section 5.01(c)(ii) or as notified to any Borrower by the Administrative Agent (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), the Borrower shall, within three Business Days, to the extent of such deficiency, prepay the Tranche A Revolving Advances and provide cash collateral in accordance with Section 2.07(c)(vi).

(iv) Specified Asset Dispositions; Semi-Annual Payments.

(A) On December 31, 2017, the Borrower shall prepay the Tranche B Advances in an amount equal to the excess, if any, of (1) $10,000,000 over (2) the aggregate amount of payments of Tranche B Advances made under Section 2.07(c)(ii) above after the Third Amendment Effective Date but prior to December 31, 2017.

(C) On June 30, 2018, the Borrower shall prepay the Tranche B Advances in an amount equal to the lesser of (1) the excess, if any, of (x) $15,000,000 over (y) the aggregate amount of prepayments of Tranche B Advances made pursuant to Section 2.07(c)(ii) or Section 2.07(c)(iv)(A) above prior to June 30, 2018 and (2) $5,000,000.

(v) [Reserved].

(vi) Application of Prepayments. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

With respect to the 50% of Net Cash Proceeds which were not immediately required to be applied as a prepayment under Section 2.07(c)(ii) and which, as a result of such proceeds not being utilized in the 180-day period provided therein, is then required to be prepayments, such prepayments shall be applied as follows: (1) first to prepay the Swing Line Advances, (2) second to prepay the Tranche A Revolving Advances, (3) third to prepay Tranche B Advances in the order of maturity until such time as the Tranche B Advances are repaid in full, and (4) fourth to deposit into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure. All other prepayments required under Section 2.07(c)(ii) and not covered in the preceding sentence shall be applied as follows: (A) first to prepay Tranche B Advances in the order of maturity until such time as the Tranche B Advances are repaid in full, (B) second to prepay of Swing Line Advances, (C) third to prepay the Tranche A Revolving Advances, and (4) fourth to deposit into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure. In any event, the Borrower may elect to prepay the Tranche B Advances first before being applied to prepay Tranche A Revolving Advances in its sole discretion.

Each prepayment required pursuant to Section 2.07(c)(iii) shall be applied as follows: (A) first to the prepayment of the Swing Line Advances, and (B) second to the prepayment of the Tranche A Revolving Advances and, if the Tranche A Revolving Advances and Swing Line Advances have been repaid in full and an Event of Default has occurred and is continuing, as a deposit into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure.

Each prepayment required pursuant to Section 2.07(c)(iv) shall be applied as follows: (A) first, to prepay Tranche B Advances in the order of maturity until such time as the Tranche B Advances are repaid in full, (B) second, to prepay Swing Line Advances, (C) third to prepay the Tranche A Revolving Advances, and (D) fourth, if an Event of Default has occurred and is continuing, deposit into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure.

(d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurodollar Advances then outstanding hereunder, the Borrower shall, no later than 10:00 a.m. (Houston, Texas time) (i) (A) if not prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Advance or (B) if prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Eurodollar Advances of all of the Lenders then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Lender shall simultaneously make a Base Rate Advance or, if not otherwise prohibited, make an Eurodollar Advance in an amount equal to the aggregate principal amount of the affected Eurodollar Advances, and (iii) the right of the Borrower to select Eurodollar Advances shall be suspended until such Lender shall notify Administrative Agent that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

Section 2.08 Funding Losses. If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of (i) any payment pursuant to Section 2.07, (ii) the acceleration of the maturity of the Advances pursuant to Article VII, or (iii) any assignment or exercise of rights pursuant to Section 2.15(b) or (b) if the Borrower fails to make a principal payment with respect to any Eurodollar Advance on the date such payment is due and payable, the Borrower shall, within three Business Days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be presumptively correct absent manifest error.

Section 2.09 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) the Swing Line Lender or the Issuing Bank;

(ii) subject any Recipient to any Tax of any kind whatsoever (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its Advances, loan principal, Letters of Credit, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Swing Line Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Swing Line Lender or the Issuing Bank, the Borrower will pay to such Lender, the Swing Line Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Swing Line Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender, the Swing Line Lender or the Issuing Bank determines that any Change in Law affecting such Lender, the Swing Line Lender or the Issuing Bank or any lending office of such Lender or the Swing Line Lender or such Lender’s, the Swing Line Lender’s or the Issuing Bank’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s, the Swing Line Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s, the Swing Line Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Swing Line Lender, the Advances made by such Lender or the Swing Line Lender, or participations in Swing Line Advances and Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender, the Swing Line Lender or the Issuing Bank or such Lender’s, the Swing Line Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Swing Line Lender’s or the Issuing Bank’s policies and the policies of such Lender’s, the Swing Line Lender’s or the Issuing Bank’s holding company with respect to liquidity and capital adequacy), then from time to time the Borrower will pay to such Lender, the Swing Line Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Swing Line Lender or the Issuing Bank or such Lender’s, the Swing Line Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, the Swing Line Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, the Swing Line Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender, the Swing Line Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender, the Swing Line Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Swing Line Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender, the Swing Line Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, the Swing Line Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Swing Line Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10 Payments and Computations.

(a) Payment Procedures. The Borrower shall make each payment under this Agreement not later than 12:00 p.m. (Houston, Texas time) on the day when due to the Administrative Agent at the Administrative Agent’s Applicable Lending Office in immediately available funds. Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments shall be made without setoff, deduction, or counterclaim. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.08, 2.09 or 2.11, but after taking into account payments effected pursuant to Section 10.04) (i) before acceleration of the Advances pursuant to Section 7.02 or 7.03, in accordance with each Lender’s Pro Rata Share, and (ii) after the acceleration of the Advances pursuant to Section 7.02 or 7.03, in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Effective Rate or the Eurodollar Rate and of fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be presumptively correct, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d) Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Effective Rate for such day and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.11 Taxes.

(a) Defined Terms. For purposes of this Section 2.11, the term “Lender” includes the Issuing Bank and Swing Line Lender, and the term “applicable Legal Requirements” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal

Requirements (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by such withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be indemnified for any Indemnified Taxes hereunder unless such Recipient shall make written demand on Borrower for such reimbursement no later than twelve (12) months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) and of this subsection (g)(ii) and clause (g)(iii) below shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, a Lender shall deliver to Borrower and the Administrative Agent whichever of the following is applicable:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) executed originals of IRS Form W-8ECI,

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(E) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner.

(F) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirements and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) On or before the date that Amegy (or any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed originals of either (i) IRS Form W-9, or (ii) such other documentation as will establish that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA.

Section 2.12 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.13 Applicable Lending Offices. Each Lender may book its Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written notice to the Administrative Agent and the Borrower designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.

Section 2.14 Letters of Credit.

(a) Issuance. From time-to-time from the Closing Date until 30 days before the Revolving Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower or for the account of any Loan Party (in which case such Borrower and such Loan Party shall be co-applicants with respect to such Letter of Credit) on any Business Day. No Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Sublimit, and (B) an amount equal to (1) the lesser of the Revolving Commitments and the Borrowing Base in effect at such time minus (2) the sum of (x) the aggregate outstanding principal amount of all Revolving Advances plus (y) the aggregate outstanding principal amount of all Swing Line Advances;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after the date of issuance thereof and (B) five Business Days prior to the Revolving Maturity Date; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Issuing Bank for additional one-year periods (which shall in no event extend beyond the fifth Business Day prior to the Revolving Maturity Date), provided that the renewal of such Letter of Credit is cancelable upon at least 30 days’ notice prior to the then current expiration date of such Letter of Credit given by the Issuing Bank to the beneficiary of such Letter of Credit;

(iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its sole discretion;

(iv) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application (other than with respect to the Existing Letters of Credit which are deemed issued hereunder); and

(v) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 or any successor to such publication.

If the terms of any letter of credit application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

Each Existing Letter of Credit, as of the Closing Date, shall be a Letter of Credit deemed to have been issued pursuant to the Revolving Commitments and shall constitute a portion of the Letter of Credit Exposure.

(b) Participations. Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Closing Date (including in the case of each Existing Letter of Credit, the deemed issuance with respect thereto on the Closing Date), the Issuing Bank shall be deemed to have sold to each other Lender having a Revolving Commitment and each other Lender having a Revolving Commitment shall have been deemed to have purchased from the Issuing Bank a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date. In consideration and in furtherance of the foregoing, each Lender having a Revolving Commitment hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit and not reimbursed by the applicable Loan Party (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.14(c). Each Lender having a Revolving Commitment acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment or disbursement. The Administrative Agent shall promptly give each Lender having a Revolving Commitment notice thereof.

(c) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Bank in respect of each Letter of Credit issued for its account an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit. In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower on the same Business Day, the Issuing Bank shall give notice of such failure to pay to the Administrative Agent and the Lenders having a Revolving Commitment, and each Lender having a Revolving Commitment shall promptly reimburse the Issuing Bank for such Lender’s Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Tranche A Revolving Borrowing comprised of Base Rate Advances to the Borrower from such Lender. If such reimbursement is not made by any Lender having a Revolving Commitment to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders having a Revolving Commitment to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by Borrower as a Tranche A Revolving Borrowing comprised of Base Rate Advances.

(d) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit Document or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right which the Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any subsidiary or other Affiliate thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Administrative Agent the Lenders or any other Person or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit will not be excused by the gross negligence or willful misconduct of the Issuing Bank.

(e) Prepayments of Letters of Credit. In the event that any Letters of Credit shall be outstanding or shall be drawn and not reimbursed on the Revolving Commitment Termination Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit to be held in the LC Cash Collateral Account and applied in accordance with paragraph (g) below.

(f) Liability of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING BANK’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law), damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit strictly comply with the terms of such Letter of Credit. It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g) LC Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the LC Cash Collateral Account pursuant to Sections 2.07(c), 2.14(e), 2.17, 2.18, 7.02(b) or 7.03(b), then the Borrower and the Administrative Agent shall establish the LC Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the LC Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the LC Cash Collateral Account, whenever established, all funds held in the LC Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii) Funds held in the LC Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the LC Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the LC Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders. If no Default or Event of Default exists, the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the LC Cash Collateral Account above the amounts required by Section 2.14(e) or otherwise.

(iii) Funds held in the LC Cash Collateral Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no other obligation to make any other investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the LC Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.09, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with Legal Requirements and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.16 Increase in Revolving Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the aggregate Revolving Commitments by an amount not exceeding $40,000,000 in the aggregate for all such increases; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower may make a maximum of four (4) such requests, and (iii) the Second Lien Secured Parties has consented to such increase as required under the Second Lien Intercreditor Agreement. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). This Section 2.16 shall not be construed to create any obligation on either Administrative Agent or any Lender to provide any such increase, or to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to provide such increase, or to advance or to commit to advance any credit to the Borrower.

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Swing Line Lender and the Issuing Bank (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

(d) Effective Date and Allocations. If the aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that, (A) before and after giving effect to such increase, the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the Increase Effective Date as though made on, and as of such date, unless such representations or warranties are made as of a prior date in which case they are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, as of such prior date, and (B) before and after giving effect to such increase, no Default or Event of Default exists. The Borrower shall prepay any Revolving Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.08) to the extent necessary to keep the outstanding Revolving Advances ratable with any revised Pro Rata Share arising from any nonratable increase in the Revolving Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

Section 2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to cash collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances are held by the Lenders pro rata in accordance with their Pro Rata Shares without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 2.03(c)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.18.

(C) With respect to any Letter of Credit fees pursuant to Section 2.03(c)(i) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation

(and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the amount of any Non-Defaulting Lender’s outstanding Revolving Advances plus such Non-Defaulting Lenders participations in Letters of Credit to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swing Line Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swing Line Advances in an amount equal to the Swing Line Lender’s Fronting Exposure and (B) second, cash collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.18 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall cash collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any cash collateral provided by such Defaulting Lender) by depositing with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the security interest granted pursuant to the Loan Documents, or that the total amount of such cash collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars sufficient to eliminate such deficiency (after giving effect to Section 2.17(a)(iv) and any cash collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.18 or Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.18 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral; provided that, subject to Section 2.17 the Person providing cash collateral and the Issuing Bank may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations, and provided, further, that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.19 Swing Line Advances.

(a) Commitment. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender agrees to, from time-to-time on any Business Day during the period from the Closing Date until the Revolving Commitment Termination Date, make Swing Line Advances under the Swing Line Note to the Borrower, bearing interest at the rate applicable to Base Rate Advances and in an amount up to but not to exceed at any time outstanding the lesser of (i) the Borrowing Base in effect at such time and (ii) the Swing Line Commitment minus the aggregate outstanding principal amount of all Swing Line Advances; provided, however, that the aggregate outstanding principal amount of the sum of (x) all Revolving Advances plus (y) all Swing Line Advances plus (z) the Letter of Credit Exposure shall not at any time exceed the aggregate amount of the Revolving Commitments; and provided, further, that, no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.02 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing, or if an AutoBorrow Agreement is in effect, the making of the applicable Swing Line Advance pursuant to the AutoBorrow Agreement, and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met. In the event of any conflict between the terms of this Agreement and an AutoBorrow Agreement, the terms of this Agreement shall prevail.

(b) Prepayment. Within the limits expressed in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, amounts advanced pursuant to Section 2.19(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the amount of the aggregate outstanding Swing Line Advances ever exceeds the Swing Line Commitment, the Borrower shall, upon receipt of written notice of such condition from the Swing Line Lender and to the extent of such excess, prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated.

(c) Reimbursements for Swing Line Advances.

(i) With respect to the Swing Line Advances, the interest thereon and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Advances, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement. If the Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender, the Swing Line Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Tranche A Revolving Borrowing in the amount of any such amounts not paid when due and payable. Upon such request, the Borrower shall be deemed to have requested the making of a Tranche A Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender. Such Tranche A Revolving Borrowing shall initially consist of Base Rate Advances. The Administrative Agent shall promptly forward notice of such Tranche A Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 3.02 have been met, (B) such notice complies with Section 2.02(a), or (C) a Default or Event of Default exists, make available such Lender’s ratable share of such Tranche A Revolving Borrowing to the Administrative Agent; provided that, if the full amount of such Tranche A Revolving Borrowing cannot be made for any reason, such Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to this Section 2.19(c)(i) shall be deemed payment in respect of its participation in the Swing Line Advances in satisfaction of its participation obligation under Section 2.19(e). The Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Tranche A Revolving Borrowings on behalf of the Borrower, and the Lenders to make Tranche A Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Lender may record and otherwise treat the making of such Tranche A Revolving Borrowings as the making of a Tranche A Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations under the Swing Line Note, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.19(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Swing Line Note.

(ii) If at any time, the Revolving Commitments shall have expired or been terminated while any Swing Line Advance is outstanding, each Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Revolving Commitments, make a Tranche A Revolving Advance as a Base Rate Advance, or (B) make a payment in respect of its participation obligation under Section 2.19(e), in either case in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding principal balance of the Swing Line Advances. The Administrative Agent shall notify each such Lender of the amount of such Tranche A Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of such Tranche A Revolving Advance or participation.

(iii) If any such Lender shall not have so made its Tranche A Revolving Advance or its participation available to the Administrative Agent pursuant to this Section 2.19, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Tranche A Revolving Advance or participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Tranche A Tranche A Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Tranche A Revolving Advance or purchase such participating interests pursuant to this Section 2.19 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default or the termination of the Revolving Commitments; (C) any breach of this Agreement by the Borrower or any other Lender; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Advance, once so participated by any Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Tranche A Revolving Advance.

(d) Method of Swing Line Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Advance and each prepayment thereof, shall be made as provided in such AutoBorrow Agreement. In all other cases, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 2:00 p.m. (Houston, Texas time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied or facsimiled to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Administrative Agent.

(e) Participations. Upon the date of the making of any Swing Line Advance, the Swing Line Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Swing Line Lender a participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding principal balance of the Swing Line Advances at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement

Section 2.20 Borrowing Base Adjustments.

(a) Scheduled Borrowing Base. Subject to the clause (b) below, any change in the Borrowing Base shall be effective on the date the Administrative Agent receives the Borrowing Base Certificate and accompanying information and reports, in each case, as required by the terms of this Agreement; provided that, should the Borrower fail to deliver to the Administrative Agent the Borrowing Base Certificate or any accompanying information or reports as required under Section 5.01(c)(ii), the Administrative Agent may nonetheless redetermine the Borrowing Base from time-to-time thereafter in its sole discretion until the Administrative Agent receives the required Borrowing Base Certificate and accompanying information and reports, whereupon the Administrative Agent shall redetermine the Borrowing Base based on such Borrowing Base Certificate and the other terms hereof. In any event, the Borrowing Base shall not exceed an amount equal to the (x) the aggregate Revolving Commitments, minus (y) the outstanding Tranche B Advances.

(b) Unscheduled Borrowing Base. Upon the receipt of appraisals and field audits required under Section 5.13 and received after the most recently delivered Borrowing Base Certificate, the Administrative Agent may in its Permitted Discretion recalculate the then effective Borrowing Base (it being understood and agreed that such recalculation shall not result in any changes to the advance rates or eligibility criteria in the definitions of “Eligible Receivable” or “Eligible Inventory” or otherwise result in the imposition of any reserve or other similar concept). The Administrative Agent shall promptly provide prior written notice, together with reasonably detailed supporting information regarding the recalculation, of such redetermined Borrowing Base to the Borrower and to the Lenders. The Borrower shall have a period of three Business Days to review the written notice and supporting information regarding the recalculation and to discuss such recalculation with the Administrative Agent. Following the three Business Day review period, such redetermined Borrowing Base shall be effective.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01 Initial Conditions Precedent. The obligation of each Lender or the Swing Line Lender, as applicable, to make its initial Advances as part of the initial Borrowing or the Issuing Bank to issue the initial Letters of Credit is subject to the conditions precedent that:

(a) Documentation. On or before the day on which the initial Borrowing is made or the initial Letter of Credit is issued, the Administrative Agent and the Lenders shall have received the following, each dated on or before such day, duly executed by all the parties thereto, each in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules;

(ii) a Revolving Note payable to each Lender in the amount of its Revolving Commitment, and the Swing Line Note payable to the Swing Line Lender;

(iii) the Security Agreement, together with UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in the Collateral described therein;

(iv) the Pledge Agreement pledging to the Administrative Agent for the benefit of the Secured Parties all of the Equity Interests of the Domestic Subsidiaries of such Loan Party, together with stock certificates, stock powers executed in blank, UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Equity Interests;

(v) a Custodial Agreement executed by the Administrative Agent, the Loan Parties and Custodians selected by the Borrower and approved by the Administrative Agent in its sole discretion;

(vi) a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of such Person set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 to be satisfied by any Loan Party have been met; and (D) the combined Adjusted Consolidated EBITDA of COWS, DDC and their respective Subsidiaries for the period of four fiscal quarters ending on June 30, 2014 is no less than $60,000,000;

(vii) copies of the certificate or articles of incorporation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization;

(viii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or other equivalent organizational documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other equivalent body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to paragraph (vii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Notices of Borrowing or any other document delivered in connection herewith on behalf of such Loan Party;

(ix) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (viii) above;

(x) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where reasonably required by the Administrative Agent;

(xi) a favorable opinion dated as of the Closing Date of Vinson & Elkins LLP, counsel to the Loan Parties;

(xii) copies of each of the Transaction Documents certified as of the Closing Date by a Responsible Officer (A) as being true and correct copies of such documents as of the Closing Date, (B) as being in full force and effect and (C) that no material term or condition thereof shall have been amended, modified or waived after the execution thereof without the prior written consent of the Administrative Agent;

(xiii) a certificate as to coverage under, the insurance policies required by Section 5.06 and the applicable provisions of the Security Documents, which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent as additional insureds in form and substance reasonably satisfactory to the Administrative Agent; and

(xiv) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent certifying the calculation of the Leverage Ratio as of June 30, 2014 after giving pro forma effect to the Transactions;

(xv) such other documents, governmental certificates and agreements as the Administrative Agent may reasonably request.

(b) Payment of Fees. On the Closing Date, the Borrower shall have paid the fees required to be paid to the Arrangers, the Administrative Agent and the Lenders on the Closing Date, including, without limitation, the fees set forth in the Fee Letter and all other costs and expenses which have been invoiced and are payable pursuant to Section 10.04.

(c) Due Diligence. The Administrative Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(d) Consummation of the Combination. The Administrative Agent shall (i) have been, no later than two (2) Business Days prior to the Closing Date, provided copies of, and (ii) be reasonably satisfied with the terms of the Transaction Documents, and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent confirming that (i) all of the transactions contemplated by the Transaction Documents shall have been consummated and no conditions under such documents remain unsatisfied and (ii) the Combination shall have occurred on or before the Closing Date.

(e) Payment in Full of Existing Debt. Prior to, or concurrently with, the making of the initial Advances hereunder, all Existing Debt shall have been paid in full and the Administrative Agent shall have received a “pay-off” letter (or such other evidence) in form and substance satisfactory to the Administrative Agent with respect to all such Existing Debt being refinanced with the initial Advances to be made hereunder; and the Administrative Agent shall have received from any Person holding any Lien securing any such Existing Debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have requested to release and terminate of record the Liens securing such Existing Debt.

(f) Security Documents. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent in its sole discretion necessary to determine that arrangements have been made for the Administrative Agent for the benefit of Secured Parties to have an Acceptable Security Interest in the Collateral, including, without limitation, (i) the delivery to the Administrative Agent of such financing statements under the Uniform Commercial Code for filing in such jurisdictions as the Administrative Agent may require, (ii) lien, tax and judgment searches conducted on the Loan Parties reflecting no Liens other than Permitted Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement, (iii) lien releases with respect to any Collateral currently subject to a Lien other than Permitted Liens, and (iv) evidence that arrangements reasonably satisfactory to the Administrative Agent have been made for the notation of the Administrative Agent’s Lien on certificates of title with respect to all Certificated Equipment (as defined in the Security Agreement) pledged as Collateral.

(g) Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Audited Financial Statements, (ii) unaudited consolidated financial statements of each of COWS and DDC and their respective consolidated Subsidiaries for the fiscal quarters ending March 31, 2014 and June 30, 2014, (iii) the Pro Forma Financial Statements and (iv) such other financial information as the Administrative Agent may reasonably request.

(h) Authorizations and Approvals. All necessary Governmental Authorities and Persons shall have approved or consented to the Transactions and the transactions contemplated hereby, including, without limitation, those approvals and consents from such Governmental Authorities and Persons required in connection with the continued operation of the Borrower and its Subsidiaries, to the extent required, and such consents and approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement, the Transactions and the actions contemplated hereby and thereby.

(i) No Default. No Default shall have occurred and be continuing or would result from such Advance or from the application of the proceeds therefrom.

(j) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct before and after giving effect to the Advances and to the application of the proceeds from such Advances from the date of the Advances, as though made on and as of such date.

(k) No Material Adverse Effect. No event or events that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect upon (a) the business, property, operations, condition (financial or otherwise) or liabilities (actual or contingent) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries taken as a whole to perform their obligations under any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party or (c) the legality, validity, binding effect or enforceability against any Loan Party of this Agreement or any of the other Loan Documents, or the rights and remedies of the Administrative Agent or any Lender under any Loan Document.

(l) PATRIOT Act, etc. Each Loan Party shall have provided to the Administrative Agent the documentation and other information reasonably requested by the Administrative Agent or any Lender in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

Section 3.02 Conditions Precedent to Each Borrowing. The obligation of each Lender or the Swing Line Lender, as applicable, to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and the obligation of the Issuing Bank to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the Borrowing Date or issuance, extension or increase date of such Letters of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Advance or the request for the issuance, extension or increase of a Letter of Credit shall constitute a representation and warranty by the Borrower that on the Borrowing Date or the date of such issuance, extension or increase such statements are true):

(a) the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the date of such Advance, Continuation or Conversion, or the issuance, extension or increase of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, as of such earlier date, before and after giving effect to such Advance and to the application of the proceeds from such Advance, such Continuation or Conversion, or to the issuance, extension or increase of such Letter of Credit, as applicable, as though made on, and as of such date; and

(b) no Default has occurred and is continuing or would result from such Advance or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit.

Section 3.03 Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants as follows:

Section 4.01 Existence; Subsidiaries. Each of the Borrower and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 4.02 Power and Authority. Each of the Loan Parties has the requisite power and authority to own its assets and carry on its business and execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary organizational action of the Loan Parties, (b) do not and will not (i) contravene the terms of any such Person’s organizational documents, (ii) violate any Legal Requirement in any material respect, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) the provisions of any material indenture, instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

Section 4.03 Authorization and Approvals. No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Loan Party in connection with the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents to which it is a party or the consummation of the Transactions or the transactions contemplated hereby or thereby, except (a) actions by, and notices to or filings with, Governmental Authorities (including, without limitation, the SEC) that may be required in the ordinary course of business from time to time or that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties), (b) authorizations, approvals, consents, exemptions, notices or other filings that have been obtained or made and are in full force and effect, or (c) customary filings with respect to the exercise of remedies by the Secured Parties.

Section 4.04 Enforceable Obligations. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

Section 4.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries, as of the date thereof, including liabilities for taxes, material commitments and Debt.

(b) The unaudited consolidated financial statements of each of COWS and DDC and their respective consolidated Subsidiaries for the fiscal quarters ending March 31, 2014 and June 30, 2014, respectively, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of each of COWS and DDC and their respective consolidated Subsidiaries, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the later of (i) December 31, 2013 and (ii) the date of the most recent financial statements delivered pursuant to Section 5.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.06 True and Complete Disclosure. As of the Closing Date, the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading, taken as a whole; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable by the Borrower at the time when made, it being recognized by the Administrative Agent and the Lenders that such information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount.

Section 4.07 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues (a) with respect to this Agreement or any other Loan Document or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 4.08 Compliance with Laws. None of the Borrower or any of the Subsidiaries or any of their respective material properties is in violation of, nor will the continued operation of their material properties as currently conducted violate (a) any Legal Requirement, except in such instances in which (i) such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (b) any judgment, writ, injunction, decree or order of any Governmental Authority except in such instances in which such judgment, writ, injunction, decree or order is being contested in good faith by appropriate proceedings diligently conducted.

Section 4.09 Burdensome Provisions; No Default. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, governmental approval or Legal Requirement which could reasonably be expected to have a Material Adverse Effect. No event has occurred and is continuing which constitutes a Default or an Event of Default.

Section 4.10 Subsidiaries; Corporate Structure. Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of formation and the outstanding Equity Interests therein and the percentage of each class of such Equity Interests owned by the Borrower and the Subsidiaries. The Equity Interests indicated to be owned by the Borrower and the Subsidiaries on Schedule 4.10 are fully paid and non-assessable (except as provided in applicable provisions of the Delaware Limited Liability Company Act) and are owned by the persons indicated on such Schedule, free and clear of all Liens (other than Permitted Liens).

Section 4.11 Ownership of Properties; Casualties.

(a) Each of the Borrower and each Subsidiary has good title in fee simple to, or valid leasehold interests in, all real property material to the ordinary conduct of its business, except for Permitted Liens and such minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

(b) Neither the business nor the material Properties of the Borrower and each of its Subsidiaries is affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy that could reasonably be expected to result in uninsured liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000.

Section 4.12 Environmental Compliance.

(a) The Borrower and its Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective current businesses; (ii) are in compliance in all material respects with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; and (iii) are not subject to any Environmental Liability which could reasonably be expected to result in a Material Adverse Effect.

(b) There is no judicial, administrative or arbitral proceeding under or relating to any Environmental Law or Environmental Permit to which any Loan Party is, or to the Borrower’s knowledge, will be, named as a party that is pending or, to the Borrower’s knowledge, threatened that could reasonably be expected to result in a Material Adverse Effect.

(c) To the best knowledge of the Borrower, none of the owned or operated Properties of the Borrower or of any of its present Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, CERCLIS, or their state or local analogs, nor has the Borrower or any of its Subsidiaries been otherwise notified that it is a potentially responsible party under or relating to CERCLIS or any similar Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its present Subsidiaries, wherever located; or (iii) has been the site of any Release (as defined under any Environmental Law) of Hazardous Material from present or past operations which has caused at the site any condition that has resulted in or could reasonably be expected to result in the need for Response (as defined under any Environmental Law) that could reasonably be expected to result in a Material Adverse Effect.

Section 4.13 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 4.14 Taxes. The Borrower and its Subsidiaries have filed all Federal and state income Tax returns and all other material Tax returns and reports required to be filed, and have paid all Federal income Taxes and all other material Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Such returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries for the periods covered thereby. No Governmental Authority has imposed any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid Taxes which has not been discharged or resolved other than Permitted Liens.

Section 4.15 ERISA Compliance.

(a) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.

(b) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Legal Requirements. The Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in an Event of Default under Section 7.01(g)(i); (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to result in an Event of Default under Section 7.01(g); and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 4.16 Security Interests.

(a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Pledge Agreement) and, when such Collateral (to the extent such Collateral constitutes certificated securities or an instrument under the applicable Uniform Commercial Code) is delivered to such Administrative Agent, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person except with regards to Excepted Liens arising by operation of law.

(b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule I to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of such Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other person, other than Permitted Liens.

Section 4.17 Labor Relations. There (a) is no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer, threatened against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer, threatened against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened and (c) no union representation petition existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, in each case, that could reasonably be expected to result in a Material Adverse Effect. Except for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of the Borrowers and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound. As of the date of this Agreement, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries.

Section 4.18 Intellectual Property. Each of the Borrower and its Subsidiaries owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto.

Section 4.19 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Advance and after giving effect to the application of the proceeds of each Advance, (a) the fair value of the assets of the Borrower, together with the other Loan Parties on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower, together with the other Loan Parties on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower, together with the other Loan Parties on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower, together with the other Loan Parties on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 4.20 Margin Regulations. None of the Loan Parties is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 4.21 Investment Company Act. Neither the Borrower nor any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 4.22 OFAC. None of the Borrower, any of its Subsidiaries, any director, officer, or employee of the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, any agent or affiliate of the Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are: (a) the target or subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or pursuant to the USA Patriot Act (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as the Advances or any amount under any Loan Document shall remain unpaid (other than contingent indemnification obligations), any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than any such Letter of Credit Exposure that has been fully cash collateralized in accordance with this Agreement), each Loan Party shall, and shall cause each of its Subsidiaries to:

Section 5.01 Reporting Requirements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Majority Lenders:

(a) Audited Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a nationally recognized certified public accounting firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or exception as to the scope of such audit except that the audited financial statements for the fiscal years ending December 31, 2016 and December 31, 2017 may have a “going concern” or like qualification solely as a result of (i) the Revolving Maturity Date or the maturity date under the Second Lien Loan Agreement being scheduled to occur within 12 months from the date of such audit, and (ii) any potential inability to satisfy any of the financial maintenance covenants set forth in this Agreement or the Second Lien Loan Agreement on a future date or in a future period.

(b) Quarterly Financials; Monthly Financials.

(i) As soon as available and in any event not later than 45 days after the end of each fiscal quarter of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer as fairly presenting the financial condition, results of operations, partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(ii) Unless otherwise delivered pursuant to clause (i) above, as soon as available and in any event not later than 30 days after the end of each month, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month, and the related consolidated statements of income or operations, partners’ equity and cash flows for such month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer as fairly presenting the financial condition, results of operations, partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificates; Borrowing Base Certificate.

(i) Concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer and, if the IPO Closing Date has not occurred and such Compliance Certificate demonstrates an Event of Default resulting from a breach of any of Sections 6.13 – 6.14, as applicable, the Sponsor or any of its Affiliates may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 7.07.

(ii) As soon as available and in any event within 30 days after the end of each calendar month (commencing with December, 2016), a Borrowing Base Certificate signed by a Responsible Officer calculating the Borrowing Base then in effect as of the end of such calendar month, including therein, among other things, a monthly accounts receivable aging and an accounts payables aging report of the Loan Parties.

(d) Annual Budget. As soon as practicable and in any event within 60 days after the end of each fiscal year, an operating budget, cash flow budget and Capital Expenditures budget, for the Borrower and its consolidated Subsidiaries, for such subsequent fiscal year, accompanied by a certificate from a Responsible Officer to the effect that, to the best of such officer’s knowledge, such operating budget, cash flow budget and Capital Expenditures budget represent good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such fiscal year;

(e) [Reserved].

(f) Management Letters. Promptly upon receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(g) USA Patriot Act. Promptly following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(h) Change in Structure. Promptly upon the occurrence thereof, written notice of (i) any change in the equity capital structure of the Borrower and its Subsidiaries (including in the terms of outstanding stock) and (ii) any amendment, modification or change to the articles of incorporation (or corporate charter or other similar organizational documents) or bylaws (or other similar document) of any Loan Party;

(i) Securities Law Filings and other Public Information. Promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the equityholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(j) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (1) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 5.02 Other Notices. Deliver to the Administrative Agent and each Lender prompt written notice of the following:

(a) Defaults. The occurrence of any Default;

(b) Litigation. The filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof which if determined adversely to the Borrower or any of its Subsidiaries, could reasonably be expected to result in equitable relief that is material and adverse or monetary judgment(s), individually or in the aggregate, in excess of $5,000,000; and

(c) ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) Environmental Notices. A copy of any form of notice, summons or citation received from any Governmental Authority or any other Person, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose material liability on any Loan Party therefor or (ii) any notice of potential material liability of any Loan Party under any Environmental Law;

(e) Collateral. Furnish to the Administrative Agent prompt (and in any event within 30 days) written notice of (i) any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity, corporate structure or jurisdiction of formation, or (C) in any Loan Party’s Federal Taxpayer Identification Number, or (ii) any Insurance and Condemnation Event;

(f) Accounting Change. Any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g) Material Changes. Any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(h) Second Lien Debt Documents. Promptly after the giving or receipt thereof, copies of any default notices given or received by any Loan Party or by any of its Subsidiaries pursuant to the terms of the Second Lien Loan Documents;

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.03 Preservation of Existence, Etc. Except as permitted by Section 6.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary in the normal conduct of its business, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties to the extent the failure to comply with the foregoing clauses (b) or (c) could reasonably be expected to have a Material Adverse Effect.

Section 5.04 Compliance with Laws, Etc. Comply with all Legal Requirements applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted or in such instances where such noncompliance could not reasonably be expected to have a Material Adverse Effect. In addition to and without limiting the generality of the foregoing, comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, obtain and renew all Environmental Permits necessary for its operations and properties, and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except in each case in this sentence, where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Property. (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition, ordinary wear and tear excepted, in all material respects and (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in all material respects.

Section 5.06 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its Properties and business, to the extent and against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and such other insurance as may be required by law.

(b) (i) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all claim proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Administrative Agent; (ii) upon the reasonable request of the Administrative Agent, deliver original or certified copies of all such policies and/or written summaries of such policies to the Administrative Agent; (iii) cause each such policy to provide that it shall not be canceled or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent (or upon not less than 10 days’ prior written notice with regards to non-payment of premiums); (iv) cause each such policy of liability insurance to name the Administrative Agent as additional insured and provide for a waiver of subrogation in favor of the Administrative Agent; and (v) deliver to the Administrative Agent, prior to the cancellation or nonrenewal of any such policy of insurance, evidence of renewal of a policy previously delivered to the Administrative Agent (or evidence of the effectiveness of a substitute policy of insurance) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) Apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations as set forth in Section 2.07(c).

Section 5.07 Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities in accordance with their terms, including (a) all Obligations under this Agreement and the other Loan Documents, (b) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (c) all lawful material claims which, if unpaid, would by operation of law become a Lien upon its Property; and (d) all material Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

Section 5.08 Books and Records; Inspection. (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all material Legal Requirements, reflecting all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be; and (c) from time-to-time during regular business hours upon reasonable prior notice, (i) permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties one time during each calendar year, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and, subject to clause (c)(i) above, as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that if an Event of Default has occurred and is continuing, the Administrative Agent or any lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. For the avoidance of doubt, nothing in this Section 5.08 shall limit any obligations of the Loan Parties pursuant to Section 5.13.

Section 5.09 Use of Proceeds. Use the proceeds of the Advances (a) to refinance the Existing Debt, and (b) for working capital and other general corporate purposes, including the issuance of Letters of Credit. The Borrower will not, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor, or otherwise).

Section 5.10 Additional Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Subsidiary and promptly thereafter (but in any event within 30 days or a later date acceptable to the Administrative Agent in its sole discretion), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a joinder to this Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (b) pledge a security interest in all assets and properties owned by such Subsidiary that are of a type that would constitute Collateral and cause the parent of such Subsidiary to pledge a security interest in all Equity Interests issued by such Subsidiary, by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each Security Document, (c) deliver to the Administrative Agent such documents and certificates referred to in Section 3.01 as may be reasonably requested by the Administrative Agent, (d) deliver to the Administrative Agent such original Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (e) deliver to the Administrative Agent updated Schedules to the Loan Documents with respect to such Person as requested by the Administrative Agent, (f) if such Subsidiary owns any real property, enter into a fully executed Mortgage covering such real properties to the extent required pursuant to Section 5.14, together with each of the items required under Section 5.14; and (g) deliver to the Administrative

Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that, (i) no Foreign Subsidiary that is treated as a CFC or FSHCO shall be required to become a Guarantor or enter into any Security Documents, (ii) any Loan Party or any Domestic Subsidiary that is an equity holder of a First-Tier Foreign Subsidiary or FSHCO shall only be required to pledge 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such First-Tier Foreign Subsidiary or FSHCO pursuant to the Pledge Agreement, and (iii) none of the Equity Interests of a Subsidiary of a First-Tier Foreign Subsidiary or FSHCO shall be pledged, except that 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of any First-Tier Foreign Subsidiary owned by a FSHCO shall be pledged.

Section 5.11 Bank Accounts.

(a) Cause all deposit accounts (other than payroll accounts) (i) to be maintained with the Administrative Agent or with a Lender or an Affiliate of a Lender, and in the case when such Lender is not the Administrative Agent, subject such deposit accounts to Account Control Agreements, and (iii) that are not subject to Account Control Agreements, when taken together with all securities accounts not subject to Account Control Agreements, to contain less than $100,000 individually or $250,000 in the aggregate.

(b) Cause all securities accounts (i) to be subject to Account Control Agreements and (ii) that are not subject to Account Control Agreements, when taken together with all securities accounts not subject to Account Control Agreements, to contain less than $100,000 individually or $250,000 in the aggregate.

(c) Deposit all proceeds of Eligible Receivables which were considered in calculating the then effective Borrowing Base into one or more deposit accounts maintained with the Administrative Agent or maintained with a Lender or an Affiliate of a Lender subject to an Account Control Agreement.

(d) Schedule 5.11 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Third Amendment Effective Date.

The Borrower, for itself and on behalf of its Subsidiaries that are Loan Parties, hereby authorizes the Administrative Agent to deliver notices to the depositary banks and securities intermediaries pursuant to any Account Control Agreement under any one or more of the following circumstances: (i) following the occurrence of and during the continuation of an Event of Default, (ii) if the Administrative Agent reasonably believes that a requested transfer by the Borrower or any Subsidiary, as applicable, is a request to transfer any funds from any account to any other account of the Borrower or any Subsidiary that is not permitted under this Section 5.11, (iii) as otherwise agreed to in writing by the Borrower or any Subsidiary, as applicable, and (iv) as otherwise permitted by applicable Legal Requirement.

Section 5.12 Further Assurances in General. Execute and deliver any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Legal Requirement, or which the Administrative Agent or the Majority Lenders may reasonably request, all at the expense of the Loan Parties, in order (a) to subject to the Liens created by any of the Security Documents any of the Properties, rights or interests covered by any of the Security Documents, (b) to perfect and maintain the validity, effectiveness and priority of any of the

Security Documents and the Liens intended to be created thereby, and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted to the Administrative Agent and the Lenders under any Loan Document or under any other document executed in connection therewith. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. The Borrower agrees not to effect or permit any change referred to Section 5.02(e) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have, and the Borrower agrees to take all necessary action to ensure that the Administrative Agent does continue at all times to have, an Acceptable Security Interest in all the Collateral.

Section 5.13 Field Audits; Appraisal Reports. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent or a third party selected by the Administrative Agent to perform the following at the expense of the Borrower:

(a) an annual field audit of the accounts receivable and inventory of the Borrower and its Subsidiaries, including an inspection and review of the books and records of the Borrower and its Subsidiaries, and if requested by the Administrative Agent a second field audit per fiscal year; and

(b) an annual appraisal of the machinery, parts, equipment, capital equipment, real property, fixtures, improvements and other fixed assets of the Borrower and its Subsidiaries, and if requested by the Administrative Agent a second appraisal per fiscal year. The Borrower may request one appraisal at any time per fiscal year to be performed by a Third Party Appraiser selected by the Borrower but engaged by the Administrative Agent. For the avoidance of doubt, such appraisal requested by the Borrower shall be in addition to the other appraisals required by this clause (b);

provided, that, notwithstanding anything in this Section 5.13 to the contrary, if an Event of Default has occurred and is continuing, each Loan Party shall permit the Administrative Agent or a third party selected by the Administrative Agent to perform audits set forth in the preceding paragraphs (a) and (b) upon request by the Administrative Agent from time to time, at the expense of the Borrower. For the avoidance of doubt, nothing in this Section 5.13 shall limit any obligations of the Loan Parties pursuant to Section 5.08. Notwithstanding anything herein to the contrary, (i) no Loan Party nor any Affiliate thereof nor any of the foregoing’s respective equity holders are intended to, and no such Person shall be, third party beneficiaries of any audits, appraisals, field exams or collateral audit conducted by any Secured Party or any other Person at the direction of any Secured Party, (ii) no Secured Party is obligated to share any such material or information with any Person other than the directly intended and express beneficiary thereof, and (iii) as a condition to any disclosure of such material or information which a Secured Party may, but is not obligated to, provide, the applicable Secured Party may require that the Borrower execute and deliver a confidential, non-reliance, or other disclosure agreement in form and substance acceptable to the disclosing Secured Party (which agreement would not go into effect until the delivery of the applicable audit, appraisal or field exam).

Section 5.14 Real Property. If the Borrower desires any real property to be given credit in the Borrowing Base and/or Tranche B Loan to Value Ratio, Borrower shall, with respect to such real property owned or acquired by a Loan Party, provide the following to the Administrative Agent within 30 days after such request by the Borrower (or such later date as may be agreed by the Administrative Agent in its sole discretion):

(a) a fully executed Mortgage covering such real properties in favor of the Administrative Agent;

(b) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is located in an area designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency);

(c) if such property is located in an area designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Loan Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time;

(d) such evidence of corporate authority to enter into such Mortgage as the Administrative Agent may reasonably request;

(e) upon the request of the Administrative Agent, a customary opinion of counsel for the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent related to such Mortgage;

(f) upon the request of the Administrative Agent, with respect to each Mortgage, a mortgagee policy of title insurance or marked unconditional binder of title insurance, fully paid for by the Borrower, insuring such Mortgage as a valid first priority Lien on the Property described therein in favor of Administrative Agent, free of all Liens other than the Permitted Liens, and otherwise reasonably acceptable to the Administrative Agent, which policy of title insurance shall be issued by a nationally recognized title insurance company reflecting a coverage amount at least equal to the fair market value (as reasonably determined by the Borrower and approved by the Administrative Agent in its sole discretion) of such real property; it being understood that (x) such mortgagee policy title insurance shall have been issued at the Borrower’s expense by a title insurance company reasonably acceptable to the Administrative Agent, (y) shall show a state of title and exceptions thereto, if any, reasonably acceptable to the Administrative Agent and (z) shall contain such customary endorsements as may be reasonably required by the Administrative Agent;

(g) upon the request of the Administrative Agent, such information and descriptions of such real Property sufficient for the Administrative Agent to procure a third party appraisal on such real Property to the extent requested by the Administrative Agent and as otherwise required under applicable Legal Requirement, and such third party appraisal shall be performed at the Borrower’s sole cost and expense; and

(h) all material environmental reports and such other reports, audits or certifications as the Administrative Agent may reasonably request with respect to such real property.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Advances or any amount under any Loan Document shall remain unpaid (other than contingent indemnification obligations), any Lender shall have any Commitment, or there shall exist any Letter of Credit Exposure (other than any such Letter of Credit Exposure that has been fully cash collateralized in accordance with this Agreement), no Loan Party shall, nor shall it permit its Subsidiaries to:

Section 6.01 Liens, Etc. Create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and described in Schedule 6.01 and any renewals or extensions thereof; provided that (i) such Liens shall secure only the amount of the obligations which they secure on the date hereof and (ii) the property covered thereby is not changed;

(c) Excepted Liens;

(d) Liens pursuant to the Second Lien Loan Agreement subject to the terms and conditions of the Second Lien Intercreditor Agreement;

(e) licenses of intellectual property granted in the ordinary course of business;

(f) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(g) Liens securing Debt permitted under Section 6.02(n); provided that such Lien is limited to the applicable insurance contracts;

(h) Liens securing Debt permitted under Section 6.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(i) until fifteen Business Days after the Third Amendment Effective Date (or such longer time as the Administrative Agent may agree in its sole discretion), the Lien evidenced by the UCC-1 financing statement naming Consolidated Oil Well Services, LLC as debtor filed with the Delaware Secretary of State on August 12, 2016, as File No. 2016 4671804.

Section 6.02 Debts, Guaranties and Other Obligations. Create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:

(a) Debt under the Loan Documents;

(b) Debt existing on the Closing Date and described in Schedule 6.02 and any refinancings, extensions, renewals or replacements (but not the increase in the aggregate principal amount) thereof;

(c) Debt between or among the Loan Parties, which Debt shall be subject to an Acceptable Security Interest in favor of the Administrative Agent for the benefit of the Secured Parties;

(d) Guarantees of the Borrower or any Subsidiary in respect of Debt otherwise permitted hereunder of any Loan Party;

(e) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f) Debt in respect of Capital Leases and purchase money obligations in an aggregate amount not to exceed $5,000,000 on any date of determination;

(g) Debt in respect of warranty bonds, bid bonds, appeal bonds, reclamation bonds, labor bonds and completion or performance guarantees, surety obligations and similar obligations in the ordinary course of business in connection with the operation of the Properties of the Borrower and its Subsidiaries;

(h) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Debt (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (y) such Debt in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(i) extensions of credit from suppliers or contractors who are not Affiliates of the Borrower for the performance of labor or services or the provision of supplies or materials under applicable contracts or agreements in the ordinary course of business, which are not more than 60 days overdue or are being contested in good faith by appropriate proceedings, if such reserve may be required by GAAP shall have been made therefor;

(j) Debt owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Debt with respect to such reimbursement obligations, such obligations are reimbursed not later than 30 days following such incurrence;

(k) Debt arising from agreements of the Borrower or any Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(l) obligations for ad valorem, severance or other Taxes payable that are not overdue;

(m) accrued FAS 143 asset retirement obligations;

(n) insurance premium financing arrangements in the ordinary course of business;

(o) unsecured Debt evidenced by bonds, debentures, notes or other similar instruments issued by the Borrower and/or a wholly owned Subsidiary of the Borrower formed for the purpose of consummating such Debt issuance for borrowed money of, or in respect of a private placement or public sale of notes by such Person; provided, that (i) such Debt shall not have the benefit of any letter of credit or other credit support (other than such unsecured guarantees from the Loan Parties), (ii) such Debt shall have no portion of its principal amount scheduled to be due and payable prior to the date that is six months following the Revolving Maturity Date or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments or mandatory redemptions or puts triggered upon change in control or sale of all or substantially all assets, in each case which are customary with respect to such type of Debt, (iii) such Debt shall have the benefit of no financial maintenance covenants that are more restrictive than, or that conflict with, those contained herein, (iv) such Debt shall not contain covenants or events of default that, taken as a whole, are more restrictive than those contained herein, (v) such Debt shall provide for covenants and events of default customary for Debt of a similar nature as such Debt and (vi) no covenant benefiting such Debt shall restrict the Borrower or any of its Subsidiaries from (A) incurring the Debt under this Agreement, guaranteeing the Obligations, or granting the Liens under the Loan Documents, (B) amending, modifying, restating or otherwise supplementing this Agreement or the other Loan Documents; provided, further that both before and after giving effect to the incurrence of such Debt and the application of any of the proceeds thereof on the issuance date no Default or Event of Default exists or would exist, on a pro forma basis, and the Borrower shall be in compliance with the covenants contained in Sections 6.13 and 6.14 (any such Debt, “Qualified Senior Notes”), and any Debt incurred to refinance the Qualified Senior Notes subject to the following additional conditions: (x) any such Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being refinanced, plus all accrued interest thereon, the amount of any premiums required to be paid thereon and all fees and expenses associated therewith, and (y) any such Debt which refinances Debt permitted under this clause (o) must satisfy the specific requirements under this clause (o);

(p) [reserved];

(q) [reserved];

(r) the Second Lien Debt in an aggregate principal amount not to exceed the Second Lien Debt Cap and subject to the terms and conditions of the Second Lien Intercreditor Agreement;

(s) unsecured Debt in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

Section 6.03 Merger or Consolidation. Merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party; and

(c) a Subsidiary of the Borrower may wind-up into the Borrower or any Guarantor.

Section 6.04 Asset Sales. Dispose of any of its Property, except:

(a) sale of inventory in the ordinary course of business;

(b) the sale of obsolete, worn-out or surplus assets (and the abandonment or cancellation of intellectual property) no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c) sales of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

(e) dispositions of defaulted receivables or claims against customers, other industry partners or any other Person, including in connection with workouts or bankruptcy, insolvency or similar proceedings with respect thereto;

(f) dispositions of Property by the Borrower or any Subsidiary to the Borrower or to a direct or indirect wholly owned Subsidiary; provided that if the transferor of such Property is a Loan Party, the transferee thereof must be a Loan Party;

(g) dispositions permitted by Section 6.01, Section 6.03, Section 6.05 and Section 6.06;

(h) any casualty or condemnation event, or any taking under power of eminent domain or similar proceeding, provided that the proceeds thereof are applied pursuant to Section 2.07(c)(ii); and

(i) dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.04; provided that (i) at the time of such disposition, no Default shall exist or would result from such disposition, (ii) the Borrower shall have complied with the provisions of Section 2.07 with respect to the Net Cash Proceeds therefrom, and (iii) before and after giving pro forma effect to each such disposition, the Tranche B Loan to Value Ratio as of the date such disposition shall be no greater than 70% and the Borrower shall have delivered a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent certifying and calculating such Tranche B Loan to Value Ratio.

Section 6.05 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) Investments (i) in Subsidiaries which Investments exist on the Closing Date, (ii) in new Domestic Subsidiaries of the Borrower formed after the Closing Date so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 5.10, (iii) Investments existing on the Closing Date and described in Schedule 6.05 and (iv) by a Loan Party in another Loan Party or Loan Parties;

(c) Investments arising in connection with the incurrence of Debt permitted by Section 6.02(c);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments by the Borrower in Swap Contracts permitted under Section 6.02(e);

(f) Guarantees permitted by Section 6.02;

(g) Investments received by the Borrower or any Subsidiary in connection with workouts, or bankruptcy, insolvency or similar proceedings with respect thereto;

(h) [reserved];

(i) [reserved]; and

(j) other Investments with the consent of the Majority Lenders.

Section 6.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to any Loan Party;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) prior to the IPO Closing Date, so long as no Event of Default shall exist on the date of such distribution or immediately after giving effect thereto, and provided that the Borrower is a pass-through entity for U.S. federal income Tax purposes, the Borrower may pay cash distributions to the Sponsor and other holders of the Equity Interests of the Borrower in an amount not to exceed the amount necessary to permit the Sponsor or other such holders to pay their U.S. federal, state and local income Tax liabilities that are directly attributable to the net income of the Borrower for such Tax year.

Section 6.07 Change in Nature of Business; Change in Structure; Amendments to Organizational Documents. (a) Engage in any line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar document, including, without limitation, the Partnership Agreement), in each case, in any manner materially adverse to the rights or interests of the Administrative Agent or the Lenders.

Section 6.08 Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) any Restricted Payment permitted by Section 6.06, (c) the payment of reasonable fees to directors of the Borrower, the General Partner or any Subsidiary or Affiliate who are not employees of the Borrower, the General Partner or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower, the General Partner or any Subsidiary, in the ordinary course of business or (d) the Transactions, the transactions contemplated by the Prospectus and the Registration Statement.

Section 6.09 Agreements Restricting Liens and Distributions. Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise restricts the ability (a) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, except for any agreement in effect (i) on the date hereof or (ii) at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, (b) of any Subsidiary to Guarantee the Debt of the Borrower; provided, however, that this clause (ii) shall not prohibit provisions customarily included in the terms of Debt incurred pursuant to Section 6.02(o) requiring that such Subsidiary also guarantee such Debt, or (c) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent for the benefit of the Secured Parties on the Property of such Person; provided, however, that clause (a) or clause (c) shall not prohibit (i) any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 6.02(f) solely to the extent any such negative pledge relates to the Property financed by or the subject of such Debt or (ii) customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances and other contracts.

Section 6.10 Limitation on Accounting Changes or Changes in Fiscal Periods. Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Borrower or any of its Subsidiaries to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 6.11 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. Enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

Section 6.12 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure (other than any Maintenance Capital Expenditure) other than Capital Expenditures in an aggregate amount not to exceed (a) $6,500,000 for the six calendar months ending June 30, 2017, (b) $2,000,000 for the six calendar months ending December 31, 2017, (c) $7,700,000 for the six calendar months ending June 30, 2018, and (d) $2,300,000 for the six calendar months ending December 31, 2018. Notwithstanding the foregoing, any portion of any amount set forth above, if not expended in the six calendar month period for which it is permitted, may be carried over for expenditure in the next following six calendar month period.

Section 6.13 Maximum Tranche B Loan to Value Ratio. Permit the Tranche B Loan to Value Ratio for each fiscal quarter ending after the Third Amendment Effective Date to be greater than 70%.

Section 6.14 Minimum Liquidity. Permit Liquidity to be less than $7,500,000 at each calendar month end.

Section 6.15 Optional Payments and Modifications of Certain Debt Instruments. In each case without the consent of the Majority Lenders (a) make or offer to make any optional or voluntary principal payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Qualified Senior Notes or Second Lien Debt, (b) make any payment, repurchase or redemption with respect to the Second Lien Debt in violation of the Second Lien Intercreditor Agreement, (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any or Qualified Senior Notes (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), (d) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Debt in violation of the Second Lien Intercreditor Agreement, or (e) designate any Debt (other than Obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Qualified Senior Notes; provided, that notwithstanding anything in this Agreement to the contrary, any Loan Party may tender for, redeem, prepay and/or refinance Qualified Senior Notes pursuant to the terms of Section 6.02(o) or, if no Event of Default has occurred and is continuing, with proceeds received from cash equity contributions to Borrower by the Sponsor after the Closing Date or the net cash proceeds of Equity Interests issued by the Borrower after the Closing Date.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. The Borrower shall fail to pay (i) any principal of any Advance (including, without limitation, any mandatory prepayment required by Section 2.07) or reimburse any drawing under any Letter of Credit when the same becomes due and payable, or (ii) within three Business Days after the same becomes due and payable, any interest on the Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document;

(b) Representation and Warranties. Any representation or statement made or deemed to be made by the Borrower or any other Loan Party (or any of their respective officers) in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c) Covenant Breaches. The Borrower or any other Loan Party shall (i) fail to perform or observe any covenant contained in Sections 5.01, 5.02(a), 5.02(e), 5.03, 5.06, 5.09, 5.10, 5.11 and Article VI of this Agreement; provided that, if the IPO Closing Date has not occurred, any Event of Default under Sections 6.13 – 6.14, as applicable, may be cured pursuant to Section 7.07 or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of (A) written notice of such default shall have been given to the Borrower by the Administrative Agent or any Lender or (B) any actual knowledge of such default by a Responsible Officer;

(d) Cross-Default. (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iv) any “Event of Default” under, and as defined in, any of the Second Lien Loan Documents shall have occurred;

(e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, in the case of any such proceeding instituted against such Person, either (i) such proceeding relating to such Person or to all or any material part of its property and remains undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur, or (ii) such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) (or any analogous procedure or step to those contemplated in clauses (i) or (ii) above is taken in any jurisdiction to which a Loan Party is subject);

(f) Judgments. Any judgment, decree or order for the payment of money shall be rendered against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000 (or the equivalent in any other currency, but net of any amounts which are covered by insurance) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which such judgment is not discharged, vacated, or satisfied or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000;

(h) Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(i) Security Documents. The Administrative Agent shall fail to have an Acceptable Security Interest in any material portion of the Collateral, except to the extent otherwise permitted by this Agreement;

(j) Change of Control. A Change of Control shall occur;

(k) Material Contracts. The occurrence of any breach or nonperformance by any Person under a Material Contract or any early termination of any Material Contract, which breach, nonperformance or early termination could reasonably be expected to cause a Material Adverse Effect;

(l) Second Lien Intercreditor Agreement. Any material provision in the Second Lien Intercreditor Agreement shall cease to be in full force and effect or shall be declared null and void by any court or the validity or enforceability thereof shall be contested or challenged by any holder of the obligations covered thereunder; or

(m) Maturity of Second Lien Debt. The scheduled maturity date on the Second Lien Debt is not at least 91 days after the scheduled Revolving Maturity Date.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event:

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Commitments to be terminated and the obligation of each Lender, the Swing Line Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur:

(a) (i) the Commitments and the obligation of each Lender, the Swing Line Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall deposit with the Administrative Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.04 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05 Right of Set-off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Swing Line Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, the Swing Line Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing to the Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender, the Swing Line Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swing Line Lender, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent, each Lender, the Swing Line Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Swing Line Lender, the Issuing Bank or their respective Affiliates may have. Each Lender, the Swing Line Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with the Borrower, any Guarantor or any of the Borrower’s Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Swing Line Lender in its capacity as such, and the Issuing Bank in its capacity as such (ratably among the Administrative Agent, the Swing Line Lender and the Issuing Bank in proportion to the respective amounts described in this clause payable to them);

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause payable to them);

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances (ratably among the Lenders and the Swing Line Lender in proportion to the respective amounts described in this clause payable to them);

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, amounts owing under Swap Contracts with Swap Counterparties and Cash Management Bank Obligations (ratably among the Lenders, the Swing Line Lender, the Issuing Bank, Swap Counterparties and Cash Management Banks in proportion to the respective amounts described in this clause held by them);

(e) Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize any Letter of Credit Exposure then outstanding; and

(f) Sixth, any excess after payment in full of all Obligations (other than contingent indemnification obligations) shall be paid to the Borrower or any Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Section 7.07 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event of any Event of Default resulting from a breach of Sections 6.13 – 6.14, and until the expiration of the fifteenth (15th) day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b) with respect to the applicable period hereunder (the “Reporting Date”; and such 15-day period, the “Cure Period”), the Sponsor may, if the IPO Closing Date has not occurred and Notice of Intent to Cure has been delivered to the Administrative Agent by the Reporting Date, make cash equity investments in the Borrower on account of common Equity Interests, which may be applied by the Borrower to increase Liquidity for purposes of the covenant in Section 6.14; provided that, in any case, such cash equity investments (i) are actually received by the Borrower no later than fifteen (15) days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b) with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied, (iii) do not exceed the aggregate amount necessary to cure such Event of Default under Sections 6.13 – 6.14 for any applicable period, and (iv) other than to the extent such cure is being exercised solely to cure the Liquidity covenant in Section 6.14, the Borrower applies such equity investment as a prepayment of the outstanding Tranche B Advances, and if no such Tranche B Advances are outstanding, as a prepayment of the outstanding Tranche A Revolving Advances (the “Covenant Cure Payments”).

(b) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Sections 6.13 – 6.14, as applicable, the Borrower shall be deemed to have satisfied the requirements of Sections 6.13 – 6.14, as applicable, as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Sections 6.13 – 6.14, as applicable, that had occurred shall be deemed cured for the purposes of this Agreement. The parties hereby acknowledge that this Section 7.07 may not be relied on for purposes of calculating any financial ratios or covenants other than as applicable to Sections 6.13 – 6.14 and shall not result in any adjustment to any amounts other than the amount of Liquidity for purposes of Section 6.14. The parties hereby further acknowledge that the application of proceeds from the Covenant Cure Payment shall not result in any pro forma reduction of the amount of Debt for the fiscal quarter which is being cured.

(c) In each period of four fiscal quarters, there shall be at least two (2) consecutive fiscal quarters in which no cure set forth in Section 7.07 is made.

ARTICLE VIII

THE GUARANTY

Section 8.01 Liabilities Guaranteed. Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02 Nature of Guaranty. This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Secured Parties may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Secured Parties may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Secured Parties upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Administrative Agent and any subsequent authorized assignee of this Agreement and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Secured Parties being conclusively presumed by the Secured Parties’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03 Agent’s Rights. Each Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 8.04 Guarantor’s Waivers.

(a) General. Each Guarantor waives any right to require any of the Secured Parties to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Secured Parties’ powers whatsoever. The Secured Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Secured Parties under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b) In addition to the waivers contained in Section 8.04(a) hereof, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by the Administrative Agent or the Secured Parties of, this Guaranty. The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII. The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against the Administrative Agent, the Secured Parties, the Borrower or any other Person that executes a Loan Document. The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses, other than payment of the Obligations, of any kind which may arise in the future against the Administrative Agent, the Secured Parties, the Borrower or any other Person that executes a Loan Document.

(c) Subrogation. Until the Obligations have been paid in full (other than contingent indemnification obligations), the Commitments have been terminated, and no Letter of Credit Exposure exists (other than any such Letter of Credit Exposure that has been fully cash collateralized in accordance with this Agreement), each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Secured Parties now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.

Section 8.05 Maturity of Obligations, Payment. Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount of the Obligations due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 8.06 Agent’s Expenses. If any Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.

Section 8.07 Liability. It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.08 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Modifications, Etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Secured Parties, or any other Person, pertaining to the Obligations;

(b) Adjustment, Etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Secured Parties to the Borrower or any Guarantor or any Person liable on the Obligations;

(c) Condition of the Borrower or any Guarantor. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any Guarantor; or any reorganization of the Borrower or any Guarantor;

(d) Invalidity of Obligations. The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e) Release of Obligors. Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Secured Parties will look to other parties to perform the Obligations;

(f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g) Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h) Care and Diligence. The failure of the Secured Parties or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j) Payments Rescinded. Any payment by the Borrower to the Secured Parties is held to constitute a preference under the bankruptcy laws, or for any reason the Secured Parties are required to refund such payment or pay such amount to the Borrower or someone else; or

(k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.09 Subordination of All Guarantor Claims.

(a) As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. After the occurrence and during the continuance of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Guarantor Claims.

(b) The Borrower and each Guarantor hereby (i) authorizes the Administrative Agent and the Secured Parties to demand specific performance of the terms of this Section 8.09, whether or not the Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.09 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The Secured Parties shall first be entitled to receive payment in full in cash of the Obligations before the Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Guarantor would be entitled except for the provisions of this Section 8.09(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Secured Parties, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Secured Parties.

(d) No right of the Secured Parties or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.10 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Subsidiary of the Borrower, as debtor, the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Secured Parties. Should the Administrative Agent or any Secured Party receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations (other than contingent indemnification obligations), such Guarantor shall become subrogated to the rights of the Secured Parties to the extent that such payments to the Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if any Secured Party had not received dividends or payments upon the Guarantor Claims.

Section 8.11 Payments Held in Trust. In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Guarantor covenants promptly to pay the same to the Administrative Agent.

Section 8.12 Benefit of Guaranty. The provisions of this Article VIII are for the benefit of the Secured Parties, their successors, and their permitted transferees, endorsees and assigns. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Secured Parties, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Secured Parties” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 8.13 Reinstatement. This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Secured Parties, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.14 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Administrative Agent or the Secured Parties presently exist or are hereafter created or attach.

Section 8.15 Guarantor’s Enforcement Rights. No Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by Guarantor.

Section 8.16 Fraudulent Transfer Laws. Anything contained in this Article VIII to the contrary notwithstanding, the obligations of each Guarantor under this Article VIII on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any other comparable provisions of applicable law (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(a) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(i) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(ii) any liabilities of such Guarantor under this Article VIII; and

(iii) any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of Debt, in each case entered into on the Closing Date, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 8.16 (each such other guarantee and joint and several co-borrowing entered into on the Closing Date, a “Competing Guarantee”) to the extent such Guarantor’s liabilities under such Competing

Guarantee exceed an amount equal to (x) the aggregate principal amount of such Guarantor’s obligations under such Competing Guarantee (notwithstanding the operation of that limitation contained in such Competing Guarantee that is substantially similar to this Section 8.16), multiplied by (y) a fraction (I) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guarantee (notwithstanding the operation of that limitation contained in such Competing Guarantee that is substantially similar to this Section 8.16), and (II) the denominator of which is the sum of (A) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guarantees (notwithstanding the operation of those limitations contained in such other Competing Guarantees that are substantially similar to this Section 8.16), (B) the aggregate principal amount of the obligations of such Guarantor under this Article VIII (notwithstanding the operation of this Section 8.16, and (C) the aggregate principal amount of the obligations of such Guarantor under such Competing Guarantee (notwithstanding the operation of that limitation contained in such Competing Guarantee that is substantially similar to this Section 8.16)); and

(b) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 8.17).

Section 8.17 Contribution Rights.

(a) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event a payment shall be made on any date under this Article VIII by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 8.17 shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(b) This Section 8.17 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(c) The rights of the parties under this Section 8.17 shall be exercisable upon the date the Obligations shall be paid and satisfied in full, the Commitments have been terminated, no Letter of Credit Exposure Exists (other than any such Letter of Credit Exposure that has been fully cash collateralized in accordance with this Agreement) and each Guarantor shall have performed all of its obligations hereunder.

(d) The parties hereto acknowledge that the right of indemnification hereunder shall constitute assets of any Guarantor to which such indemnification is owing.

ARTICLE IX

THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER AND THE ISSUING BANK

Section 9.01 Appointment and Authority. Each of the Lenders, the Swing Line Lender and the Issuing Bank hereby irrevocably appoints Amegy to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. The Person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, the Swing Line Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swing Line Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swing Line Lender or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Section 9.06 Resignation of Administrative Agent, Swing Line Lender and Issuing Bank. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swing Line Lender, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Swing Line Lender and the Issuing Bank, appoint a successor Administrative Agent, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swing Line Lender or the Issuing Bank under any of the Loan Documents, the retiring

Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swing Line Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. In no event shall any such successor Administrative Agent be a Defaulting Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Amegy and any successor Administrative Agent shall provide the documentation described in Section 2.11(j) on or before the date on which it becomes an Administrative Agent hereunder.

Any resignation by Amegy as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and Issuing Bank, (ii) the retiring Swing Line Lender and Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit, and (iv) the successor Swing Line Lender shall make arrangements satisfactory to the Swing Line Lender to effectively assume the obligations of the retiring Swing Line Lender with respect to the Swing Line Advances, if any, outstanding at the time of such succession.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Swing Line Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Line Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 Indemnification. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SEVERALLY AGREE TO INDEMNIFY UPON DEMAND THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER, THE ISSUING BANK AND EACH RELATED PARTY OF ANY OF THE FOREGOING (TO THE EXTENT NOT REIMBURSED BY THE LOAN PARTIES), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES, AND HOLD HARMLESS EACH INDEMNITEE FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF ANY RELATED

PARTY; PROVIDED, HOWEVER THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY RELATED PARTY FOR ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH RELATED PARTY’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY LENDERS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER AND THE ISSUING BANK PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING ALL FEES, EXPENSES AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL) INCURRED BY THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER OR THE ISSUING BANK IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER OR THE ISSUING BANK IS NOT REIMBURSED FOR SUCH BY THE LOAN PARTIES. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS AND THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER AND THE ISSUING BANK.

Section 9.09 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, at their option and in their discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i) to release (A) any Lien on any property granted to or held by the Administrative Agent under any Security Document and (B) any Guarantor from this Agreement (including the Guaranty set forth in Article VIII hereof) (1) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit and all Swap Contracts with a Swap Counterparty, (2) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (3) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders;

(ii) to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents;

(iii) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements;

(iv) [reserved]; and

(v) release (and execute any and all documents effecting such release) any Lien on all real property of any Loan Party upon the request of any Loan Party.

(b) Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.09.

(c) Each Loan Party hereby irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence of an Event of Default, act for such Loan Party and in the name of such Loan Party to, in the Administrative Agent’s discretion upon the occurrence and during the continuance of an Event of Default, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral. The power of attorney granted hereby is coupled with an interest and is irrevocable.

(d) If any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents and, as a result an Event of Default has occurred and is continuing, within five (5) Business Days after being given prior notice thereof, the Administrative Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 10.04.

(e) The powers conferred on the Administrative Agent under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Beyond the safe custody thereof, the Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of the Administrative Agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property. Neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by the Administrative Agent in good faith.

(f) Anything contained in any of the Loan Documents to the contrary notwithstanding other than the rights of setoff set forth in Section 7.05 and any other similar rights of setoff contained in any other Loan Document, the Loan Parties and each Secured Party hereby agree that no Secured Party other than the Administrative Agent shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof.

Section 9.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or the Issuing Bank.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) waive any condition set forth in Section 3.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any terminated Commitment) without the written consent of such Lender or increase the aggregate Commitments without the written consent of each Lender (except as provided in Section 2.16);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Advance, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (i) to amend Section 2.06(e) or to waive any obligation of the Borrower to pay default interest or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or to reduce any fee payable hereunder;

(e) change Sections 2.12 or 7.06 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) subject to Section 9.09(a)(iv), release all or substantially all of the value of the Guarantees under Article VIII or all or substantially all of the Collateral without the written consent of each Lender; and

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Section 10.02 Notices, Etc.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to paragraph (c) below) electronic mail address as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent, the Swing Line Lender, or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c). In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Notices and other communications to the Lenders, the Swing Line Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender or the Issuing Bank pursuant to Article II if such Lender, the Swing Line Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER, THE ISSUING BANK, EACH LENDER AND THEIR RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF THE BORROWER. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04 Costs and Expenses. The Borrower shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Swing Line Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swing Line Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 10.05 Indemnification. THE BORROWER SHALL INDEMNIFY EACH SECURED PARTY, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES,

PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING THE BORROWER OR ANY OTHER LOAN PARTY) IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE, OR ADMINISTRATION OF THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER OR THE ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S, THE SWING LINE LENDER’S AND THE ISSUING BANK’S OWN NEGLIGENCE), (D) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR (E) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, IN EACH CASE, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED that SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ALL AMOUNTS DUE UNDER THIS SECTION 10.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR. THE AGREEMENTS IN THIS SECTION SHALL

SURVIVE THE RESIGNATION OF THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER AND THE ISSUING BANK, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS. THIS SECTION 10.05 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

Section 10.06 Successors and Assigns.

(a) Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder except with the prior written consent of each Lender and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (B) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (C) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees, the Swap Counterparties and the Cash Management Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, and participations in Letter of Credit Obligations at the time owing to it); provided, however, that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000;

(ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance;

(iii) each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Administrative Agent a $3,500 processing and recording fee; and

(iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Commitment and all its Advances. For the avoidance of doubt, no Lender may make an assignment of all or a portion of its rights and obligations with respect to Tranche A Revolving Advances, its Commitments and Tranche B Advances on a non-pro rata basis.

Upon such execution, delivery, acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.11, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Pro Rata Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Register. The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to (and stated interest thereon), each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Administrative Agent, the Swing Line Lender, the Issuing Bank, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any holder of Second Lien Debt) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this

Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) the selling Lender shall obtain from such Participant the Tax forms described in Section 2.11(g). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Participant Payments. A Participant shall not be entitled to receive any greater payment under Section 2.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.07 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, agents and service providers, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information shall be assumed to be confidential unless indicated otherwise. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09 Survival of Representations, Etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Issuing Bank, and each Lender, regardless of any investigation made by the Administrative Agent, the Issuing Bank, or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Issuing Bank, or any Lender may have had notice or knowledge of any Default at the time of any Advance or the issuance, increase or extension of any Letter of Credit, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations) or any Letter of Credit shall remain outstanding.

Section 10.10 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Governing Law. This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Texas.

Section 10.12 Submission to Jurisdiction.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, THE ISSUING BANK, AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY

ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c) Nothing in this Section 10.12 shall affect the right of the Administrative Agent, the Issuing Bank or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Loan Party (as a Borrower or as a Guarantor) in the courts of any other jurisdiction.

Section 10.13 Dispute Resolution. This Section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

(a) Jury Trial Waiver. As permitted by applicable law, each party hereto waives its respective rights to a trial before a jury in connection with any Dispute, and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”).

(b) Arbitration. If a claim, dispute, or controversy arises between the parties hereto with respect to this Agreement, the Loan Documents, or any other agreement or business relationship between any of the parties hereto whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any party hereto may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party hereto. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations the parties hereto have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving the employees, agents, affiliates, or assigns of any party hereto. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, each party hereto will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in Houston, Texas.

After entry of an Arbitration Order, the non-moving party shall commence arbitration. The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (A) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (B) pursuing non-judicial foreclosure, or (C) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

(c) Class Action Waiver. EACH PARTY HERETO WAIVES THE RIGHT TO LITIGATE IN COURT OR ARBITRATE ANY CLAIM OR DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL.

(d) Reliance. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this Section.

Section 10.14 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.15 Collateral Matters; Swap Contracts. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Swap Counterparties and Cash Management Banks on a pro rata basis in respect of any obligations of any Loan Party which arise under any such Swap Contract or Cash Management Agreement. No Swap Counterparty or Cash Management Bank shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Contracts or Cash Management Agreements.

Section 10.16 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

Section 10.17 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under Article VIII in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.17, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Section 10.17 constitute, and this Section 10.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.18 No Fiduciary Duty. Each Loan Party acknowledges and agrees that (i) the extensions of credit pursuant to this Agreement, is an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Administrative Agent, the Issuing Bank, the Swing Line Lender and the Lenders, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Administrative Agent, the Issuing Bank, the Swing Line Lender and each Lender is acting solely as a principal and not the agent or fiduciary of any Loan Party, (iii) none of the Administrative Agent, the Issuing Bank, the Swing Line Lender or any Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the extensions of credit contemplated hereby or the process leading thereto (irrespective of whether the Administrative Agent, the Issuing Bank, the Swing Line Lender or such Lender has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party other than the obligations expressly set forth in this Agreement and the other Loan Documents and (iv) none of the Administrative Agent, the Issuing Bank, the Swing Line Lender or any Lender have provided any legal, accounting, regulatory or tax advice with respect to the extensions of credit contemplated hereby and each Loan Party has consulted its own legal, accounting, regulatory, tax and financial advisors to the extent it deemed appropriate. Each Loan Party agrees that it will not claim that the Administrative Agent, the Issuing Bank, the Swing Line Lender, any Lender, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party in connection with such transaction or the process leading thereto.

Section 10.19 Second Lien Intercreditor Agreement. The Administrative Agent is hereby authorized on behalf of the Lenders for the Lenders and their Affiliates that are Secured Parties to enter into the Second Lien Intercreditor Agreement. Each Lender and each other Secured Party (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of such agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

EXECUTED as of the date first above written.

BORROWER:

QES HOLDCO LLC

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President and Chief Executive Officer

GUARANTORS:

Q DIRECTIONAL DRILLING, LLC

By: QES Holdco LLC, its Sole Member

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President and Chief Executive Officer

Q DIRECTIONAL MGMT, INC.

By:	/s/ Jim C. Beasley
Name:	Jim C. Beasley
Title:	President

CENTERLINE TRUCKING, LLC

By Q Directional Drilling, LLC, its Sole Member

By: QES Holdco LLC, its Sole Member

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President and Chief Executive Officer

Signature Page to Credit Agreement

QES Holdco, LLC

TWISTER DRILLING TOOLS, LLC

By Q Directional Drilling, LLC, its Sole Member

By: QES Holdco LLC, its Sole Member

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President and Chief Executive Officer

Q CONSOLIDATED OIL WELL SERVICES, LLC

By: QES Holdco LLC, its Sole Member

By:	/s/ Rogers Herndon
Name:	Rogers Herndon
Title:	President and Chief Executive Officer

CIS-OKLAHOMA, LLC

By:	/s/ Stephen D. Stanfield
Name:	Stephen D. Stanfield
Title:	President

OKLAHOMA OILWELL CEMENTING COMPANY

By:	/s/ Stephen D. Stanfield
Name:	Stephen D. Stanfield
Title:	President

Signature Page to Credit Agreement

QES Holdco, LLC

CONSOLIDATED OIL WELL SERVICES, LLC

By:	/s/ Stephen D. Stanfield
Name:	Stephen D. Stanfield
Title:	President

CONSOLIDATED OWS MANAGEMENT, INC.

By:	/s/ Stephen D. Stanfield
Name:	Stephen D. Stanfield
Title:	President

TEAM CO2 HOLDINGS, LLC

By:	/s/ Stephen D. Stanfield
Name:	Stephen D. Stanfield
Title:	President

Signature Page to Credit Agreement

QES Holdco, LLC

ADMINISTRATIVE AGENT:

ZB, N.A. DBA AMEGY BANK (f/k/a Amegy Bank National Association), as Administrative Agent, Swing Line Lender and Issuing Bank

By:
Name:
Title:

LENDERS:

ZB, N.A. DBA AMEGY BANK (f/k/a Amegy Bank National Association)

By:
Name:
Title:

Signature Page to Credit Agreement

QES Holdco, LLC

BANK OF AMERICA, N.A.

By:
Name:
Title:

Signature Page to Credit Agreement

QES Holdco, LLC

CITIBANK, N.A.

By:
Name:
Title:

Signature Page to Credit Agreement

QES Holdco, LLC

COMERICA BANK

By:
Name:
Title:

Signature Page to Credit Agreement

QES Holdco, LLC

IBERIABANK

By:
Name:
Title:

Signature Page to Credit Agreement

QES Holdco, LLC

UBS AG, STAMFORD BRANCH

By:
Name:
Title:

Signature Page to Credit Agreement

QES Holdco, LLC

BARCLAYS BANK PLC

By:
Name:
Title:

Signature Page to Credit Agreement

QES Holdco, LLC

ORIGIN BANK (F/K/A COMMUNITY TRUST BANK)

By:
Name:
Title:

Signature Page to Credit Agreement

QES Holdco, LLC

ANNEX B

[Attached.]

Exhibit B – form of Compliance Certificate

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[For Fiscal Quarter Ended                     ]

[For Fiscal Year Ended                     ]

This certificate dated as of                 ,      is prepared pursuant to the Credit Agreement dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintana Energy Services LP, a Delaware limited partnership (together with its permitted successors and assigns, the “Borrower”), certain subsidiaries of the Borrower, as guarantors, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as Administrative Agent for such Lenders (in such capacity, the “Administrative Agent”), Issuing Bank, and Swing Line Lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The Borrower hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by each of the Loan Parties in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, as if made on the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and (c) that as of the date hereof, the following amounts and calculations were true and correct:

[Remainder of Page Intentionally Left Blank]

Exhibit B – form of Compliance Certificate

1. Section 6.13– Maximum Tranche B Loan to Value Ratio.[1]
(a) outstanding principal amount of the Tranche B Advances	$
(b) FLV for machinery, parts, equipment and other fixed assets[2]	$
Tranche B Loan to Value Ratio = (a) divided by (b)		[3]
Maximum Tranche B Loan to Value Ratio permitted under Section 6.13 of Credit Agreement:	70%
Compliance	Yes No
2. Section 6.14 – Minimum Liquidity[4]
(a) Revolving Availability = (v) - [(i) + (ii) + (iii) + (v) + (vi)]	$
(i) aggregate outstanding principal amount of all Tranche A Revolving Advances	$
(ii) aggregate undrawn maximum face amount of Letters of Credit	$
(iii) aggregate unpaid amount of all reimbursement obligations under Letters of Credit	$
(iv) aggregate outstanding principal amount of all Swing Line Advances	$
(v) lesser of (A) Borrowing Base then in effect and (B) the aggregate Revolving Commitments	$
(b) Unrestricted Cash	$
Liquidity = (a) plus (b)	$
Minimum Liquidity permitted under Section 6.14 of Credit Agreement =	$ 7,500,000
Compliance	Yes No

[1]	Calculated as of each fiscal quarter end, for each fiscal quarter ending on or after the Third Amendment Effective Date.
[2]	Subject to an Acceptable Security Interest of the Loan Parties.
[3]	Expressed as a percentage.
[4]	Calculated as of each calendar month end, for each calendar month ending on or after the Third Amendment Effective Date.

Exhibit B – form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                 ,         .

QUINTANA ENERGY SERVICES LP

By: Quintana Energy Services GP LLC, its General Partner

By:
Name:
Title:

Exhibit B – form of Compliance Certificate

ANNEX C

[Attached.]

EXHIBIT C

FORM OF REVOLVING NOTE

$	, 20

For value received, the undersigned Quintana Energy Services LP, a Delaware limited partnership (together with its permitted successors and assigns, the “Borrower”), hereby promises to pay to                      (“Payee”), the principal amount of              Dollars ($        ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee to the Borrower, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as Administrative Agent for such Lenders (in such capacity, the “Administrative Agent”), Issuing Bank, and Swing Line Lender. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Revolving Note and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for optional and mandatory prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the place and in the manner specified in the Credit Agreement. The Payee shall record payments of principal made under this Revolving Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

Without being limited thereto or thereby, this Revolving Note is secured by the Security Documents and guaranteed under Article VIII of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

This Revolving Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas (except that Chapter 346 of the Texas Finance Code shall not apply to this Revolving Note).

THIS REVOLVING NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS OF THE PARTIES.

Exhibit C – Form of Revolving Note

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

QUINTANA ENERGY SERVICES LP

By: Quintana Energy Services GP LLC, its General Partner

By:
Name:
Title:

Exhibit C – Form of Revolving Note

ANNEX D

[Attached.]

EXHIBIT D

FORM OF SWING LINE NOTE

$5,000,000.00	, , 20

For value received, the undersigned Quintana Energy Services LP, a Delaware limited partnership (together with its permitted successors and assigns, the “Borrower”), hereby promises to pay to ZB, N.A. DBA AMEGY BANK (“Payee”), the principal amount of FIVE MILLION Dollars ($5,000,000.00) or, if less, the aggregate outstanding principal amount of the Swing Line Advances (as defined in the Credit Agreement referred to below) made by the Payee to the Borrower, together with interest on the unpaid principal amount of the Swing Line Advances from the date of such Swing Line Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as Administrative Agent for such Lenders (in such capacity, the “Administrative Agent”), Issuing Bank, and Swing Line Lender. Capitalized terms used in this Swing Line Note that are defined in the Credit Agreement and not otherwise defined in this Swing Line Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Swing Line Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Line Advance being evidenced by this Swing Line Note and (b) contains provisions for acceleration of the maturity of this Swing Line Note upon the happening of certain events stated in the Credit Agreement and for optional and mandatory prepayments of principal prior to the maturity of this Swing Line Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the place and in the manner specified in the Credit Agreement. The Payee shall record payments of principal made under this Swing Line Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Swing Line Note.

Without being limited thereto or thereby, this Swing Line Note is secured by the Security Documents and guaranteed under Article VIII of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Swing Line Note shall operate as a waiver of such rights.

This Swing Line Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas (except that Chapter 346 of the Texas Finance Code shall not apply to this Swing Line Note).

THIS SWING LINE NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS OF THE PARTIES.

Exhibit D – Form of Swing Line Note

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

QUINTANA ENERGY SERVICES LP

By: Quintana Energy Services GP LLC, its General Partner

By:
Name:
Title:

Exhibit D – Form of Swing Line Note

ANNEX E

[Attached.]

EXHIBIT E

NOTICE OF BORROWING

[Date]

ZB, N.A. DBA Amegy Bank,

as Administrative Agent and Swing Line Lender

4400 Post Oak Parkway

Houston, Texas 77027

Attn: Cymbeline Forde

Facsimile: (713) 693-7467

Ladies and Gentlemen:

The undersigned, Quintana Energy Services LP, a Delaware limited partnership (together with its permitted successors and assigns, the “Borrower”), is party to the Credit Agreement dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as Administrative Agent for such Lenders (in such capacity, the “Administrative Agent”), Issuing Bank, and Swing Line Lender. The undersigned gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is , .

(ii)	The Proposed Borrowing is a [Base Rate/Eurodollar] [Tranche A Revolving/Swing Line] Advance.

(iii)	The aggregate amount of the Proposed Borrowing is $ .

(iv)	[The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is [1/2/3/6] month[s].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties of the Loan Parties contained in Article IV of the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

(ii)	no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Exhibit E – Notice of Borrowing

Very truly yours,

QUINTANA ENERGY SERVICES LP

By: Quintana Energy Services GP LLC, its General Partner

By:
Name:
Title:

Exhibit E – Notice of Borrowing

ANNEX F

[Attached.]

EXHIBIT F

NOTICE OF CONVERSION OR CONTINUATION

[Date]

ZB, N.A. DBA Amegy Bank,

as Administrative Agent and Swing Line Lender

4400 Post Oak Parkway

Houston, Texas 77027

Attn: Cymbeline Forde

Facsimile: (713) 693-7467

Ladies and Gentlemen:

The undersigned, Quintana Energy Services LP, a Delaware limited partnership (together with its permitted successors and assigns, the “Borrower”), is a party to the Credit Agreement dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation) among the Borrower, certain subsidiaries of the Borrower, as guarantors, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as Administrative Agent for such Lenders (in such capacity, the “Administrative Agent”), Issuing Bank, and Swing Line Lender. The undersigned hereby gives you irrevocable notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a [Conversion] [Continuation] of outstanding Advances, and in connection with that request sets forth below the information relating to such [Conversion] [Continuation] (the “Proposed Conversion/Continuation”) as required by Section 2.02(b) of the Credit Agreement:

(a) The Business Day of the Proposed Conversion/Continuation is             ,         .

(b) The aggregate amount of the existing Advance to be [Converted/Continued] is $         and is a [Base Rate/Eurodollar] [Tranche A Revolving/Tranche B Revolving/Swing Line] Advance (the “Existing Advance”).

(c) The Proposed Conversion/Continuation consists of [a Conversion of the Existing Advance to a [Base Rate/Eurodollar] Advance] [a Continuation of the Existing Advance].

[(d) The Interest Period for the Proposed Conversion/Continuation is [1/2/3/6] month[s].5

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Conversion/Continuation:

(i) no Event of Default has occurred and is continuing or would result from such Proposed Conversion/Continuation or from the application of the proceeds therefrom; and

(ii) after giving effect to such Proposed Conversion/Continuation, there will be no more than six (6) Interest Periods applicable to outstanding Eurodollar Advances.

[5]	If the requested Continuation or Conversion is a Eurodollar Advance.

Exhibit F – Notice of Continuation or Conversion

Very truly yours,

QUINTANA ENERGY SERVICES LP

By: Quintana Energy Services GP LLC, its General Partner

By:
Name:
Title:

Exhibit F – Notice of Continuation or Conversion

ANNEX G

[Attached.]

EXHIBIT J-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quintana Energy Services LP, certain subsidiaries of the Borrower, the Lenders party thereto, and ZB, N.A. DBA Amegy Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit J – Form of U.S. Tax Compliance Certificate

EXHIBIT J-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quintana Energy Services LP, certain subsidiaries of the Borrower, the Lenders party thereto, and ZB, N.A. DBA Amegy Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit J – Form of U.S. Tax Compliance Certificate

EXHIBIT J-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quintana Energy Services LP, certain subsidiaries of the Borrower, the Lenders party thereto, and ZB, N.A. DBA Amegy Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit J – Form of U.S. Tax Compliance Certificate

EXHIBIT J-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quintana Energy Services LP, certain subsidiaries of the Borrower, the Lenders party thereto, and ZB, N.A. DBA Amegy Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit J – Form of U.S. Tax Compliance Certificate

ANNEX H

[Attached.]

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

[date] (the “Certificate Date”)

ZB, N.A. DBA Amegy Bank, as Administrative Agent

4400 Post Oak Parkway

Houston, Texas 77027

Attn: Brad Ellis

Telephone (713) 232-1212

Facsimile: (713) 693-7467

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of September 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintana Energy Services LP, a Delaware limited partnership (together with its permitted successors and assigns, the “Borrower”), certain subsidiaries of the Borrower, as guarantors, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as Administrative Agent for such Lenders (in such capacity, the “Administrative Agent”), Issuing Bank, and Swing Line Lender. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Credit Agreement.

The Borrower hereby certifies that:

(a) the amounts and calculations regarding the Borrowing Base set forth on the attached Schedule A and on the accompanying monthly accounts receivable aging reports and accounts payable aging reports attached hereto as Schedule B and Schedule C, respectively, are true and correct as of the date hereof;

(b) the Receivables included in the Borrowing Base as calculated in Schedule A are Eligible Receivables, as required under the Credit Agreement; and

(c) the Inventory included in the Borrowing Base as calculated in Schedule A is Eligible Inventory, as required under the Credit Agreement.

Exhibit G – Form of Borrowing Base Certificate

Very truly yours,

QUINTANA ENERGY SERVICES LP

By: Quintana Energy Services GP LLC, its General Partner

By:
Name:
Title:

Exhibit G – Form of Borrowing Base Certificate

SCHEDULE A

BORROWING BASE CALCULATION

REVOLVING AVAILABILITY CALCULATION

As of the month end: [DATE] (the “Applicable Month End”)

A.	ELIGIBLE RECEIVABLES

	1.	Receivables[6] of Loan Parties	$

minus

	2.	(without duplication) the sum of Receivables which are:

a.	Receivables to which a Loan Party does not have good and marketable title		$
b.	not billed substantially in accordance with billing practices of such Loan Party in effect on the Second Amendment Effective Date or unpaid for more than 90 days from the date of the invoice		$
c.

(i)(A) not created in the ordinary course of business of any Loan Party from the performance by such Loan Party of services which have been fully and satisfactorily performed or (B) created in the ordinary course of business of any Loan Party from the performance by such Loan Party of services which have been fully and satisfactorily performed but such services are subject to progress billing or are contingent upon any further performance;

or

(ii)(A) not from the absolute sale on open account by any Loan Party of goods (1) in which such Loan Party had sole and complete ownership and (2) which have been shipped or delivered to the Account Debtor, evidencing which such Loan Party has possession of shipping or delivery receipts or (B) are from the absolute sale on open account by any Loan Party of goods (1) in which such Loan Party had sole and complete ownership and (2) which have been shipped or delivered to the Account Debtor, evidencing which such Loan Party has possession of shipping or delivery receipts but such goods were sold on consignment, on approval or on a “sale or return” basis by such Loan Party

$
d.	not a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms and arises from an enforceable contract		$

[6]	“Receivables” means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing of a customer of a Person in respect of goods sold or services rendered by such Person.

Exhibit G – Form of Borrowing Base Certificate

e.

(i) due from an Account Debtor that the Loan Parties do not deem to be creditworthy

or

(ii) due from an Account Debtor that the Loan Parties deem to be creditworthy but is owed by an Account Debtor which has (unless such event no longer affects the creditworthiness of such Account Debtor) (A) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (B) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (C) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, federal or foreign bankruptcy laws, (D) admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (E) become insolvent, or (F) ceased operation of its business

$
f.	due from an Account Debtor which is a Loan Party, an Affiliate of a Loan Party, or a director, officer or employee of a Loan Party or Affiliate of a Loan Party	$
g.

evidenced by chattel paper, promissory note or other instrument (other than an invoice) unless such chattel paper, promissory note or other instrument has been delivered to the Administrative Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent

$
h.	due from an Account Debtor that has at any time more than 30% of its aggregate Receivables owed to any Loan Party more than 90 days past the invoice date	$
i.

owed by an Account Debtor to the extent that such Receivables, together with all other Receivables due from such Account Debtor, comprise more than 20% of the aggregate Eligible Receivables (provided, however, that the amount excluded pursuant to this section shall only be the amount by which such Receivables exceed the 20% threshold)

$
j.

(i) subject to any set-off, counterclaim, defense, allowance or adjustment

or

(ii) not subject to any set-off, counterclaim, defense, allowance or adjustment but there has been a dispute, objection or complaint by the Account Debtor concerning its liability for such Receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof (provided, however, that the amount of any such Receivable subtracted pursuant to this clause (j)(ii) shall only be the amount of such set-off, counterclaim, allowance or adjustment or claimed set-off, counterclaim, allowance or adjustment)

$
k.	not denominated in Dollars or due from an Account Debtor that is organized under laws other than the laws of the U.S. or any state of the U.S.	$
l.

due from the United States government, or any department, agency, public corporation, or instrumentality thereof and the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Administrative Agent in such Receivable have not been complied with to the Administrative Agent’s satisfaction

$

Exhibit G – Form of Borrowing Base Certificate

m.

owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report or requires any Loan Party to qualify to do business in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Receivable and such Loan Party has not filed such report and is not qualified to do business in such jurisdiction

$
n.	the result of (i) a credit balance relating to a Receivable more than 90 days past the invoice date, (ii) work-in-progress, (iii) finance or service charges, or (iv) payments of interest	$
o.	written off the books of any Loan Party or otherwise designated as uncollectible by any Loan Party	$
p.	subject to any reduction thereof, other than discounts and adjustments given in the ordinary course of business and deducted from such Receivable	$
q.	a newly created Receivable resulting from the unpaid portion of a partially paid Receivable	$
r.	subject to any third party’s Lien (including Permitted Liens) which would be superior to the Lien of the Administrative Agent created under the Loan Documents
s.	otherwise deemed ineligible by the Administrative Agent in its commercially reasonable credit judgment exercised in good faith in accordance with customary business practice	$

	TOTAL:	$

3.	Total Eligible Receivables = (1) – (2) =	$

Exhibit G – Form of Borrowing Base Certificate

B.	ELIGIBLE INVENTORY

1.	Inventory[7][8] of the Loan Parties	$

minus

2.	(without duplication) the sum of Inventory which is:

a.	Inventory with respect to which a claim exists disputing the applicable Loan Party’s title or right to possession	$
b.	Obsolete or slow moving	$
c.	returned, rejected, spoiled or damaged Inventory	$
d.	Inventory that the Administrative Agent has reasonably determined to be unmarketable	$
e.	Inventory that has been shipped or delivered to a customer on consignment, on a sale or return basis, or on the basis of any similar understanding	$
f.	in transit	$
g.	held for lease	$
h.	located on premises owned or operated by the customer that is to purchase such Inventory or located at a Third Party Location that is not subject to a Collateral Access Agreement	$
i.	not in good condition or does not comply with any Legal Requirement or the standards imposed by any Governmental Authority with respect to its manufacture, use, or sale	$
j.	bill and hold goods or deferred shipment	$
k.

evidenced by any negotiable or non-negotiable document of title unless, in the case of a negotiable document of title, such document of title has been delivered to the Administrative Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent

$
l.	produced in violation of the Fair Labor Standards Act or that is subject to the “hot goods” provisions contained in Title 29 U.S.C. §215	$
m.

subject to any agreement which would, in any material respect, restrict the Administrative Agent’s ability to sell or otherwise dispose of such Inventory (other than any such agreements which are subject to a Collateral Access Agreement)

$
n.	located in a jurisdiction outside the United States or in any territory or possession of the United States that has not adopted Article 9 of the Uniform Commercial Code	$
o.

subject to any third party’s Lien (including Permitted Liens) which would be superior to the Lien of the Administrative Agent created under the Loan Documents (other than any such Liens which are subject to a Collateral Access Agreement)

$
p.	Inventory is not otherwise deemed ineligible by the Administrative Agent in its commercially reasonable credit judgment exercised in good faith in accordance with customary business practice	$

	TOTAL	$

[7]	“Inventory” means, at any date of determination thereof, any of the Loan Parties’ inventory whether now owned or hereafter acquired.
[8]	Valued at the lower of cost or fair market value in accordance with GAAP.

Exhibit G – Form of Borrowing Base Certificate

3.	Total Eligible Inventory = (1) – (2) =	$

Exhibit G – Form of Borrowing Base Certificate

C. BORROWING BASE as of the Applicable Month End=

1.	A.3. x 80%	=	$

2.	B.3. x 50%	=	$

3.	Eligible Receivables = C.1	=	$

4.	Eligible Inventory = C.2	=	$	[9]

5.	Borrowing Base = C.3 + C.4	=	$

D. REVOLVING AVAILABILITY as of the Certificate Date:

1.	Aggregate outstanding principal amount of all Tranche A Revolving Advances	=	$
2.	Aggregate undrawn maximum face amount of Letters of Credit	=	$
3.	Aggregate unpaid amount of all reimbursement obligations owing with respect to Letters of Credit	=	$
4.	Aggregate outstanding principal amount of all Swing Line Advances	=	$
5.	Lesser of (a) Borrowing Base (See C.5 above) and (b) the aggregate Revolving Commitments	=	$
6.	Revolving Availability = D.5. – (D.1. + D.2.+ D.3. + D.4.)	=	$

[9]	C.2 must not comprise more than 50% of C.5.

Exhibit G – Form of Borrowing Base Certificate

SCHEDULE B

ACCOUNTS RECEIVING AGING REPORT

Exhibit G – Form of Borrowing Base Certificate

SCHEDULE C

ACCOUNTS PAYABLE AGING REPORTS

Exhibit G – Form of Borrowing Base Certificate

ANNEX I

SCHEDULE 2.01

Commitments and Pro Rata Shares of the Lenders

LENDERS	COMMITMENT AMOUNTS	PERCENTAGE OF TOTAL
AMEGY BANK NATIONAL ASSOCIATION	$22,000,000.00	20.00%
BANK OF AMERICA, N.A.	$22,000,000.00	20.00%
CITIBANK, N.A.	$22,000,000.00	20.00%
COMERICA BANK	$13,750,000.00	12.50%
IBERIABANK	$11,000,000.00	10.00%
UBS AG, STAMFORD BRANCH	$6,875,000.00	6.25%
BARCLAYS BANK PLC	$6,875,000.00	6.25%
COMMUNITY TRUST BANK	$5,500,000.00	5.00%

TOTAL	$110,000,000.00	100.00%

ANNEX J

SCHEDULE 1.01(c)

Third Party Appraiser

1.	Gordon Brothers

2.	Hilco Global

3.	Great American Group

ANNEX K

SCHEDULE 5.11

Bank Accounts

Company	Account Description	Bank Name	Address	City	State	Zip	Acct #
QES Directional Drilling, LLC	Operating	Amegy Bank	4400 Post Oak Pkwy	Houston	TX	77027	0003850102

Twister Drilling Tools, LLC	Operating	Amegy Bank	4400 Post Oak Pkwy	Houston	TX	77027	0003848973

Centerline Trucking, LLC	Operating	Amegy Bank	4400 Post Oak Pkwy	Houston	TX	77027	0054031679

Q Directional Mgmt, Inc.	Payroll	Amegy Bank	4400 Post Oak Pkwy	Houston	TX	77027	0003850420

QES Directional Drilling, LLC	Health Insurance Funding	JPMorgan Chase Bank, .A	1 Chase Manhattan Plaza	New York	NY	10005	475765753

Archer Pressure Pumping LLC	Checking	DNB	200 Park Avenue, 31st Floor	New York	NY	10166	25328001

QES Pressure Control LLC	Checking	DNB	200 Park Avenue, 31st Floor	New York	NY	10166	25288001

QES Pressure Control LLC	Checking/Commercial	Amegy Bank	1717 West Loop S	Houston	TX	77054	579262675 5

QES Wireline, LLC	Corp Master Account	DNB	200 Park Avenue, 31st Floor	New York	NY	10166	24408001

QES Wireline, LLC	ZBA - A/P Account	Bank of New York	200 Park Avenue, 31st Floor	New York	NY	10166	9034910

QES Wireline, LLC	Corporate Checking	Amegy Bank	4400 Post Oak Pkwy	Houston	TX	77227-7459	5792626763

QES Wireline, LLC	RapidPay Funding	Metabank	5501 S Broadband Lane	Sioux Falls	SD	57108	7972508072 812

QES Directional Drilling, LLC	Checking	DNB	200 Park Avenue, 31st Floor	New York	NY	10166	25456001

ANNEX L

[Attached.]

Execution Version

INTERCREDITOR AND SUBORDINATION AGREEMENT

dated as of

December 19, 2016

among

QUINTANA ENERGY SERVICES LP,

as Company,

ZB, N.A. DBA AMEGY BANK,

as First Lien Administrative Agent

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Second Lien Administrative Agent

THIS IS THE INTERCREDITOR AGREEMENT REFERRED TO IN THE SECURITY DOCUMENTS REFERRED TO IN THE CREDIT AGREEMENTS REFERRED TO HEREIN.

i

ii

Section 10.14	Counterparts	35

Section 10.15	Provisions Solely to Define Relative Rights	35

Section 10.16	Sharing of Information	35

iii

This INTERCREDITOR AND SUBORDINATION AGREEMENT dated as of December 19, 2016 (this “Agreement”), is among Quintana Energy Services LP, a Delaware limited partnership (the “Company”), ZB, N.A. DBA AMEGY BANK (f/k/a Amegy Bank National Association), a national banking association, as administrative agent for the First Lien Lenders (as defined below), as Issuing Bank and as Swing Line Lender (in such capacity, together with its successors and assigns, the “First Lien Administrative Agent”), and Cortland Capital Market Services LLC, as administrative agent for the Second Lien Lenders (as defined below) (in such capacity, together with its successors and assigns, the “Second Lien Administrative Agent”).

PRELIMINARY STATEMENT

Reference is made to (a) the First Lien Credit Agreement dated as of September 9, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant hereto, the “First Lien Credit Agreement”), among the Company, the lenders from time to time party thereto (the “First Lien Lenders”) and the First Lien Administrative Agent, (b) the Second Lien Credit Agreement dated as of December 19, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant hereto, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among the Company, the lenders from time to time party thereto (the “Second Lien Lenders”) and the Second Lien Administrative Agent, and (c) the Security Documents referred to in the Credit Agreements.

RECITALS

A. The First Lien Lenders have agreed to make loans and other extensions of credit to the Company pursuant to the First Lien Credit Agreement on the condition, among others, that the First Lien Obligations (such term and each other capitalized term used but not defined in the preliminary statement or these recitals having the meaning given it in Article I) shall be secured by first priority Liens on, and security interests in, the First Lien Collateral.

B. The Second Lien Lenders have agreed to make loans to the Company pursuant to the Second Lien Credit Agreement on the condition, among others, that the Second Lien Obligations shall be secured by second priority Liens on, and security interests in, the Second Lien Collateral.

C. The Credit Agreements require, among other things, that the parties hereto set forth in this Agreement, among other things, their respective rights, obligations and remedies with respect to the Collateral and debt priority.

Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement, the Second Lien Credit Agreement or the Security Documents, as applicable.

Section 1.02 Other Defined Terms. As used in the Agreement, the following terms shall have the meanings specified below:

“Administrative Agents” shall mean collectively each of First Lien Administrative Agent and Second Lien Administrative Agent.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or any Subsidiary of such Person.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Borrowing Base” shall have the meaning assigned to such term in the First Lien Credit Agreement or, if the Obligations outstanding under the First Lien Loan Documents are Refinanced as contemplated by Section 7.02, as defined in the New First Lien Loan Documents.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to remain closed.

“Capped Obligations” shall mean the outstanding principal balance of credit extended and the face amount of outstanding letters of credit under the First Lien Loan Documents (including, without duplication, unreimbursed letter of credit obligations outstanding under the First Lien Loan Documents).

“Closing Date” means December 19, 2016.

“Collateral” shall mean, collectively, the First Lien Collateral and the Second Lien Collateral.

“Company” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Comparable Second Lien Security Document” shall mean, in relation to any Collateral subject to any Lien created under any First Lien Security Document, the Second Lien Security Document that creates a Lien on the same Collateral, granted by the same Grantor.

“continuing” shall mean, with respect to any default or event of default, that such default or event of default has not been cured or waived.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Credit Agreements” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“DIP Financing” shall have the meaning assigned to such term in Section 6.01(a)(ii).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 6.01(a)(ii).

“Discharge of First Lien Obligations” shall mean, subject to Section 7.02 and Section 7.04, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding)

and premium, if any, on all Obligations outstanding under the First Lien Loan Documents (other than First Lien Obligations consisting solely of contingent indemnification obligations under the First Lien Loan Documents for which no claim has been asserted in writing) , (b) payment in full in cash of all other First Lien Obligations, other than Swap Obligations, that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, (c) cancellation of, cash collateralization in an amount equal to 105% of the aggregate undrawn face amount of, or the entry into other arrangements reasonably satisfactory to the First Lien Administrative Agent and the Issuing Bank with respect to all letters of credit issued and outstanding under the First Lien Credit Agreement, (d) payment of all Swap Obligations under all Lender Swap Agreements (or, with respect to any particular Lender Swap Agreement, such other arrangements as have been made by the Company and the Swap Counterparty who is a party to such Lender Swap Agreement to protect such Swap Counterparty from default risk under such Lender Swap Agreement (and communicated to the First Lien Administrative Agent) as provided in the First Lien Credit Agreement) and (e) termination or expiration of all commitments to lend and all obligations to issue or extend or renew letters of credit under the First Lien Credit Agreement.

“Disposition” shall mean any sale, lease, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Distribution” shall mean, with respect to any liability, indebtedness, obligation or security, (a) any payment or distribution by or on behalf of the Company or any Subsidiary of cash, securities or other property, by set-off or otherwise, on account of such liability, indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such liability, indebtedness, obligation or security by the Company or any Subsidiary (other than sales or other transfers of Second Lien Obligations to third parties permitted pursuant to Section 7.01), or (c) the granting of any Lien or any other encumbrance to or for the benefit of the holders of such liability, indebtedness, obligation or security in or upon any property or interests in property of the Company or any Subsidiary.

“Enforcement Action” shall mean the actions described in Section 3.02(a)(i)(A) and (B).

“Event of Default” means the occurrence of any event under any First Lien Loan Document evidencing First Lien Obligations which gives the holder(s) of such First Lien Obligations, or an agent or representative acting on behalf of such holder(s), the right to cause the maturity of such First Lien Obligations to be accelerated immediately without any further notice (except such notice as may be required to effect such acceleration) and without expiration of any applicable grace period, including a First Lien Payment Default.

“Event of Default Notice” means a written notice from or on behalf of the First Lien Administrative Agent that an Event of Default has occurred and is continuing which identifies such Event of Default and specifically designates such notice as an “Event of Default Notice.”

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“First Lien Administrative Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Cap” means (A) an amount of Capped Obligations not to exceed $110,000,000, which consists of (i) $90,000,000 as part of the first lien reducing revolving facility, initially “Tranche B Advances” under the First Lien Credit Facility, as such amount is reduced quarterly pursuant to the First Lien Loan Documents as and when the payments associated with such reductions are made, plus (ii) $20,000,000 as part of the first lien, non-reducing revolver facility, plus (B) an amount of Capped Obligations not to exceed $40,000,000 as an increase in the aggregate Revolving Commitments after the Closing Date as permitted under Section 2.16 of the First Lien Credit Agreement or a comparable provision under the New First Lien Loan Documents. The First Lien Cap is a limitation on the outstanding amount of Capped Obligations payable to the First Lien Secured Parties under the First Lien Credit Agreement and is not a limit on any other amounts (including, but not limited to interest, fees, indemnities, costs, expenses, hedge obligations and cash management obligations).

“First Lien Collateral” shall mean all assets of any Grantor and all proceeds and products thereof, now or at any time hereafter existing, and with respect to which a Lien is granted (or purported to be granted) as security for any First Lien Obligations (including proceeds and products thereof).

“First Lien Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Loan Documents” shall mean the “Loan Documents”, as defined in the First Lien Credit Agreement.

“First Lien Obligations” shall mean (i) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Company or any Subsidiary to the First Lien Administrative Agent, the Issuing Bank or the First Lien Lenders under the First Lien Loan Documents, whether or not allowable in any insolvency proceeding and whether or not any payment or Lien securing the same is declared to be fraudulent, preferential or set aside, including without limitation, the “Letter of Credit Obligations” as defined in the First Lien Credit Agreement, (ii) any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any of the following bank services provided to the Company or any Subsidiary by any First Lien Lender or any Affiliate of a First Lien Lender: (A) commercial credit cards, (B) stored value cards and (C) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (iii) all obligations of the Company or any Subsidiary owing to any Swap Counterparty under any Lender Swap Agreement entered into prior to or during the term of the First Lien Credit Agreement (but excluding any Excluded Swap Obligation (as defined in the First Lien Credit Agreement); provided that, (a) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any individual hedge contract to any other Person pursuant to the terms of the First Lien Credit Agreement, the obligations thereunder shall constitute First Lien Obligations only if such assignee or transferee is also then a First Lien Lender or an Affiliate of a First Lien Lender and (b) if a Swap Counterparty ceases to be a First Lien Lender or an Affiliate of a First Lien Lender, obligations owing to such Swap Counterparty shall be included as First Lien Obligations only to the extent such obligations arise from transactions under such individual Swap Contract (and not the Master Agreement between such parties) entered into prior to the date hereof or at the time such Swap Counterparty was a

First Lien Lender or an Affiliate of a First Lien Lender, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a First Lien Lender or an Affiliate of a First Lien Lender.

“First Lien Payment Default” shall mean any Event of Default resulting from the failure of the Company or any Guarantor to pay, when due and after giving effect to any applicable grace periods, any principal, interest, fees or other obligations under the First Lien Loan Documents including, without limitation, any default in payment of First Lien Obligations after acceleration thereof.

“First Lien Required Lenders” shall mean the “Majority Lenders”, as defined in the First Lien Credit Agreement as in effect on the Closing Date.

“First Lien Secured Parties” shall mean, at any time, (a) the First Lien Lenders, (b) the First Lien Administrative Agent, (c) the Issuing Bank, (d) the Swap Counterparties, (e) each other Person to whom any of the First Lien Obligations (including First Lien Obligations under any indemnification obligations) is owed, and (f) the successors and assigns of each of the foregoing.

“First Lien Security Documents” shall mean the “Security Documents”, as defined in the First Lien Credit Agreement.

“First Priority Liens” shall mean all Liens on the First Lien Collateral securing (or purporting to secure) the First Lien Obligations, whether created under the First Lien Security Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“Grantors” shall mean the Company and each other Person that shall have created or purported to create any First Priority Lien or Second Priority Lien on all or any part of its assets to secure any First Lien Obligations or any Second Lien Obligations.

“Guarantors” shall mean, collectively, each Subsidiary that has guaranteed, or that may from time to time hereafter guarantee, the First Lien Obligations or the Second Lien Obligations (each, a “Guarantor”).

“Insolvency Proceeding” shall mean (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator, controller or similar official for any Grantor for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

“Lender Swap Agreement” shall mean a “Swap Agreement” (as defined in the First Lien Credit Agreement as in effect on the Closing Date) between the Company or any other Grantor and a Swap Counterparty.

“Lien” means any interest in Property securing an obligation owed to, or securing a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of oil and gas properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations on or with respect to real property. For the purposes of this Agreement, a Grantor shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” shall mean the First Lien Loan Documents and the Second Lien Loan Documents.

“LOC Cash Collateral” means any cash collateral held by any First Lien Secured Party in connection with a letter of credit issued by such First Lien Secured Party for the account of the Company or any Subsidiary.

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement, together with any related schedules.

“New First Lien Administrative Agent” shall have the meaning assigned to such term in Section 7.02.

“New First Lien Loan Documents” shall have the meaning assigned to such term in Section 7.02.

“New First Lien Obligations” shall have the meaning assigned to such term in Section 7.02.

“Obligations” shall mean and includes all First Lien Obligations and all Second Lien Obligations, as applicable.

“Offerors” shall have the meaning assigned to such term in Section 3.01(e).

“Other Pledged or Controlled Collateral” shall have the meaning assigned to such term in Section 5.02.

“Permitted Subordinated Payments” shall mean:

(a) payments of Second Lien Costs and Expenses;

(b) accrual of interest (including default interest) paid in kind and not payment in cash or other property in accordance with the terms of the Second Lien Loan Documents (including any such interest that is paid by the issuance of additional subordinated debt thereunder) (“PIK Interest Payments”); and

(c) Distributions of Reorganization Subordination Securities.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“PIK Interest Payments” shall have the meaning assigned to such term under the definition of “Permitted Subordinated Payments.”

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Section 5.01(a).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Refinance” shall mean, in respect of any Obligations, to refinance, extend, renew, restructure or replace, or to issue other Debt in exchange or replacement for, such Obligations, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” shall mean Debt that Refinances First Lien Obligations pursuant to Section 7.02.

“Refinancing Notice” shall have the meaning assigned to such term in Section 7.02.

“Release” shall have the meaning assigned to such term in Section 3.04(a).

“Reorganization Subordination Securities” means (a) debt securities that are issued pursuant to an Insolvency Proceeding the payment of which is subordinate and junior at least to the same extent provided in this Agreement to the payment of the First Lien Obligations outstanding at the time of the issuance thereof (including any Refinancing of First Lien Obligations pursuant to an Insolvency Proceeding) and to the payment of all debt securities issued in exchange for such First Lien Obligations in such Insolvency Proceeding (whether such subordination is effected by the terms of such securities, an order or decree issued in such Insolvency Proceeding, by agreement of the Second Lien Lenders or otherwise), or (b) equity securities that are issued pursuant to an Insolvency Proceeding; provided, in either case, that such securities are authorized by an order or decree made by a court of competent jurisdiction in such Insolvency Proceeding.

“Second Lien Administrative Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Cap” means (A) a principal amount not to exceed $35,000,000 incurred on the Closing Date (B) a principal amount of $5,000,000 incurred after the Closing Date, and (C) a principal amount of interest that has been paid-in-kind (including, for the avoidance of doubt, interest paid on previously capitalized interest amounts) but to the extent the rate thereof does not exceed the rate permitted under Section 7.01(b). The Second Lien Cap is a limitation on the outstanding principal amount payable to the Lenders under the Second Lien Credit Agreement and is not a limit on any other amounts (including, but not limited to fees, indemnities, costs and expenses).

“Second Lien Collateral” shall mean all assets of any Grantor and all proceeds and products thereof, now or at any time hereafter existing, and with respect to which a Lien is granted (or purported to be granted) as security for any Second Lien Obligations (including proceeds and products thereof).

“Second Lien Costs and Expenses” shall mean (a) reasonable and documented out-of-pocket costs and expenses payable by the Company to the Second Lien Secured Parties pursuant to the terms of the Second Lien Loan Documents and (b) all fees and indemnities payable by the Company to the Second Lien Administrative Agent under the Second Lien Loan Documents.

“Second Lien Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Default” shall mean a default in the payment of the Second Lien Obligations or in the performance of any term, covenant or condition contained in the Second Lien Loan Documents or any other occurrence permitting the Second Lien Administrative Agent or any Second Lien Lender to accelerate the payment of, or put or cause the redemption of, all or any portion of the Second Lien Obligations or any Second Lien Loan Document.

“Second Lien Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Loan Documents” shall mean the “Loan Documents”, as defined in the Second Lien Credit Agreement.

“Second Lien Mortgage” shall mean any Second Lien Security Document granting a lien on any real property Collateral.

“Second Lien Obligations” shall mean all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Company or any Subsidiary to the Second Lien Administrative Agent or the Second Lien Lenders under the Second Lien Loan Documents (including, without limitations, any Second Lien Costs and Expenses), whether or not allowable in any insolvency proceeding and whether or not any payment or Lien securing the same is declared to be fraudulent, preferential or set aside.

“Second Lien Permitted Actions” shall have the meaning assigned to such term in Section 3.01(a).

“Second Lien Required Lenders” shall mean the “Required Lenders,” as defined in the Second Lien Credit Agreement.

“Second Lien Secured Parties” shall mean, at any time, (a) the Second Lien Lenders, (b) the Second Lien Administrative Agent, (c) each other Person to whom any of the Second Lien Obligations (including indemnification obligations) is owed and (d) the successors and assigns of each of the foregoing.

“Second Lien Security Documents” shall mean the “Security Documents,” as defined in the Second Lien Credit Agreement.

“Second Priority Liens” shall mean all Liens on the Second Lien Collateral securing (or purporting to secure) the Second Lien Obligations, whether created under the Second Lien Security Documents or acquired by possession, statute (including any judgment Lien), operation of law, subrogation or otherwise.

“Security Documents” shall mean the First Lien Security Documents and the Second Lien Security Documents.

“Standstill Period” shall have the meaning assigned to such term in Section 3.02(a)(i).

“Subsidiary” of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries, and (b) any partnership of which such Person or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a direct or indirect Subsidiary of the Company.

“Swap Counterparty” shall mean (a) any First Lien Lender or Affiliate of a First Lien Lender that is a counterparty to any Lender Swap Agreement with the Company or any Subsidiary and (b) any counterparty to any other Lender Swap Agreement with the Company or any Subsidiary; provided that such counterparty is a First Lien Lender or an Affiliate of a First Lien Lender or was a First Lien Lender or an Affiliate of a First Lien Lender at the time the applicable individual hedge contract with the Company or such Subsidiary (and not the Master Agreement between such parties) was entered into. For the avoidance of doubt, “Swap Counterparty” shall not include any participant of a First Lien Lender that purchases a participation from, or enters into a participation agreement with, a First Lien Lender, other than to the extent such participant is otherwise a First Lien Lender or an Affiliate of a First Lien Lender.

“Swap Obligations” means, with respect to any Lender Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Lender Swap Agreement, all obligations then due and owing thereunder to the Swap Counterparty a party thereto, including all related fees, expenses and other amounts owed to such Swap Counterparty in connection therewith.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (but not in contravention of the terms of this Agreement), (b) any reference herein (i) to any Person shall be construed to include such Person’s successors and assigns and (ii) the Company, or any other Grantor shall be construed to include such Company or such other Grantor as debtor and debtor-in-possession and any receiver, trustee or administrator for the Company or any other Grantor, as the case may be, in any Insolvency Proceeding, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections of this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Article II

Lien Priorities and Payment Subordination

Section 2.01 Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any First Priority Lien or any Second Priority Lien or any actual or alleged defect in any of the foregoing, and notwithstanding any provision of the UCC or any other applicable law or the provisions of any Security Document or any other Loan Document or any other circumstance whatsoever, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby agrees that, so long as the Discharge of First Lien Obligations has not occurred, (a) any First Priority Lien now or hereafter held by or for the benefit of any First Lien Secured Party, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens, (b) any Second Priority Lien now or hereafter held by or for the benefit of any Second Lien Secured Party, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens, (c) the First Priority Liens shall be and remain senior in right, priority, operation, effect and all other respects to any Second Priority Liens for all purposes, whether or not any First Priority Liens are subordinated in any respect to any other Lien securing any other obligation of the Company, any other Grantor or any other Person.

Section 2.02 Prohibition on Contesting Liens. Each of the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, and the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it will not, and hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), (i) the validity or enforceability of any Security Document or any obligation thereunder, (ii) the priority, perfection, validity or enforceability of any First Priority Lien or any Second Priority Lien, as the case may be, (iii) the seniority of the First Lien Obligations or the subordination of the Second Lien Obligations, or (iv) the relative rights and duties of the holders of the First Lien Obligations and the Second Lien Obligations granted and established in this Agreement or any other Security Document with respect to the First Priority Liens or the Second Priority Liens, as the case may be; provided that nothing in this Agreement shall be construed to (a) prevent or impair the rights of the First Lien Administrative Agent or any other First Lien Secured Party to enforce this Agreement prior to the Discharge of First Lien Obligations or (b) prevent or impair the rights of the Second Lien Administrative Agent or any other Second Lien Secured Party to enforce this Agreement.

Section 2.03 No New Liens. The parties hereto agree that, so long as the Discharge of First Lien Obligations has not occurred, none of the Grantors shall, or shall permit any of its Subsidiaries to, (a) grant or permit any additional Liens on any asset to secure any Second Lien Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the First Lien Obligations or (b) grant or permit any additional Liens on any asset to secure any First Lien Obligations unless it concurrently, or promptly thereafter, grants a Lien on such asset to secure the Second Lien Obligations, with each such Lien to be subject to the provisions of this Agreement, in each case, subject to the terms and conditions hereof (including Sections 5.01 and 5.02 hereof). To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Lien Administrative Agent or the other First Lien Secured Parties, the Second Lien Administrative Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that any amounts received by or distributed to any Second Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.03 shall be subject to Section 4.02. All proceeds of such additional Collateral shall in any event be applied in accordance with this Agreement.

Section 2.04 Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical other than the LOC Cash Collateral. In furtherance of the foregoing, the parties hereto agree:

(a) to cooperate in good faith in order to determine, upon any reasonable request by the First Lien Administrative Agent or the Second Lien Administrative Agent, the specific assets included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the First Priority Liens and the Second Priority Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents; and

(b) that the Second Lien Security Documents shall be in all material respects in the same form as the First Lien Security Documents, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

Section 2.05 Judgment Creditors. In the event that any Second Lien Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Lien Obligations are subject to the terms of this Agreement.

Section 2.06 Debt Subordination. Each Second Lien Secured Party covenants and agrees, notwithstanding anything to the contrary contained in any of the Second Lien Loan Documents, that the payment of any and all of the Second Lien Obligations and any other claims under the Second Lien Loan Documents shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the First Lien Obligations and to any other claims under the First Lien Loan Documents. Each First Lien Secured Party shall be deemed to have acquired First Lien Obligations in reliance upon the provisions contained in this Agreement.

Section 2.07 Subordination in Liquidation, Dissolution, Bankruptcy. In the event of any Insolvency Proceeding involving the Company or any Subsidiary:

(a) So long as the Discharge of First Lien Obligations has not occurred, no Distribution, whether in cash, securities or other property, shall be made to any Second Lien Secured Party on account of any Second Lien Obligations (other than a distribution of Reorganization Subordination Securities).

(b) Any Distribution that would, but for the terms of this Section 2.07, be payable or deliverable in respect of any Second Lien Obligations (other than a Distribution of Reorganization Subordination Securities) shall be paid or delivered directly to the First Lien Administrative Agent until the Discharge of First Lien Obligations has occurred. The Second Lien Administrative Agent and each other Second Lien Secured Party irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator, administrator or other Person having authority, to pay or otherwise deliver all such Distributions to the First Lien Administrative Agent, for application to the First Lien Obligations until the Discharge of First Lien Obligations has occurred. The Second Lien Administrative Agent and each other Second Lien Secured Party also irrevocably authorizes and empowers the First Lien Administrative Agent, in the name of the Second Lien Administrative Agent, on behalf of all Second Lien Secured Parties, to demand, sue for, collect and receive any and all such Distributions.

(c) The Second Lien Administrative Agent and each other Second Lien Secured Party hereby irrevocably authorizes, empowers, and appoints the First Lien Administrative Agent as its agent and attorney-in-fact to execute, verify, deliver, and file such proofs of claim in respect of the Second Lien Obligations upon the failure of any Second Lien Secured Party promptly to do so prior to ten (10) days before the expiration of the time to file any such proof of claim. The First Lien Administrative Agent shall have no obligation to execute, verify, deliver, and/or file any such proof of claim. The First Lien Administrative Agent shall have no right to vote such claim in any such Insolvency Proceeding. Except as expressly set forth in this Agreement, the Second Lien Secured Parties shall not be deemed to have waived or relinquished any rights that they may have with respect to any claims or otherwise in connection with any Insolvency Proceeding.

(d) The First Lien Obligations shall continue to be treated as senior in right of payment, and the provisions of this Agreement shall continue to govern the relative rights and priorities of the First Lien Secured Parties and the Second Lien Secured Parties even if all or part of the First Lien Obligations are subordinated in right of payment, set aside, avoided, invalidated, or disallowed in connection with any such Insolvency Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the First Lien Obligations is rescinded or must otherwise be returned by any First Lien Secured Party or any representative thereof

Section 2.08 Second Lien (Subordinated) Debt Payment Restrictions.

(a) Notwithstanding the terms of the Second Lien Loan Documents, the Company, for itself and on behalf of each Subsidiary, agrees that, so long as the Discharge of First Lien Obligations has not occurred, it shall not make, and the Second Lien Administrative Agent and each Second Lien Secured Party hereby agrees that it shall not retain any Distribution with respect to any Second Lien Obligations, except as otherwise expressly provided herein. Notwithstanding the immediately preceding sentence, but subject to Section 3.07, the Company may make, and the Second Lien Administrative Agent may retain, for itself or for the distribution to the Second Lien Secured Parties, the Permitted Subordinated Payments.

(b) The Company may resume Permitted Subordinated Payments (and may make any Permitted Subordinated Payments missed due to the application of paragraph (a) of this Section 2.08 unless such payments have been previously capitalized as part of the Second Lien Obligations) in respect of any Second Lien Obligations or any judgment with respect thereto and the Second Lien Secured Parties may retain such payments, in the case of an Event of Default, upon a cure or waiver thereof so long as no other condition exists which would prohibit such Distribution under Section 2.08(a) or the Discharge of First Lien Obligations.

Article III

Enforcement of Rights; Matters Relating to Collateral

Section 3.01 Exercise of Rights and Remedies.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency Proceeding has been commenced, the First Lien Administrative Agent and the other First Lien Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the Disposition (and, to the extent provided in Section 3.04, any Release in connection therewith) with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency Proceeding), in each case, without any consultation with or the consent of the Second Lien Administrative Agent or any other Second Lien Secured Party; provided that, notwithstanding the foregoing,

(i) in any Insolvency Proceeding, the Second Lien Administrative Agent and any Second Lien Secured Party may file a proof of claim or statement of interest with respect to the Second Lien Obligations;

(ii) the Second Lien Administrative Agent may take any action to create, perfect, preserve or protect the validity and enforceability of the Second Priority Liens (but not actually enforce the Second Priority Liens), provided that no such action is, or could reasonably be expected to be, (A) adverse to the First Priority Liens or the rights and remedies of the First Lien Administrative Agent or any other First Lien Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Second Priority Liens provided in Section 3.04;

(iii) the Second Lien Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions or pleadings pertaining to the Second Lien Obligations, in each case, in a manner (A) that could not reasonably be expected to be adverse to the First Priority Liens or the rights and remedies of the First Lien Administrative Agent and (B) not otherwise inconsistent with the terms of this Agreement;

(iv) the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors, subject to the terms of and in accordance with this Agreement, including as provided in Section 3.03;

(v) the Second Lien Secured Parties may (A) present a cash bid for Collateral or purchase Collateral for cash at any Section 363 hearing or at any public or judicial foreclosure sale and (B) credit bid for Collateral pursuant to Section 363(k) of the Bankruptcy Code (provided that such credit bid may only be made if the Discharge of First Lien Obligations has occurred or will occur concurrently as a result of a cash bid for such Collateral in addition to such credit bid); provided, however, in no event shall the bid pursuant to this Section 3.01(a)(v) be less than the amount in cash that would be necessary to purchase the First Lien Obligations pursuant to Section 3.01(d) hereof;

(vi) the Second Lien Secured Parties shall be entitled to vote on any plan of reorganization, to the extent consistent with the provisions hereof; and

(vii) subject to Section 3.02(a), the Second Lien Administrative Agent and the other Second Lien Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period.

(the actions described in clauses (i) through (vii) above being referred to herein as the “Second Lien Permitted Actions”). Except for the Second Lien Permitted Actions, unless and until the Discharge of First Lien Obligations has occurred, the sole right of the Second Lien Administrative Agent and the other Second Lien Secured Parties with respect to the Collateral shall be to receive the proceeds of the Collateral, if any, remaining after the Discharge of First Lien Obligations has occurred, to the extent of the Second Lien Obligations, and in accordance with the Second Lien Loan Documents and applicable law.

(b) In exercising rights and remedies with respect to the Collateral, the First Lien Administrative Agent and the other First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole and absolute discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The First Lien Administrative Agent agrees to provide at least three (3) Business Days’ prior written notice to the Second Lien Administrative Agent of its intention to foreclose upon or Dispose of any Collateral.

(c) The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Security Document or any other Second Lien Loan Document shall be deemed to restrict in any way the rights and remedies of the First Lien Administrative Agent or the other First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Lien Loan Documents.

(d) Notwithstanding anything in this Agreement to the contrary, following the earliest to occur of (i) the acceleration of the Obligations then outstanding under the First Lien Credit Agreement, (ii) a First Lien Payment Default that has not been cured or waived by the First Lien Lenders within sixty (60) days of the occurrence thereof or (iii) the commencement of an Insolvency Proceeding, the Second Lien Secured Parties may, at their sole expense and effort, upon notice within thirty (30) days following such acceleration, payment default or the commencement of an Insolvency Proceeding, as the case may be, to the First Lien Administrative Agent and the Company, require the First Lien Secured Parties to transfer and assign to the Second Lien Secured Parties, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Acceptance (as such term is defined in the First Lien Credit Agreement), all (but not less than all) of the First Lien Obligations; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, and (y) the Second Lien Secured Parties shall have paid to the First Lien Administrative Agent, for the account of the First Lien Secured Parties, in immediately available funds, an amount equal to 100% of the outstanding principal of the First Lien Obligations, plus all accrued and unpaid interest thereon plus all accrued and unpaid fees plus all other First Lien Obligations then outstanding (which shall include, with respect to (i) the aggregate face amount of the letters of credit outstanding under the First Lien Credit Agreement, an amount in cash equal to 105% thereof, and (ii) obligations under any Lender Swap Agreement that constitute First Lien Obligations, 100% of the aggregate Swap Obligations then due and owing thereunder). In addition, such purchasers shall have the right to assume any Lender Swap Agreement that has not been terminated by payment to the Swap Counterparty thereunder of an amount equal to 100% of the mark-to-market value thereof, plus any Swap Obligations with respect thereto. In order to effectuate the foregoing, the First Lien Administrative Agent shall calculate, upon the written request of the Second Lien Administrative Agent from time to time, the amount in cash that would be necessary so to purchase the First Lien Obligations. Notwithstanding the foregoing, the First Lien Administrative Agent and the First Lien Secured Parties shall retain any and all rights with respect to indemnification and other similar contingent obligations under the First Lien Loan Documents or any Lender Swap Agreement that are expressly stated to survive the termination of the First Lien Loan Documents or any Lender Swap Agreement. To exercise the foregoing purchase option, the Second Lien Administrative Agent shall, at the written direction of the Offerors, deliver a written notice to the First Lien Administrative Agent, on behalf of itself and the First Lien Secured Parties, which notice shall, subject to clause (e) of this Section 3.01, be deemed an irrevocable offer to the First Lien Secured Parties by such Offerors to purchase the First Lien Obligations on the terms set forth in this Section (the “Purchase Notice”). The parties shall close within twenty (20) Business Days after receipt of such Purchase Notice by the First Lien Administrative Agent (such period referred to as the “Purchase Period”). The Second Lien Administrative Agent shall endeavor to provide notice to the Company of such purchase promptly upon such closing; provided, however, the failure to give such notice shall not create any claim or cause of action on the part of the Company against the Second Lien Administrative Agent or any other party hereto for failing to give such notice for any reason whatsoever. Upon any such purchase, the First Lien Administrative Agent shall, upon the request of the purchasers of the First Lien Obligations, resign immediately as First Lien Administrative Agent, and such purchasers may elect or appoint a successor agent in accordance with the terms of the First Lien Loan Documents.

(e) If the First Lien Administrative Agent or a First Lien Secured Party commences or continues any Enforcement Action in respect of any First Lien Collateral during a Purchase Period, and if the Second Lien Secured Parties who gave the Purchase Notice (the “Offerors”) decide, in the exercise of their reasonable good faith judgment that such Enforcement Action will have or could reasonably be expected to have an adverse effect on the Collateral or on the value to the Offerors of the proposed purchase transaction, the Offerors may, by notice to the First Lien Administrative Agent, revoke their offer to purchase the First Lien Obligations, and in such case the Offerors shall have no further obligation to any First Lien Secured Party in respect of such offer.

(f) In furtherance of the foregoing Section 3.01(d), the First Lien Administrative Agent shall endeavor to deliver notice to the Second Lien Administrative Agent of any payment default under the First Lien Credit Agreement; provided that the First Lien Administrative Agent’s failure to give such notice under this Section 3.01(f) shall not create any claim or cause of action on the part of any Second Lien Secured Party against the First Lien Administrative Agent for any reason whatsoever.

Section 3.02 No Interference.

(a) The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, whether or not any Insolvency Proceeding has been commenced, the Second Lien Secured Parties:

(i) except for Second Lien Permitted Actions, will not, so long as the Discharge of First Lien Obligations has not occurred, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Collateral (including the enforcement of any right under any account control agreement (if any), any letter to purchasers of production, or any similar agreement or arrangement to which the Second Lien Administrative Agent or any other Second Lien Secured Party is a party) or (B) commence or join with any Person (other than the First Lien Administrative Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action); provided, however, that, after a period of 180 days has elapsed since the date on which the Second Lien Administrative Agent has delivered to the First Lien Administrative Agent written notice of the acceleration of the Obligations then outstanding under the Second Lien Credit Agreement as the result of the occurrence and continuation of an Event of Default under the Second Lien Credit Agreement (the “Standstill Period”), the Second Lien Administrative Agent may, with the concurrence of the Second Lien Required Lenders, or shall, at the written direction of the Second Lien Required Lenders, enforce or exercise any or all such rights and remedies, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding; provided further, however, that notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Lien Administrative Agent or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any Person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Lien Administrative Agent or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to any Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Lien Administrative Agent by the First Lien Administrative Agent), or any Grantor, acting with the consent of the First Lien Administrative Agent, shall have commenced and shall be diligently pursuing any action to Dispose of any Collateral; provided further, however, that notwithstanding any enforcement action or any exercise of rights by the Second Lien Administrative Agent, the proceeds thereof shall remain subject to this Agreement in all respects, including Sections 2.01 and 2.07 hereof.

(ii) will not contest, protest, seek to enjoin or object to (x) any foreclosure action or proceeding brought by the First Lien Administrative Agent or any other First Lien Secured Party,

(y) any other enforcement or exercise by any First Lien Secured Party of any rights or remedies relating to the Collateral under the First Lien Loan Documents or otherwise, or (z) any action taken by any Grantor to Dispose of Collateral with the consent of the First Lien Administrative Agent when an Event of Default has occurred and is continuing under the First Lien Loan Documents, in each case so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Sections 2.01 and 2.07;

(iii) subject to the rights of the Second Lien Secured Parties under clause (i) above, will not object to the forbearance by the First Lien Administrative Agent or any other First Lien Secured Party from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral;

(iv) will not, so long as the Discharge of First Lien Obligations has not occurred and except for Second Lien Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to any Collateral or any condemnation award (or deed in lieu of condemnation) relating to any Collateral;

(v) will not, except for Second Lien Permitted Actions, take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Lien Loan Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(vi) will not, except for Second Lien Permitted Actions, object to the manner in which the First Lien Administrative Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Obligations or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of the First Lien Administrative Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Second Lien Secured Parties, and will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and

(vii) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Obligation or any provision of any First Lien Security Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement or under applicable law;

provided, however, that, in the case of clauses (i) through (vii) above, the Liens granted to secure the Second Lien Obligations of the Second Lien Secured Parties shall attach (to the extent of the Second Lien Obligations) to any Proceeds resulting from any such enforcement actions taken by the First Lien Administrative Agent or any First Lien Secured Party in accordance with this Agreement after application of such Proceeds to the extent necessary to meet the requirements of a Discharge of First Lien Obligations.

Section 3.03 Rights as Unsecured Creditors. The Second Lien Administrative Agent and the other Second Lien Secured Parties may, in accordance with the terms of the Second Lien Loan Documents and applicable law, enforce rights and exercise remedies against the Company and any Guarantor as unsecured creditors (other than initiating or joining any involuntary case or proceeding under the Bankruptcy Code); provided that no such action is otherwise inconsistent with the terms of this Agreement. Except as expressly provided in this Agreement, nothing in this Agreement shall prohibit the acceleration of the Second Lien Obligations. Nothing in this Section or otherwise in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Administrative Agent or the other First Lien Secured Parties may have with respect to the First Lien Collateral.

Section 3.04 Automatic Release of Second Priority Liens.

(a) If, in connection with (i) any Disposition of any Collateral permitted under the terms of the First Lien Loan Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any Disposition of Collateral, (1) the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, (x) releases any of the First Priority Liens, or (y) releases any Guarantor from its obligations under its guarantee of the First Lien Obligations or (2) the First Priority Liens are otherwise released as permitted by the First Lien Loan Documents (in each case, a “Release”), other than any such Release granted following the Discharge of First Lien Obligations, then, subject to Section 3.04(b), the Second Priority Liens on such Collateral, or the obligations of such Guarantor under its guarantee of the Second Lien Obligations, as applicable, shall be automatically, unconditionally and simultaneously released, and the Second Lien Administrative Agent shall, for itself and on behalf of the other Second Lien Secured Parties, promptly execute and deliver to the First Lien Administrative Agent, the relevant Grantor or such Guarantor such termination statements, releases and other documents as the First Lien Administrative Agent or the relevant Grantor or Guarantor may reasonably request to effectively confirm such Release. The parties hereto acknowledge and agree that it is their intention that the Guarantors of the First Lien Obligations and the Guarantors of the Second Lien Obligations shall be identical.

(b) Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent, and any officer or agent of the First Lien Administrative Agent, with full power of substitution, as the attorney-in-fact of each Second Lien Secured Party for the purpose of carrying out the provisions of this Section 3.04 and taking any action and executing any instrument that the First Lien Administrative Agent may deem necessary or advisable to accomplish the purposes of this Section 3.04 (including any endorsements or other instruments of transfer, termination or release), which appointment is irrevocable and coupled with an interest.

Section 3.05 Notice of Exercise of Second Liens. Each Second Lien Secured Party agrees that upon termination of the Standstill Period, if any Second Lien Secured Party or the Second Lien Administrative Agent or other representative of such Second Lien Secured Party intends to commence any Enforcement Action, then such Second Lien Secured Party or the Second Lien Administrative Agent or other representative shall first deliver notice thereof in writing to the First Lien Administrative Agent both (i) not less than ten (10) days prior to taking any such Enforcement Action, and (ii) within three (3) days after such Enforcement Action is taken.

Section 3.06 Insurance and Condemnation Awards. So long as the Discharge of First Lien Obligations has not occurred, the First Lien Administrative Agent and the other First Lien Secured Parties shall have the exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. All proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (a) first, prior to the Discharge of First Lien Obligations and subject to the rights of the Grantors under the First Lien Loan Documents, be paid to the First Lien Administrative Agent for the benefit of First Lien Secured Parties pursuant to the terms of the First Lien Loan Documents, (b) second, after the Discharge of First Lien Obligations and subject to the rights of the Grantors under the Second Lien Loan Documents, be paid to the Second Lien Administrative Agent for the benefit of the Second Lien Secured Parties pursuant to the terms of the Second Lien Loan Documents, and (c) third, after the Discharge of First Lien Obligations, if no Second Lien Obligations are outstanding, be paid to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Administrative Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall hold such proceeds in trust for the benefit of the First Lien Secured Parties and forthwith transfer and pay over such proceeds to the First Lien Administrative Agent in accordance with Section 4.02.

Section 3.07 Event of Default.

(a) Except under circumstances when the terms of Article VI of this Agreement are applicable, if (a) an Event of Default shall have occurred and be continuing, and (b) the Second Lien Administrative Agent or other representative shall have received an Event of Default Notice, then no Borrower or other Obligor may make, and no Second Lien Lender shall accept, receive or collect, any direct or indirect Distribution of any kind or character (in cash, securities, other property, by setoff, or otherwise, other than Reorganization Subordination Securities) of any properties or assets of any Borrower or other Obligor on account of the Second Lien Obligations. In the event that, notwithstanding the foregoing, the Company or any other Obligor shall make any Distribution to any Second Lien Lender prohibited by the foregoing provisions of this Section 3.07, then and in such event such Distribution shall be held in trust for the benefit of and promptly shall be paid over to the holders of the First Lien Obligations or the First Lien Administrative Agent for application against the First Lien Obligations remaining unpaid until the Discharge of First Lien Obligations occurs.

(b) No Event of Default shall be deemed to have been waived for purposes of this Section 3.07 or otherwise under this Agreement unless and until it is cured or waived in accordance with the terms of the First Lien Loan Documents.

(c) Notwithstanding any provision of this Agreement to the contrary:

(i) the failure of the Company to make any Distribution with respect to any Second Lien Obligations or to comply with any other provision of the Second Lien Loan Documents by reason of the operation of this Agreement shall not be construed as preventing a breach of such document or the occurrence of a Second Lien Default or any other default under the applicable Second Lien Loan Documents; and

(ii) this Section 3.07 shall not be deemed to prohibit (A) the accrual of interest on the Second Lien Obligations, including at the default rate, in accordance with the Second Lien Loan Documents, (B) PIK Interest Payments, or (C) the accrual or capitalization of fees or other amounts pursuant to the Second Lien Loan Documents.

(iii) this Section 3.07 shall not be deemed to prohibit the payment of that portion of Second Lien Obligations constituting fees, expenses and indemnities payable to the Second Lien Administrative Agent in its capacity as such, for its own account (and not payment of any portion of the Second Lien Obligations constituting fees, indemnities and other amounts payable to, for the account of, or for distribution to, any other Second Lien Secured Party) pursuant to Second Lien Loan Documents; provided, that any such expenses of the Second Lien Administrative Agent must be reasonable and documented out-of-pocket expenses.

Section 3.08 Actions Upon Breach. (a) In each case, if any Second Lien Secured Party, except as permitted by this Agreement, commences or participates in any action or proceeding against any Grantor with respect to the Collateral or against the Collateral, any First Lien Secured Party may intervene and interpose as a defense or dilatory plea the making of this Agreement, in its name or in the name of such Grantor.

(b) Should any Second Lien Secured Party or First Lien Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or take any other action in violation of this Agreement or fail to take any action required by this Agreement, the First Lien Administrative Agent or the Second Lien Administrative Agent, as applicable, (in its own name or in the name of the relevant Grantor), or any other First Lien Secured Party or any other Second Lien Secured Party, as applicable, with the prior written consent of the applicable Agent, (i) may obtain relief against such First Lien Secured Party or such Second Lien Secured Party, as applicable by injunction, specific performance or other appropriate equitable relief, it being understood and agreed by the parties that (x) the non-breaching party’s damages from the actions of the breaching party may at that time be difficult to ascertain and may be irreparable, and (y) each such breaching party waives any defense that the non-breaching party cannot demonstrate damage or be made whole by the awarding of damages, and (ii) shall be entitled to damages from the breaching parties, as well as reimbursement for all reasonable and documented costs and expenses incurred in connection with any action to enforce the provisions of this Agreement.

Article IV

Payments

Section 4.01 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, any Collateral or proceeds thereof received by the First Lien Administrative Agent in connection with any Disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied by the First Lien Administrative Agent to the First Lien Obligations. Upon the Discharge of First Lien Obligations, the First Lien Administrative Agent shall deliver to the Second Lien Administrative Agent any remaining Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Administrative Agent to the Second Lien Obligations, and the Grantors hereby consent to, and direct the First Lien Administrative Agent and the First Lien Secured Parties to make such deliveries of remaining Collateral and any proceeds thereof.

Section 4.02 Payment Over. So long as the Discharge of First Lien Obligations has not occurred, any Collateral, or any proceeds thereof or payment with respect thereto (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03), including all funds received in respect of post-petition interest or fees and expenses, received by the Second Lien Administrative Agent or any other Second Lien Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) or as a result of any distribution of or in respect of any Collateral or under a plan of reorganization upon or in any Insolvency Proceeding with respect to any Grantor, or the application of any Collateral (or proceeds thereof) to the payment thereof or any distribution of Collateral (or proceeds thereof) upon the liquidation or dissolution of any Grantor, shall be segregated and held in trust for the benefit of the First Lien Secured Parties and forthwith transferred or paid over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent, and any officer or agent of the First Lien Administrative Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the First Lien Administrative Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is irrevocable and coupled with an interest.

Section 4.03 Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding a determination is made that any Lien encumbering any Collateral is not enforceable for any reason, then the Second Lien Administrative Agent and the Second Lien Secured Parties agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof shall (for so long as the Discharge of First Lien Obligations has not occurred) be segregated and held in trust for the benefit of the First Lien Secured Parties and forthwith paid over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Administrative Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Obligations has occurred. Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Administrative Agent, and any officer or agent of the First Lien Administrative Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party for the limited purpose of carrying out the provisions of this Section 4.03 and taking any action and executing any instrument that the First Lien Administrative Agent may deem necessary or advisable to accomplish the purposes of this Section 4.03, which appointment is irrevocable and coupled with an interest.

Article V

Bailment

Section 5.01 Bailment for Perfection of Certain Security Interests.

(a) The First Lien Administrative Agent agrees that if it shall at any time hold a First Priority Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the First Lien Administrative Agent, or of agents or bailees of the First Lien Administrative Agent (such Collateral being referred to herein as the “Pledged or Controlled Collateral”), the First Lien Administrative Agent shall, solely for the purpose of perfecting the Second Priority Liens granted under the Second Lien Loan Documents and subject to the terms and conditions of this Article V, also hold such Pledged or Controlled Collateral as bailee for the Second Lien Administrative Agent. The First Lien Administrative Agent shall not charge the Second Lien Secured Parties a fee for holding such Collateral as bailee pursuant hereto.

(b) So long as the Discharge of First Lien Obligations has not occurred, the First Lien Administrative Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other First Lien Loan Documents as if the Second Priority Liens did not exist. The obligations and responsibilities of the First Lien Administrative Agent to the Second Lien Administrative Agent and the other Second Lien Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as bailee in accordance with this Article V. Without limiting the foregoing, the First Lien Administrative Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The First Lien Administrative Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship in respect of any other First Lien Secured Party, the Second Lien Administrative Agent or any other Second Lien Secured Party. To the extent that holding any Collateral as bailee pursuant to this Article V results in a fiduciary relationship between any First Lien Secured Party and any Second Lien Secured Party under applicable law notwithstanding the parties’ intent stated herein, the First Lien Administrative Agent shall have no obligation to hold such Collateral as bailee.

(c) Upon the Discharge of First Lien Obligations, the First Lien Administrative Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, (i) if any Second Lien Obligations are outstanding at such time, to the Second Lien Administrative Agent, and (ii) if no Second Lien Obligations are outstanding at such time, to the applicable Grantor or to whomever shall be entitled thereto, in each case so as to allow such Person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, subject to the provisions of Section 5.01(d), the First Lien Administrative Agent agrees to take such actions in its power as shall be reasonably requested by the Second Lien Administrative Agent to permit the Second Lien Administrative Agent to obtain, for the benefit of the Second Lien Secured Parties, a first priority security interest in such Pledged or Controlled Collateral, and the Grantors hereby consent, and direct the First Lien Administrative Agent and the First Lien Secured Parties to, deliver such Pledged or Controlled Collateral to the Second Lien Administrative Agent.

(d) The First Lien Administrative Agent shall not be required to take any such action requested by the Second Lien Administrative Agent that the First Lien Administrative Agent in good faith believes exposes it to any liability for expenses or other amounts unless the First Lien Administrative Agent receives an indemnity reasonably satisfactory to it from the Second Lien Administrative Agent and Second Lien Secured Parties with respect to such action.

Section 5.02 Bailment for Perfection of Certain Security Interests – Other Control Collateral (Second Lien Administrative Agent). Each of the Second Lien Administrative Agent, each Second Lien Lender and each First Lien Lender agrees that if it shall at any time hold a Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Second Lien Administrative Agent, such Second Lien Lender or such First Lien Lender or of their respective agents or bailees (such Collateral being referred to herein as the “Other Pledged or Controlled Collateral”), such Second Lien Administrative Agent, Second Lien Lender or First Lien Lender, as applicable, shall, solely for the purpose of perfecting the First Priority Liens granted under the First Lien Loan Documents and the Second Priority Liens granted under the Second Lien Loan Documents, also hold such Other Pledged or Controlled Collateral as bailee for, and hereby acknowledges that it shall hold possession of such Other Pledged or Controlled Collateral for the benefit of, the First Lien Administrative Agent and, in the case of a Second Lien Lender or a First Lien Lender, also hold such Other Pledged or Controlled Collateral as bailee for, and hereby acknowledges that it shall hold possession of such Other Pledged or Controlled Collateral for the benefit of, the Second Lien Administrative Agent. No obligations shall be imposed on the Second Lien Administrative Agent, any First Lien Lender or Second Lien Lender by reason of this Section 5.02, and none of the First Lien Administrative Agent, Second Lien Administrative Agent, First Lien Lender or Second Lien Lender shall have a fiduciary relationship in respect of any other party. No party shall be required to take any action requested by any other party that such party in good faith believes exposes it to any liability for expenses or other amounts unless such party receives an indemnity reasonably satisfactory to it from the party requesting action. No Second Lien Lender, First Lien Lender or Second Lien Administrative Agent shall charge the First Lien Administrative Agent or the Second Lien Administrative Agent a fee for holding such Collateral as bailee pursuant hereto. If requested by the First Lien Administrative Agent, each of the Second Lien Administrative Agent, each Second Lien Lender and each First Lien Lender agrees that it shall as promptly as practical turn over to the First Lien Administrative Agent any Collateral in the possession or control of the Second Lien Administrative Agent, Second Lien Lender and First Lien Lender, respectively, or take such steps as reasonably requested to enable to First Lien Administrative Agent to acquire control of any Collateral over which such Second Lien Administrative Agent, Second Lien Lender or First Lien Lender, respectively, has control.

Article VI

Insolvency Proceedings

Section 6.01 Finance and Sale Matters.

(a) Until the Discharge of First Lien Obligations has occurred, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, in the event of any Insolvency Proceeding, the Second Lien Secured Parties:

(i) will not oppose, seek to enjoin, contest or object (or join with or support any third party in opposing, enjoining, contesting or objecting) to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall oppose, enjoin, contest or object to such use of cash collateral;

(ii) will not oppose, seek to enjoin, contest or object (or join with or support any third party opposing enjoining, contesting or objecting) to any post-petition financing, whether provided by the First Lien Secured Parties or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”), unless and to the same extent that the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall then oppose, enjoin, contest or object to such DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, the Second Lien Administrative Agent will, for itself and on behalf of the other Second Lien Secured Parties, subordinate the Second Priority Liens to the First Priority Liens and the DIP Financing Liens on the terms of this Agreement; provided that the foregoing shall not prevent the Second Lien Secured Parties from objecting to any DIP Financing to the extent that such DIP Financing is expressly conditioned on the inclusion of a substantive provision or content in a plan of reorganization. The Second Lien Secured Parties may not propose or participate in any DIP Financing to any Grantors or to a court of competent jurisdiction, unless (A) (x) such DIP Financing would be junior in priority and subordinated to the First Lien Obligations, the First Priority Liens and any adequate protection granted to the holders of First Lien Obligations on the same basis as the Second Lien Obligations in the same manner set forth in this Agreement (subject to first-out or other payment priority as may be between such DIP Financing and the Second Lien Obligations); and (y) expressly agreed in writing by the First Lien Administrative Agent; or (B) (x) any Final Order approving such DIP Financing requires that the Discharge of First Lien Obligations shall have occurred as a condition to such DIP Financing, and (y) the Discharge of First Lien Obligations occurs on the date of such DIP Financing, which date shall be no later than ten (10) Business Days after the date on which such

DIP Financing is approved by a Final Order. Notwithstanding anything herein to the contrary, without the consent of the First Lien Administrative Agent, no Second Lien Secured Party shall support or enter into any DIP Financing, if the effect of such DIP Financing would be that the Second Lien Obligations would no longer be subordinated to the First Lien Obligations in the manner set forth in this Agreement, or the Second Lien Secured Parties would recover any payments they are not otherwise entitled to under this Agreement, including by way of adequate protection. The Second Lien Administrative Agent, for itself and each Second Lien Secured Party, hereby waives any claim that each may have at any time against the First Lien Administrative Agent or any other First Lien Secured Party arising out of any DIP Financing that is consistent with the terms of this Agreement or any administrative expense priority under section 364 of the Bankruptcy Code;

(iii) except to the extent permitted by paragraph (b) of this Section 6.01 (or as expressly agreed in writing by the First Lien Administrative Agent), in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens;

(iv) shall not be prohibited from seeking adequate protection in the form of additional collateral, provided that the First Lien Secured Parties agree that they are fully secured and provided that the First Lien Secured Parties shall also be granted a Lien on such additional collateral as security for the First Lien Obligations and the provider of any DIP Financing may also be granted a Lien on such collateral as security for any DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any DIP Financing (and all obligations relating thereto) and to any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other First Priority Liens under this Agreement and the Liens securing any DIP Financing; and

(v) will not oppose or object to any Disposition of any Collateral free and clear of the Second Priority Liens or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall consent to such Disposition so long as the interests of the Second Lien Secured Parties in the Collateral (and any post-petition assets subject to adequate protection liens, if any, in favor of the Second Lien Administrative Agent) attach to the proceeds thereof, subject to the terms of this Agreement.

(b) The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall contest, or support any other Person in contesting, (i) any request by the First Lien Administrative Agent or any other First Lien Secured Party for adequate protection or (ii) any objection, based on a claim of a lack of adequate protection, by the First Lien Administrative Agent or any other First Lien Secured Party to any motion, relief, action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral, (A) any First Lien Secured Party is granted adequate protection in the form of a Lien on additional collateral, the Second Lien Administrative Agent may, for itself and on behalf of the other Second Lien Secured Parties, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under this Agreement; provided that the foregoing exception under subclause (A) shall apply only to the extent that the principal amount of any proposed DIP Financing plus the aggregate pre-petition principal amount of the loans under the First Lien Credit Agreement does not, or would not upon giving effect to such proposed DIP Financing, exceed an amount equal to the First Lien Cap plus $10,000,000; or (B) notwithstanding the restrictions herein, any Second Lien Secured Party is granted adequate protection in the form of a Lien on additional collateral, the First Lien Administrative Agent shall, for itself and on behalf of the other First Lien Secured Parties, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Second Priority Lien on the same basis as the other First Priority Liens are senior to the Second Priority Liens under this Agreement as security for the First Lien Obligations.

Section 6.02 Relief from the Automatic Stay. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, so long as the Discharge of First Lien Obligations has not occurred, no Second Lien Secured Party shall, (a) seek or request relief from or modification of the automatic stay or any other stay in any Insolvency Proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien without the prior written consent of the First Lien Administrative Agent unless the First Lien Administrative Agent or any other First Lien Secured Party is also then seeking or requesting the corresponding relief as to such Collateral, proceeds thereof or First Priority Lien, or (b) oppose any request by the First Lien Administrative Agent or any other First Lien Secured Party to seek relief from or modification of the automatic stay or any other stays in any Insolvency Proceeding in respect of any part of the Collateral, any proceeds thereof or any First Priority Lien unless the First Lien Administrative Agent or any other First Lien Secured Party is opposing the Second Lien Administrative Agent or any other Second Lien Secured Party’s corresponding request.

Section 6.03 Reorganization Subordination Securities. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.04 Post-Petition Interest.

(a) The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall oppose, object to or seek to challenge (or join with or support any third party opposing, objecting to or seeking to challenge) any claim by the First Lien Administrative Agent or any other First Lien Secured Party for allowance in any Insolvency Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the aggregate value of the Collateral (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens on the Collateral).

(b) The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no First Lien Secured Party shall oppose, object to, or seek to challenge (or join with or support any third party opposing, objecting to or seeking to challenge) any claim by the Second Lien Administrative Agent or any other Second Lien Secured Party for allowance in any Insolvency Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the aggregate value of the Collateral (it being understood and agreed that such value shall be determined taking into account the existence of the First Priority Liens on the Collateral).

Section 6.05 Certain Waivers by the Second Lien Secured Parties. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party arising out of (a)

the election by any First Lien Secured Party of the application of section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency Proceeding.

Section 6.06 Certain Voting Matters. Each of the First Lien Administrative Agent, on behalf of the First Lien Secured Parties, and the Second Lien Administrative Agent, on behalf of the Second Lien Secured Parties, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency Proceeding. Each of the Second Lien Administrative Agent and the other Second Lien Secured Parties agrees that, in any Insolvency Proceeding, none of the Second Lien Administrative Agent or any other Second Lien Secured Party shall support (or join with or support any party in doing so) any plan of reorganization or disclosure statement of any Grantor unless such disclosure statement and plan are not inconsistent with this Agreement and (x) provide for, in the event of any DIP Financing, the repayment or discharge in full of such obligations and, in any event, the Discharge of First Lien Obligations (including all post-petition interest, fees and expenses as provided in Section 6.04(a) hereof) on the effective date of such plan of reorganization, or (y) is otherwise accepted by the class of holders of the First Lien Obligations voting thereon. Except as provided in this Section 6.06, nothing in this Agreement is intended, or shall be construed, to limit the ability of the Second Lien Administrative Agent or the Second Lien Secured Parties to vote on any plan of reorganization.

Section 6.07 Separate Grants of Security and Separate Classification. Each of the First Lien Administrative Agent, on behalf of the First Lien Secured Parties and the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Loan Documents and the Second Lien Loan Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the First Lien Secured Parties and Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of first lien and second lien senior secured claims), then the Second Lien Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of first lien and second lien senior secured claims against the Company and/or other Grantors in respect of the Collateral with the effect being that (i) to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest before any distribution is made in respect of the claims held by the Second Lien Secured Parties and (ii) the Second Lien Secured Parties hereby acknowledge and agree to hold in trust for the benefit of the First Lien Secured Parties and forthwith turn over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties amounts otherwise received or receivable by any such Second Lien Lender to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

Article VII

Other Agreements

Section 7.01 Matters Relating to Loan Documents.

(a) The First Lien Loan Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Obligations under the First Lien Credit Agreement may be Refinanced, in each case, without the consent of any Second Lien Secured Party; provided, however, that, without the consent of the Second Lien Required Lenders, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall (i) contravene any provision of this Agreement, (ii) result in the sum of (A) the aggregate principal amount of all loans (which includes unreimbursed letter of credit obligations outstanding under the First Lien Loan Documents) at such time, plus (B) the unused portion of the Borrowing Base (or, if a Borrowing Base concept is not then applicable, the commitments) at such time, to exceed the First Lien Cap, (iii) add or increase any fees or increase the interest rate or yield, including by increasing the “Applicable Margin” or similar component of the interest rate or by modifying the method of computing interest under the First Lien Loan Documents (excluding increases resulting from the accrual of interest at the default rate) by more than two hundred (200) basis points (excluding increases resulting from the accrual of interest at the default rate not to exceed an additional 200 basis points), (iv) extend the Maturity Date of the Obligations under the First Lien Credit Agreement beyond the Maturity Date of the Obligations under the First Lien Credit Agreement as in effect on the Closing Date, (v) increase the amount of proceeds of dispositions of Collateral that are not required to prepay the First Lien Obligations and that may be retained by the Company to an amount greater than the corresponding amount permitted under the Second Lien Loan Documents, or (vi) modify a covenant or event of default that directly restricts the Company from making payments under the Second Lien Loan Documents that would otherwise be permitted under the First Lien Loan Documents as in effect on the Closing Date. For the avoidance of doubt, the limitations in clause (iii) above shall not apply to any upfront fees, fronting fees or amendment or consent fees, or to any fees that may be payable only to the Joint Lead Arrangers, First Lien Administrative Agent, or Issuing Bank, each in its capacity as such. The Company shall provide the Second Lien Secured Parties with copies of all amendments to the First Lien Loan Documents prior to execution of such amendments.

(b) Until the Discharge of the First Lien Obligations occurs, without the prior written consent of the First Lien Required Lenders, no Second Lien Loan Document may be amended, restated, supplemented or otherwise modified, or entered into, or Refinanced to the extent such amendment, restatement, supplement or modification, or the terms of such new Second Lien Loan Document, or such Refinancing would (i) contravene the provisions of this Agreement, (ii) subject to the following caveat, add or increase any fees or increase the interest rate or yield, including by increasing the “Applicable Margin” or similar component of the interest rate or by modifying the method of computing interest (excluding increases resulting from the accrual of interest at the default rate) in excess of 200 basis points above the rates provided in the Second Lien Facility Agreement (excluding accrual of interest at a default rate not to exceed an additional 200 basis points); provided that all such interest shall be paid-in-kind, (iii) change to earlier dates any dates upon which payments of principal or interest thereon are due, (iv) modify the redemption, prepayment or defeasance provisions so as to require a new payment or accelerate an existing Second Lien Obligation, (v) modify covenants to make them materially more restrictive to the Company, except for modifications to match changes made to the First Lien Obligations under the First Lien Loan Documents so as to preserve, on substantially similar economic terms, any differential that exists on the date of the Intercreditor Agreement between the covenants in the First Lien Loan Documents and the covenants in the Second Lien Loan Documents, (vi) result in the aggregate principal amount of Loans made under the Second Lien Loan Documents to exceed the Second Lien Cap, (vii) change any default or event of default provisions set forth in the Second Lien Loan Documents in a manner adverse to any of the First Lien Secured Parties, (viii) add to the Collateral securing the Second Lien Facility other than as specifically provided for herein, or (ix) otherwise confer additional rights on the Second Lien Secured Parties in a manner materially adverse to any of the First Lien Secured Parties. The limitations in clause (ii) above shall not apply to any upfront fees, fronting fees or amendment or consent fees, or to any fees that may be payable only to the Second Lien Administrative Agent under the Second Lien Credit Agreement, in its capacity as such. The Company shall provide the First Lien Secured Parties with copies of all amendments to the Second Lien Loan Documents prior to execution of such amendments.

(c) Each of the Company and the Second Lien Administrative Agent agrees that the Second Lien Credit Agreement and each Second Lien Security Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Lien Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and the Second Lien Administrative Agent further agrees that each Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Administrative Agent may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Security Document covering such Collateral pursuant to this Agreement.

(d) Until the Discharge of the First Lien Obligations occurs, in the event that the First Lien Administrative Agent or the other First Lien Secured Parties and the relevant Grantor enter into any amendment, modification, waiver or consent in respect of any of the First Lien Security Documents (other than this Agreement), then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Second Lien Security Document, in each case, without the consent of any Second Lien Secured Party and without any action by the Second Lien Administrative Agent, the Company or any other Grantor; provided, that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is required by Section 3.04 and provided that there is a concurrent release of the corresponding First Priority Liens, (B) amend, modify or otherwise affect the rights or duties of the Second Lien Administrative Agent without its prior written consent, (C) permit Liens on the Collateral which are not permitted under the terms of the Second Lien Loan Documents, (D) reduce the principal of, or interest or other amounts payable on, any amount payable under the Second Lien Credit Agreement or any Second Lien Loan Document, (E) postpone any date fixed for any payment of principal of, or interest or other amounts payable on, any amounts payable under the Second Lien Credit Agreement or any Second Lien Loan Document, and (ii) notice of such amendment, modification waiver or consent shall have been given to the Second Lien Administrative Agent by the Company or the First Lien Administrative Agent no later than the tenth (10th) Business Day following the effective date of such amendment, modification, waiver or consent.

(e) No Second Lien Secured Party shall sell, assign, dispose of, or otherwise transfer all or any portion of the Second Lien Obligations or any Second Lien Loan Document unless (i) such transfer is to an entity (other than a natural person) that (A) is an “accredited investor” (as defined in Regulation D under the Securities Act), (B) extends credit or buys loans or debt securities in the ordinary course of its business (including insurance companies, investment or mutual funds, and finance companies), and (C) is not a sanctioned person or a sanctioned entity not entitled pursuant to applicable law to hold the Second Lien Obligations and (ii) such transfer or the holding of such Second Lien Obligations by the transferee would not result in a violation of applicable law by any First Lien Secured Party, the Company or any Subsidiary; provided, however, that notwithstanding the foregoing, the Second Lien Administrative Agent may resign as Second Lien Administrative Agent, subject to the terms and provisions of the Second Lien Loan Documents.

(f) Any sale, assignment, disposal or other transfer of all or any portion of the Second Lien Obligations or any Second Lien Loan Documents that does not comply with paragraph (e) of this Section 7.01 shall be null and void ab initio and of no force or effect.

(g) The payment and lien subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Second Lien Obligations or any Second Lien Loan Documents, and the terms of this Agreement shall be binding upon the successors and assigns of each Second Lien Secured Party as provided in Section 10.11.

Section 7.02 Effect of Refinancing of Obligations under First Lien Loan Documents. If, substantially contemporaneously with the Discharge of First Lien Obligations, the Company Refinances the First Lien Obligations (including an increase thereof, or any change to the terms thereof, in each case to the extent permitted by Section 7.01 hereof) and provided that (a) such Refinancing is permitted hereby and (b) the Company gives to the Second Lien Administrative Agent written notice (the “Refinancing Notice”) electing the application of the provisions of this Section 7.02 to such Refinancing Debt, then (i) such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (ii) such Refinancing Debt and all other obligations under the loan documents evidencing such Obligations (the “New First Lien Obligations”) shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (iii) the credit agreement and the other loan documents evidencing such Refinancing Debt (the “New First Lien Loan Documents”) shall automatically be treated as the First Lien Credit Agreement and the First Lien Loan Documents and, in the case of New First Lien Loan Documents that are security documents, as the First Lien Security Documents for all purposes of this Agreement, (iv) the administrative agent under the New First Lien Loan Documents (the “New First Lien Administrative Agent”) shall be deemed to be the First Lien Administrative Agent for all purposes of this Agreement and (v) the lenders under the New First Lien Loan Documents shall be deemed to be the First Lien Lenders for all purposes of this Agreement. Upon receipt of a Refinancing Notice, which notice shall include the identity of the New First Lien Administrative Agent, the Second Lien Administrative Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New First Lien Administrative Agent may reasonably request in order to provide to the New First Lien Administrative Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Company shall cause the agreement, document or instrument pursuant to which the New First Lien Administrative Agent is appointed to provide that the New First Lien Administrative Agent agrees to be bound by the terms of this Agreement or the New First Lien Administrative Agent shall otherwise agree to be bound by the terms of this Agreement pursuant to documentation reasonably acceptable to the Second Lien Administrative Agent and the Second Lien Required Lenders. In furtherance of Section 2.03, if the New First Lien Obligations are secured by assets of the Grantors that do not also secure the Second Lien Obligations, the applicable Grantors shall promptly grant a Second Priority Lien on such assets to secure the Second Lien Obligations.

Section 7.03 No Waiver by First Lien Secured Parties. Other than with respect to the Second Lien Permitted Actions, nothing contained herein shall prohibit or in any way limit the First Lien Administrative Agent or any other First Lien Secured Party from opposing, challenging or objecting to, in any Insolvency Proceeding or otherwise, any action taken, or any claim made, by the Second Lien Administrative Agent or any other Second Lien Secured Party, including any request by the Second Lien Administrative Agent or any other Second Lien Secured Party for adequate protection or any exercise by the Second Lien Administrative Agent or any other Second Lien Secured Party of any of its rights and remedies under the Second Lien Loan Documents or otherwise. For the avoidance of doubt, a First Lien Administrative Agent or any other First Lien Secured Party can challenge whether an action taken, or claim made, is a Second Lien Permitted Action.

Section 7.04 Reinstatement. If, in any Insolvency Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations previously made shall be rescinded for any reason whatsoever, then the First Lien Obligations shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties provided for herein. If, in any Insolvency Proceeding or otherwise, all or part of any payment with respect to the Second Lien Obligations previously made shall be rescinded for any reason whatsoever, then the Second Lien Obligations shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties provided for herein.

Section 7.05 Further Assurances. Each of the First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, and the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties and the Company, for itself and on behalf of the Subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Lien Administrative Agent or the Second Lien Administrative Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities and rights and remedies with respect to Collateral provided for herein.

Section 7.06 Notice of Acceleration. Subject to the terms of this Agreement, each of the First Lien Administrative Agent and the Second Lien Administrative Agent shall endeavor to provide advance notice to each other of an acceleration of any Obligations in respect of the First Lien Obligations or the Second Lien Obligations, as the case may be (other than with respect to any automatic accelerations thereunder); provided, however, neither party’s failure to give such notice under this Section 7.06 shall (i) create any claim or cause of action on the part of the other party against the party failing to give such notice for any reason whatsoever or (ii) impair the effectiveness of any such acceleration. Nothing contained in this Section 7.06 shall limit, restrict, alleviate, or amend any notice requirement otherwise provided in this Agreement or otherwise required under applicable law.

Article VIII

Representations and Warranties

Section 8.01 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority and (ii) will not violate any provision of law, statute, rule or regulation, in each case, in a manner that is materially adverse to such party, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any Governmental Authority or any provision of any indenture, agreement or other instrument binding upon such party.

Section 8.02 Representations and Warranties of Each Administrative Agent. Each Administrative Agent represents and warrants to the other Administrative Agent that it has been authorized by the Lenders under and as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, to enter into this Agreement for and on behalf of such Lenders.

Article IX

No Reliance; No Liability; Obligations Absolute

Section 9.01 No Reliance; Information. Each Administrative Agent, for itself and on behalf of the applicable other Secured Parties, acknowledges that (a) it and such Secured Parties have, independently and without reliance upon, in the case of the First Lien Secured Parties, any Second Lien Secured Party and, in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analyses and decisions to enter into the Loan Documents to which they are party and (b) it and such Secured Parties will, independently and without reliance upon, in the case of the First Lien Secured Parties, any Second Lien Secured Party and, in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decisions in taking or not taking any action under this Agreement or any other Loan Document to which they are party. The First Lien Secured Parties and the Second Lien Secured Parties shall have no duty to disclose to any Second Lien Secured Party or to any First Lien Secured Party, respectively, any information relating to the Company or any of its Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the First Lien Obligations or the Second Lien Obligations, as the case may be, that is known or becomes known to any of them or any of their Affiliates. In the event any First Lien Secured Party or any Second Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to, respectively, any Second Lien Secured Party or any First Lien Secured Party, it shall be under no obligation (i) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

Section 9.02 No Warranties or Liability.

(a) The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the Second Lien Administrative Agent nor any other Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, neither the First Lien Administrative Agent nor any other First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b) The Second Lien Administrative Agent and the other Second Lien Secured Parties shall have no express or implied duty to the First Lien Administrative Agent or any other First Lien Secured Party, and the First Lien Administrative Agent and the other First Lien Secured Parties shall have no express or implied duty to the Second Lien Administrative Agent or any other Second Lien Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First Lien Loan Document and any Second Lien Loan Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(c) The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no First Lien Secured Party shall have any liability to the Second Lien Administrative Agent or any other Second Lien Secured Party, and hereby waives any claim against any First Lien Secured Party, arising out of any and all actions which the First Lien Administrative Agent or the other First Lien Secured Parties may take or permit or omit to take with respect to (i) the First Lien Loan Documents (other than this Agreement), (ii) the collection of the First Lien Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon, or the Disposition of any Collateral.

Section 9.03 Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the First Lien Administrative Agent and the other First Lien Secured Parties and the Second Lien Administrative Agent and the other Second Lien Secured Parties shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Loan Document;

(b) subject to the limitations set forth in Section 7.01, any change in the time, place or manner of payment of, or in any other term of (including the Refinancing of), all or any portion of the First Lien Obligations or the Second Lien Obligations, it being specifically acknowledged that a portion of the First Lien Obligations consists or may consist of Obligations that are revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

(c) subject to the limitations set forth in Section 7.01, any change in the time, place or manner of payment of, or, in any other term of, all or any portion of the First Lien Obligations or the Second Lien Obligations;

(d) any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Loan Document;

(e) the securing of any First Lien Obligations or Second Lien Obligations with any additional collateral or guaranty agreements, or any exchange, release, setting aside, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any guarantee securing any First Lien Obligations or Second Lien Obligations; or

(f) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Company or any of its Subsidiaries in respect of the First Lien Obligations, or the Second Lien Obligations or this Agreement, or any of the Second Lien Secured Parties in respect of this Agreement.

Article X

Miscellaneous

Section 10.01 Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, or delivered by electronic mail to the electronic mail address, as follows:

(i) if to the Company, or any other Grantor, to it at its address for notices set forth in the Credit Agreements; and

(ii) if to the First Lien Administrative Agent, to Amegy Bank, 4400 Post Oak Parkway, 4th Floor, Houston, TX 77027, Attn: Brad Ellis, Telephone: 713-232-1212, Facsimile: 713-693-7467, Email: brad.ellis@amegybank.com; and

(iii) if to the Second Lien Administrative Agent, to Cortland Capital Market Services LLC, 225 W. Washington Street, Suite 2100, Chicago, Illinois 60661, Attn: Ryan Morick and Legal Department, Telephone: 312-564-5100, Facsimile: 312-376-0751, Email: ryan.morick@cortlandglobal.com; legal@cortlandglobal.com.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if the sender receives an acknowledgement of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agents, provided that the foregoing shall not apply to notices to any party if such party has notified the other parties hereto that it is incapable of receiving notices by electronic communication.

Unless the applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each Grantor and each Administrative Agent may change its contact information for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall control.

Section 10.03 Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any and all rights the Second Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The First Lien Administrative Agent, for itself and on behalf of the other First Lien Secured Parties, hereby waives any and all rights the First Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

Section 10.04 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.05 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the First Lien Administrative Agent, at the direction of the First Lien Required Lenders, and the Second Lien Administrative Agent, at the direction of the Second Lien Required Lenders provided that no such agreement shall amend, modify or otherwise adversely affect (i) the rights or obligations of the Company or any other Grantor without such Person’s prior written consent; or (ii) Sections 3.04(b), 3.06 (to the extent it is subject to the rights of Grantors under the First Lien Loan Documents), 5.01(c)(ii), 7.01, 7.02, 7.05, 8.01, 10.01, 10.03, 10.04, 10.05, 10.08, 10.09, 10.12, 10.13, and 10.14 of this Agreement and related definitions, in each case, in a manner adverse to the Company, without the prior written consent of the Company, as applicable, provided that no such consent shall be necessary if an “Event of Default” has occurred and is continuing under either the First Lien Credit Agreement or the Second Lien Credit Agreement

Section 10.06 Subrogation. So long as the Discharge of First Lien Obligations has not occurred, the Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any rights of subrogation it or they may acquire as a result of any Distribution in connection with the Collateral or any proceeds thereof; provided, however, that, as between the Company and the other Grantors, on the one hand, and the Second Lien Secured Parties, on the other hand, any such Distribution that is paid over to the First Lien Administrative Agent pursuant to this Agreement shall be deemed not to reduce any of the Second Lien Obligations unless and until the Discharge of First Lien Obligations shall have occurred and the First Lien Administrative Agent delivers any such payment to the Second Lien Administrative Agent.

Section 10.07 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

Section 10.08 Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 10.09 Venue. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 10.08. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Parties in Interest. The provisions of this Agreement shall be binding upon each of the Company, the First Lien Administrative Agent, the Second Lien Administrative Agent, and their respective successors and assigns, as well as the other First Lien Secured Parties and Second Lien Secured Parties, all of whom are bound by this Agreement. The provisions of this Agreement shall inure to the benefit of the First Lien Administrative Agent, the Second Lien Administrative Agent, the First Lien Secured Parties, the Second Lien Secured Parties and each of their respective successors and assigns.

The provisions of this Agreement referenced in Section 10.05(b)(ii) shall inure to the benefit of the Company. The First Lien Secured Parties, the Second Lien 34 Secured Parties, and their respective successors and assigns are intended to be third party beneficiaries of this Agreement. Except for the parties to this Agreement to the extent aforesaid, the First Lien Secured Parties, the Second Lien Secured Parties, and their respective successors and assigns, no other Person shall have or be entitled to assert rights or benefits hereunder.

Section 10.12 Specific Performance. Each Administrative Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Parties.

Section 10.13 Headings. Article and Section headings used herein and the Table of Contents hereto are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.15 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties, on the one hand, and the Second Lien Secured Parties, on the other hand. Except as expressly provided in this Agreement, none of the Company, any other Grantor, any Guarantor or any other creditor thereof shall have any rights or obligations hereunder, and none of the Company, any other Grantor or any Guarantor may rely on the terms hereof except to the extent of any obligations for the benefit of the Company or other Grantor expressly provided for herein and the provisions referenced in Section 10.05(b) hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor or any Guarantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Section 10.16 Sharing of Information. The Company agrees that any information provided to the First Lien Administrative Agent, the Second Lien Administrative Agent, any First Lien Secured Party or any Second Lien Secured Party may be shared by such Person with any First Lien Secured Party, any Second Lien Secured Party, the First Lien Administrative Agent or the Second Lien Administrative Agent notwithstanding any request or demand by the Company that such information be kept confidential; provided, that such information shall otherwise be subject to the respective confidentiality provisions in the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable.

[Remainder of this page intentionally left blank – Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

QUINTANA ENERGY SERVICES LP

By:
Name:
Title:

Signature Page to Intercreditor Agreement

(Quintana Energy Services LP)

FIRST LIEN ADMINISTRATIVE AGENT

ZB, NATIONAL ASSOCIATION (DBA AMEGY BANK), as First Lien Administrative Agent

By:
Name:
Title:

Signature Page to Intercreditor Agreement

(Quintana Energy Services LP)

SECOND LIEN ADMINISTRATIVE AGENT

CORTLAND CAPITAL MARKET SERVICES LLC, as Second Lien Administrative Agent

By:
Name:
Title:

Signature Page to Intercreditor Agreement

(Quintana Energy Services LP)

ANNEX I

Provision for the Second Lien Credit Agreement

“Reference is made to the Intercreditor Agreement dated as of December 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Borrower, ZB, National Association (DBA Amegy Bank), as First Lien Administrative Agent (as defined therein), and Cortland Capital Market Services LLC, as Second Lien Administrative Agent (as defined therein). Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to permit the incurrence of Obligations under the Second Lien Credit Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.”

Provision for the Second Lien Security Documents

“Reference is made to the Intercreditor Agreement dated as of December 19, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Quintana Energy Services, LP, a Delaware limited partnership, ZB, National Association (DBA Amegy Bank), as First Lien Administrative Agent (as defined therein), and Cortland Capital Market Services LLC, as Second Lien Administrative Agent (as defined therein). Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.”

Annex I to Intercreditor Agreement

(Quintana Energy Services LP)